EIB Governing Bodies

The composition of the Bank’s governing bodies, the curriculum vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB’s website: www.eib.org.

Board of Governors

Chairman	Thierry BRETON (France)

Belgium	Didier REYNDERS	Ministre des Finances
Czech Republic	Bohuslav SOBOTKA	Ministr financí
Denmark	Bendt BENDTSEN	Økonomi- og erhvervsminister
Germany	Hans EICHEL	Bundesminister der Finanzen
Estonia	Aivar SÕERD	Minister of Finance
Greece	Georgios ALOGOSKOUFIS	Minister of Economy and Finance
Spain	Pedro SOLBES MIRA	Vicepresidente Segundo del Gobierno y Ministro de Economía y Hacienda
France	Thierry BRETON	Ministre de l’Économie, des Finances et de l’Industrie
Ireland	Brian COWEN T.D.	Minister for Finance
Italy	Domenico SINISCALCO	Ministro dell’Economia e delle Finanze
Cyprus	Makis KERAVNOS	Minister of Finance
Latvia	Oskars SPURDZINŠ	Finanšu ministrs
Lithuania	Zigmantas BALCYTIS	Minister of Finance
Luxembourg	Jean-Claude JUNCKER	Premier Ministre Ministre des Finances
Hungary	Janos VERES	Pénzügyminiszter
Malta	Lawrence GONZI	Prime Minister and Minister of Finance
Netherlands	Gerrit ZALM	Minister van Financiën
Austria	Karl-Heinz GRASSER	Bundesminister für Finanzen
Poland	Mirosław GRONICKI	Minister of Finance
Portugal	Luis CAMPOS E CUNHA	Ministro das Finanças
Slovenia	Andrej BAJUK	Minister za finance
Slovakia	Ivan MIKLOŠ	Minister financií
Finland	Ulla-Maj WIDEROOS	Ministeri, Valtiovarainministeriö
Sweden	Pär NUDER	Finansminister
United Kingdom	Gordon BROWN	Chancellor of the Exchequer

Audit Committee

Chairman	Marc COLAS	Premier Conseiller de Gouvernement, Luxembourg

Members	Raimundo POVEDA ANADÓN	Former Director General, Banking Policy Directorate, Bank of Spain, Madrid
	Maurizio DALLOCCHIO	Dean, SDA Bocconi School of Management, Holder of Lehman Brothers Chair of Corporate Finance, Bocconi University, Milan
Observers	Solvita ZVIDRINA	Deputy State Secretary, Ministry of Finance, Riga

	Dr Ortwin KLAPPER	Senior Advisor to the Board or Management of Bank Austria Creditanstalt Leasing and Managing Director of Mizuho Corp. Bank-BA, Investment Consulting and Chairman of Multilease Organization, Brussels/Bratislava
	Dr Nikolaos PHILIPPAS	Assistant Professor and member of the University Senate, University of Piraeus, Greece, Member of the Board of Directors of Piraeus Port Authority.

Management Committee

President	Philippe MAYSTADT	The EIB’s President also chairs the Bank’s Board of Directors

Vice-Presidents	Wolfgang ROTH
Peter SEDGWICK
Isabel MARTÍN CASTELLÁ
Gerlando GENUARDI
Philippe de FONTAINE VIVE CURTAZ
Sauli NIINISTÖ
Ivan PILIP
Torsten GERSFELT

Situation at 8 June 2005

Board of Directors

Directors
Jean-Pierre ARNOLDI	Administrateur général de la Trésorerie, Service Public Fédéral Finances, Brussels
Lorenzo BINI SMAGHI	Dirigente Generale, Capo della Direzione III, Dipartimento del Tesoro, Ministero dell’ Economia e delle Finanze, Rome
M. - Alexandra da COSTA GOMES	Member of the Board of Directors of the EIB, Lisbon
János ERÕS	Chief Executive Officer, Magyar Fejlesztési Bank Rt., Budapest
Vince GRECH	Director General (Financial Administration), Ministry of Finance and Economic Affairs, Valetta
Kurt Arne HALL	Finansråd, Internationella avdelningen, Finansdepartementet, Stockholm
Zdenĕk HRUBÝ	Deputy Minister of Finance, Ministry of Finance of the Czech Republic, Prague
Aare JÄRVAN	Secretary General, Department of EU and International Affairs, Ministry of Finance, Tallinn
Jan Willem van der KAAIJ	Plaatsvervangend Directeur van de Directie Buitenlandse Financiële Betrekkingen, Ministerie van Financiën, The Hague
Kyriacos KAKOURIS	Senior Economic Officer, Ministry of Finance, Nicosia
Katarina KASZASOVÁ	Director General of State Reporting Section, Ministry of Finance, Bratislava
John KINGMAN	Enterprise and Growth Unit Director, H.M. Treasury, London
Irena KRUMANE	Treasurer, The Treasury of the Republic of Latvia, Riga
Vilma MACERAUSKIENE	Undersecretary of the Ministry, Ministry of Finance, Vilnius
Tytti NORAS	Lainsäädäntöneuvos, valtiovarainministeriö, Helsinki
Klaus OEHLER	Stellvertretender Abteilungsleiter für Internationale Finanzinstitutionen, Bundesministerium für Finanzen, Vienna
Noel Thomas O’GORMAN	Second Secretary-General, Banking, Finance and International Division, Department of Finance, Dublin
Ioannis PAPADAKIS	Senior Management Advisor, Emporiki Bank, Athens
María PÉREZ RIBES	Subdirectora General de Instituciones Financieras Europeas, Dirección General de Financiación Internacional, Ministerio de Economía, Madrid
Bremer RASMUSSEN	Chief Executive Officer, House of Danish Insurance, Copenhagen
Klaus REGLING	Directeur général des Affaires économiques et financières, Commission européenne, Brussels
Gaston REINESCH	Directeur général, Ministère des Finances, Luxembourg
Odile RENAUD-BASSO	Chef du service des Affaires Européennes et Internationales, Direction du Trésor, Ministère de l’Économie, des Finances et de l’Industrie, Paris
Sigrid SELZ	Ministerialdirektorin, Bundesministerium der Finanzen, Berlin
Sibil SVILAN	State Secretary, Ministry of Finance, Ljubljana
Jacek TOMOROWICZ	Director, Foreign Policy Department, Ministry of Finance, Warsaw

Experts
Ingrid MATTHÄUS-MAIER	Mitglied des Vorstandes, Kreditanstalt für Wiederaufbau, Frankfurt/Main
Pierre RICHARD	Administrateur délégué, DEXIA, Paris
Rainer MASERA	Presidente, Rete Ferroviaria Italiana, Rome

Alternates
Stefania BAZZONI	Dirigente, Direzione Rapporti Finanziari Internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome
Giampaolo BOLOGNA	Dirigente, Direzione del Contenzioso Comunitario, Dipartimento del Tesoro, Ministero dell’ Economia e delle Finanze, Rome
Karl-Ernst BRAUNER	Ministerialdirektor, Bundesministerium für Wirtschaft und Arbeit, Berlin
Stewart JAMES	Head of European Union Coordination and Strategy, H.M. Treasury, London
Rudolf de KORTE	Member of the Board of Directors of the EIB, Wassenaar
Graham MEADOWS	Directeur Général, Direction générale de la Politique régionale, Commission européenne, Brussels
Ralph MÜLLER	Leiter des Referats Haushalt der Europäischen Union, Bundesministerium der Finanzen, Berlin
Wolfgang NITSCHE	Deputy Head of the Division for Coordination of European Integration Matters and Trade Policy, Federal Ministry of Finance, Vienna
Mário Manuel PINTO LOBO	Director-Geral de Assuntos Europeus e Relaçoes Internacionais, DGAERI, Ministério das Finanças, Lisbon
Juraj RENČKO	Advisor to the Deputy Prime Minister and Minister of Finance, Ministry of Finance, Bratislava
Frixos SOROKOS	Director, Finance and Investments Division, Ministry of Finance, Nicosia
Rachel TURNER	Head of International Division Advisory Department and Senior Economist, Department for International Development, London
Madis ÜÜRIKE	Advisor to the Ministry of Finance, Ministry of Finance, Tallinn
Jean-Michel SEVERINO	Directeur général, Groupe Agence Française de Développement, Paris
Claire WAYSAND	Sous-directrice “Europe et Affaires Monétaires Internationales”, Direction du Trésor, Ministère de l’Économie, des Finances et de l’Industrie, Paris

Alternate experts
Óscar FANJUL	Vicepresidente, Omega Capital S.L., Madrid
Antoni SALA	Vice-President, Bank Gospodarstwa Krajowego, Warsaw
Timothy STONE	International Chairman, PPP Advisory Services, KPMG Corporate Finance, London
Situation at 8 June 2005

EIB Lending Activity

In 2004, the EIB’s total lending amounted to EUR 43.2 billion1 (2003: EUR 42.3 billion). Its financing in the Member Countries of the European Union reached EUR 39.7 billion, including EUR 3.8 billion in the new Member States, while EUR 3.5 billion went towards underpinning EU development aid and cooperation policies in the Partner Countries.

During 2004, the EIB pressed ahead with the operational priorities set in its Corporate Operational Plan for the period 2004-2006.

•	Fostering economic and social cohesion and regional development is the Bank’s prime task. The Union’s eastward enlargement has given further weight to this priority, since all the new Member States qualify as designated assisted areas. In 2004, 72% of loans extended within the enlarged Union were directed towards reducing imbalances between the regions. Individual loans in these regions came to EUR 21.5 billion and global loans to an estimated figure of around EUR 7 billion, thereby bringing the EIB’s contribution to fostering regional development to nearly EUR 28.5 billion in 2004 (2003: EUR 27.4 billion).

•	With its Innovation 2010 Initiative (i2i), the Bank extended its commitment to promoting the development of a knowledge-based, innovation-driven economy to the end of 2010. In 2004, loans totalling EUR 7.1 billion (2003: EUR 6.2 billion) were signed in the three areas targeted by the initiative: EUR 4.1 billion for innovation and research & development; EUR 1.7 billion for education and training; and EUR 1.3 billion for the creation and dissemination of Information and Communications Technologies. Since the initiative’s launch in May 2000, the Bank has already signed loans worth EUR 24.1 billion, or nearly half its target figure of EUR 50 billion for the decade. Research & development and innovative projects absorbed 40% of the total investment. The European Investment Fund also supports i2i, by acquiring holdings in venture capital funds. In 2004, it channelled EUR 358 million into 15 funds.

•	Efficient communications, energy transfer and information networks constitute an essential element for economic integration. Financing for Trans-European Networks (TENs) and corridors in the Union totalled EUR 8 billion (2003: EUR 6.9 billion). Loans in the Balkans region were signed totalling EUR 209 million. As part of the European Action for Growth, the EIB will reaffirm its financial support for TENs by dedicating some EUR 50 billion for this purpose over the period 2004-2010.

•	In 2004, individual loans for investment projects relating to the environment and the quality of life ran to EUR 10.9 billion, EUR 10.4 billion of this in the European Union. Environmental projects accounted for 36% of the Bank’s total individual loans. Within the Union, this financing centred on the urban environment (EUR 6.1 billion), water treatment and air quality improvement (EUR 2 billion), energy saving and sustainable transport (EUR 1.7 billion) and the natural environment (EUR 424 million). In the Partner Countries, such loans (EUR 558 million) focused mainly on investment in water treatment and enhancement of the urban environment.

[1]	Unless otherwise indicated, all amounts are expressed in EUR.

•	EIB backing for EU development aid and cooperation policies towards the Partner Countries amounted to EUR 3.5 billion in 2004.

In the Mediterranean Partner Countries, loans signed under the Facility for Euro-Mediterranean Investment and Partnership (FEMIP) rose to EUR 2.2 billion (from EUR 2.1 billion in 2003). Created following the Barcelona European Council (2002), FEMIP fosters development of the private sector.

EUR 440 million was provided in the African, Caribbean and Pacific (ACP) countries, EUR 100 million in South Africa and EUR 233 million in Asia and Latin America.

In South-East Europe, the Bank maintained its support for reconstruction and development, contributing EUR 580 million.

In its multi-annual Corporate Operational Plan (COP), the Bank continues to cater for financing for SMEs and the human capital sector.

•	Support for SME investment takes various forms: global loans or grouped loans (credit lines granted to financial intermediaries), equity stakes or guarantees. In 2004, around half the total global loans signed in the Union served to assist SMEs, namely EUR 5.4 billion (2003: EUR 4.9 billion). The EIF ploughed EUR 358 million into venture capital funds that invest in fledgling SMEs and provided EUR 1.4 billion in guarantees covering 40 SME portfolios.

•	Financing for human capital in the European Union rose to EUR 4.4 billion.

Overall activity in 2004 was once again dominated by lending for transport and telecommunications infrastructure (30%) and support for SMEs and small-scale local infrastructure (27%). One quarter of aggregate loans went towards environmental schemes, while the share taken by health and education remained stable (7%).

EIB Borrowing Activity

A leading international debt issuer

2004 highlights

The Bank strengthened recognition for its position as a sovereign class bond issuer and further developed its role in the international bond markets. The effectiveness of the funding strategy facilitated growth, with issuance increasing by 18% to EUR 50bn over 2003. It also helped enable the Bank to play a pathfinder role, notably in developing new areas of long-dated issuance, inaugurating AAA-rated issuance in new currencies and giving fresh impetus to issuance in selected market segments. Continuing support from an enlarged base of sovereign EU shareholders, a key underpinning for the Bank’s top rank AAA credit standing, remained the cornerstone of the positioning as the Consolidated European Sovereign Issuer.

Consistent and innovative borrowing strategy

In its funding strategy, the EIB continued to demonstrate consistency and innovation. In benchmark programmes this involved sustained close attention to quality of execution and secondary market performance, which supported continued issuance of large liquid benchmarks in the Bank’s three core currencies. In addition, the Bank remained responsive to opportunities for targeted plain vanilla and structured issuance across a wide array of currencies. The strategy permitted innovation in terms of maturity, product, currency and market segment.

Overview of results

The Bank raised EUR 50bn via 282 transactions in 15 currencies. Issuance in EUR and USD accounted for the largest share (respectively EUR 17.4bn or 35% of total funding, and USD 22bn / EUR 17.9bn equivalent or 36%). In GBP the volume reached GBP 6.5bn / EUR 9.6bn (19% of total funding). The Bank’s three core currencies (EUR, GBP, USD) therefore accounted for 90% of funding. Strong currency diversification continued, with issuance in 12 additional currencies (10% of funding), involving those of new EU Member States (HUF, MTL, PLN, SIT), one Accession Country (BGN), a further European market (SEK), Japan (JPY), Asia/Pacific (AUD, HKD, NZD), Canada (CAD) and Africa (ZAR). The average maturity of total issuance was 7.8 years (vs. 8.6 years in 2003).

In EUR, overall issuance volume was stable (EUR 17.4bn), but decreased proportionally in relation to GBP and USD. There was strong growth in targeted issuance to EUR 4.7bn (vs. EUR 0.8bn in 2003). The sizeable growth in overall funding volume was mainly due to growth in issuance in USD and in GBP (respectively +62% in USD terms to USD 22bn, and +33% in GBP terms to GBP 6.5bn). In USD the largest source of growth was benchmark issuance, reaching USD 14.5bn, around double last year’s volume. In USD growth of structured issuance was also substantial, roughly doubling to USD 5.1bn. Overall structured issuance increased to EUR 9.9bn equivalent via 147 transactions (2003: EUR 9.3bn equivalent).

In a ranking of the top 250 international borrowers conducted by IFR (for the year to 30.4.2004), the EIB was in the top 10 by volume and number 1 by frequency2.

Strong progress in core currencies

Benchmark issuance in the Bank’s three core currencies in 2004 reinforced liquidity and offered a wider range of maturities. The EIB remains the only supranational issuer to offer comprehensive yield curves in EUR, USD and GBP.

In 2004 EUR issuance amounted to EUR 17.4bn via 54 transactions, a similar level to 2003. The Bank’s euro benchmark or ‘EARN’ (Euro Area Reference Note) programme continued to offer the most comprehensive yield curve among quasi-sovereign issuers (2005–2020). At end-2004 the EARN benchmark curve comprised 13 benchmarks with an aggregate amount of EUR 63bn outstanding. The entire yield curve is traded on the leading electronic platform MTS, with 11 benchmarks also trading on the highly liquid EuroMTS segment alongside the largest sovereign issuers, where the threshold for participation is a size of EUR 5bn.

EARNs offer a complement to government issues as well as diversified exposure, thanks to the Bank’s ownership by all EU sovereigns. The Bank’s sovereign class is visible in terms of liquidity, trading levels relative to sovereigns and the Bank’s ability to issue in segments, which are typically the preserve of sovereigns. The liquidity is evident in tight bid-offer spreads and secondary turnover, with EIB bonds being among the most heavily traded quasi-sovereign issues on MTS 3.

[2]	Survey focusing on public international issuance, as detailed in the International Financing Review “250” of June 2004.
[3]	As per MTS documentation for the period 2004.

In 2004 there were two EUR benchmark issues in global format, a 3-year EUR 5bn issue and a groundbreaking 15-year EUR 4bn issue. The latter further extended the Bank’s EUR yield curve, thus reaffirming the Bank’s complementary status alongside sovereigns, particularly given that benchmark issues of such size with a 15-year maturity have otherwise been the preserve of sovereigns.

Complementing benchmark issuance, targeted plain vanilla and structured (‘non-benchmark’) issuance in EUR increased in 2004, amounting to EUR 8.4bn (via 52 transactions, vs. EUR 4.3bn in 2003). Highlights included the EUR 3bn Floating Rate Note issue, one of the largest issues of its kind, and the new impetus given to the TEC10-linked market with a EUR 1bn 15-year issue. The TEC10 segment is one originally developed by the French Treasury. There was innovative structured issuance including substantial issuance in sticky floater and Target Redemption Note (TARN) formats, for amounts of EUR 1.2bn and EUR 0.6bn respectively.

In GBP, issuance amounted to GBP 6.5bn (EUR 9.6bn equivalent via 46 transactions), representing growth of 33% vs. 2003 (in GBP terms). The Bank remains the leading gilt complement and largest non-gilt issuer, with a market share at end-2004 of around 12% and around one third of quasi-sovereign issuance4. At end-2004 the Bank had around GBP 35.2bn outstanding. There are strong market-making arrangements, with two dedicated GBP Dealer Groups, one oriented towards wholesale markets and the other towards retail markets. Eligibility as collateral at the Bank of England also continues to play a significant role.

In the GBP market, the EIB continues to implement the strategy of strengthening its sterling curve with new maturities and by supplementing liquidity in existing issues. In 2004 a wide range of maturities were tapped – 16 different dates from 2005 to 2054. This comprehensive and proactive tap policy illustrates the EIB’s commitment to providing liquidity across its sterling curve.

There was a strong level of activity in long-dated issuance in GBP, with issues in eight different maturities of 10-years or more. This reinforced market penetration among long-dated investors including pension funds and insurers. Among the highlights was a new GBP 200m 2054 issue, which at that time was the longest plain vanilla issue outstanding in the market - including gilts. The issue was also the first plain vanilla 50-year issue since 2002, as well as the longest issue launched by the EIB. The Bank also increased its presence in the GBP inflation-linked market, via 3 issues for a total of GBP 350m (vs. GBP 185m in 2003), the majority for back-to-back lending to PPP projects in the UK.

2004 was a record year for the EIB’s USD issuance, with overall volume reaching over USD 22bn (EUR 17.9bn equivalent via 43 transactions), compared with USD 14bn in 2003 (+62% in USD terms). However, the weakening of the US currency meant that growth was significantly lower in EUR equivalent terms (+44%). In 2004, the EIB roughly doubled both its benchmark and structured USD issuance. The 2004 volume represented 36% of total funding in EUR equivalent terms (29% in 2003).

The Bank is the largest supranational issuer of USD benchmarks, raising USD 14.5bn in 2004 via six global issues, with five plain vanilla issues in maturities of 2, 3, 5 and 10 years as well as a callable bond. Highlights of 2004’s benchmark issuance included the USD 1.5bn 10-year issue, which was well received by investors and increased in size to meet the strength of demand.

Total outstandings of EIB USD global bonds amounted to around USD 34.5bn at end-2004. The EIB is the only issuer in its class to offer such a comprehensive yield curve, covering key maturities from two to ten years. All EIB USD benchmark issues are traded on leading electronic platforms.

The Bank increased tailor-made plain vanilla and structured issuance in USD to a combined USD 8.5bn (vs. USD 6.6bn in 2003), with large private placements as a key feature. Here structured issuance was the source of growth, roughly doubling to USD 5.1bn (2003: USD 2.6bn), with issuance in callable format accounting for the largest volume of structured issuance. The accessibility for US institutional investors of tailor-made plain vanilla and structured issuance has benefited from amendments to the Bank’s EMTN programme made in 2004. This programme now allows for issuance under Rule 144A, whereby securities may in certain cases be offered and sold in the United States to “qualified institutional buyers”.

[4]	Source: Dealogic Bondware for the year 2004, including only comparable non-gilt fixed-rate securities.

Development and diversification

EIB’s funding strategy not only helped facilitate substantial growth of its issuance in 2004, but also development of new areas of long-dated issuance, diversification into new currencies and products as well as re-opening issuance in certain segments. This entailed a broadly based improvement in geographic market penetration in the US, selected European markets and Asia, as well as enhanced reach among market segments including long-dated investors, such as pension funds and insurers.

Flourishing long-dated issuance

Long-dated issuance played a developmental role by addressing segments with limited sovereign presence or a shortage of high-quality alternatives for investors. About 25% of total funding was in maturities of ten years or longer, and was raised across 10 currencies. The highlights included the 15-year EUR benchmark issue, a 10-year USD benchmark issue, a GBP 50-year, a CAD 40-year, a JPY 10-year inflation-linked issue and a Slovenian tolar 10-year issue.

Product diversification

Among the highlights of diversification in 2004 in terms of product were a global floating rate note for EUR 3bn, among the largest issue of its type in EUR; the new impetus provided for the TEC10 market by the EUR 1bn 15-year transaction; and, the first JPY inflation-linked issue other than those from the Japanese government.

Leading role in new EU Member States

Another important area of development was once more in currencies of new EU Member States and Accession Countries, where the EIB added to the range of currencies already offered. Since 1996, when the EIB launched its first issue in such markets, the Bank has become the largest non-government bond issuer in these markets. Here the Bank has also built a reputation for innovation, both in terms of product and maturity, as well as for building up issues to liquid size across a range of maturities, where market conditions permit. Furthermore, the EIB is unique amongst multilateral banks in maintaining liquidity pools in the Bank’s treasury in currencies of four new Member States (CZK, HUF, PLN and SKK). This not only facilitates on-lending in local currency but also enhances the EIB’s ability to respond to investor demand.

Issuance in 2004 amounted to EUR 1.2bn equivalent, again making the Bank the largest issuer in these markets other than local sovereigns, with a market share5 of around a quarter (among bond issuers other than local sovereigns) compared with a share of about 13% for the next largest non-government bond issuer. The Bank not only strengthened liquidity and offered a wider range of maturities, but also issued in three new currencies (Maltese lira, Slovenian tolar and Bulgarian lev), in each case being the first AAA-rated or sovereign class issuer other than local governments. The bulk of issuance in the new Member States currencies was in HUF (75% or EUR 880m equivalent) and PLN (17% or EUR 203m equivalent). There was innovation in long-dated issuance, where the SIT 4bn (EUR 17m) 2014 issue was the longest dated SIT bond in the international markets at that time, while the PLN 240m (EUR 55m) 10-year issue provided the market with a new long-dated alternative. The Bank’s existing presence in other markets of the new Member States is also extensive in CZK and SKK. Furthermore, the EIB contributed to market liquidity by building selected issues towards benchmark size. This included a new HUF benchmark (HUF 50.5bn / EUR 179m 3-year issue), consequently giving the EIB the three largest issues in the HUF international market (at end-2004) and a strong maturity range (2006-12). Also, a new PLN 5-year issue was built up towards a liquid size (PLN 700m / EUR 148m).

Other European currencies

Diversification was further evidenced by activities in a further European currency - SEK. The Bank extended its presence in the SEK market, building the then largest 10-year SEK eurobond (SEK 2.5bn / EUR 274m equivalent). This complements the 2009 benchmark issue launched in 2003, which was the largest SEK eurobond overall (as of end-2004 - SEK 4.05bn / EUR 421m equivalent). The Bank also has an existing presence across a range of maturities in CHF, as well as a presence in the DKK and NOK markets.

Other currencies

JPY remains an important market for the Bank, with JPY 191bn (EUR 1.4bn) issued in 2004. JPY issuance volumes in 2004 diminished by around 34% in JPY terms compared to 2003 (JPY 291bn / EUR 2.2bn), mainly due to the fact that call options were not exercised and existing investments were rolled over, sustaining attractive funding for the Bank. In JPY, the focus continues to be on structured issuance in domestic (Samurai) and international (Euro-yen) formats. A highlight of 2004 was the Bank’s first JPY inflation-linked issue. This was also the first inflation-linked issue other than those by the Japanese government.

Funding for an amount of EUR 1.5bn equivalent was raised in other Asia/Pacific currencies (AUD, HKD, NZD). In AUD, there was a strengthening of domestic issuance, with two benchmark Kangaroo issues, and further ‘Uridashi’ issuance (foreign currency issuance targeting Japanese investors). AUD issuance raised AUD 1.8bn (EUR 1.1bn) overall. NZD issuance also included an issue in Uridashi format. In previous years there has been extensive Uridashi issuance in USD and EUR.

[5]	Source: Dealogic Bondware for the year 2004, covering bond issuance in currencies of new EU Member States and Accession Countries.

In the Canadian dollar market, a 40-year CAD 300m (EUR 193m) issue revived the EIB’s issuance in this currency and innovated by offering the longest maturity at that time for any CAD issue (including the government sector).

In South African rand the Bank remained the largest foreign issuer in 2004. In 2004 the Bank more than doubled its issuance volume to ZAR 3.9bn (EUR 474m equivalent in 20 transactions) from ZAR 1.3bn (EUR 153m equivalent in 9 transactions) in 2003. The issuance was in a broad spectrum of maturities ranging as long as ten years. Also, an issue in synthetic Turkish lira, where cash flows are denominated in USD, provided a new source of diversification.

Investor diversification

The international breadth and depth of demand for EIB bonds reached new heights in 2004, as reflected in the evolution of primary market demand for the Bank’s bonds in core markets in Europe, the US and Asia.

For EUR benchmarks, the Bank built on the existing strength in depth across European markets, which remained the largest source of EUR benchmark demand in geographic terms. The new 3-year and 15-year EUR benchmark issues contributed significantly to diversification of the investor base in Europe. The 3-year issue achieved exceptionally balanced distribution in Europe, including improved market penetration in France, Benelux and Germany. The 15-year issue delivered enhanced reach among long-dated investors such as insurers and pension funds, helping pave the way for structured issuance at the long end of the curve.

In GBP issuance, the largest source of demand in geographic terms continued to be UK investors. A significant development was the increased strength of demand from long-dated investors such as insurers. This complemented strong demand from central banks, retail investors and, in particular, asset management companies.

The highlight in placement of USD benchmarks was the strengthening of US demand. Responsiveness to investor needs, involving judicious execution and attention to secondary market performance, once again helped boost distribution in 2004. In a demonstration of the global breadth and depth of the Bank’s investor base, the USD 1.5bn 10-year benchmark issue saw demand split in a highly balanced way between the US, Asia and Europe.

	Borrowings signed in 2004 (EUR million)
	Before swaps:		After swaps:
EUR	17 373	34.8%	22 355	44.8%
CZK			522	1.0%
GBP	9 583	19.2%	5 497	11.0%
HUF	880	1.8%	77	0.2%
MTL	23	0.0%
PLN	203	0.4%	251	0.5%
SEK	329	0.7%	165	0.3%
SIT	17	0.0%
Total EU-25	28 408	57%	28 868	58%
AUD	1 065	2.1%
BGN	51	0.1%
CAD	193	0.4%
HKD	67	0.1%
JPY	1 418	2.8%
NZD	329	0.7%
USD	17 863	35.8%	20 777	41.7%
ZAR	474	0.9%	220	0.4%
Total non-EU	21 460	43%	20 997	42%
TOTAL	49 868	100%	49 865	100%

Market recognition

Market recognition for the funding strategy and results was illustrated by awards for the Bank’s borrowing activities in 2004. In awards from the publication IFR, reflecting extensive feedback from market participants, the EIB received the top award among all borrowers across all asset classes globally, ‘Borrower of the Year 2004’, as well as separate awards for best borrower in Europe and among agencies/supranationals globally. In addition, the Bank’s 15-year EUR benchmark received an IFR award for best bond issue among supranationals/sovereigns/agencies. Furthermore, the Bank garnered multiple awards in the poll conducted among market participants by Euroweek, including the awards for ‘Most Impressive Borrower’ and ‘Most Innovative Borrower’ as well as ‘Deal of the Year’ (EUR 4bn 15-year issue ranked first, with the USD 1.5bn 10-year issue also ranking in the top five). The Bank also received the ‘Best Supranational Borrower in Western Europe’ award from Euromoney, as well as the ‘Innovation and Achievement Award’ from MTN-I, who additionally rated two structured EUR bonds and the JPY inflation-linked bond among the top ‘10 Deals of the Year’.

EIB Group Financial Statements

Results for the Year

2004 was marked by the accession of ten new Member States to the European Union. Hence, since 1 May Poland, the Czech Republic, Hungary, Slovakia, Slovenia, Lithuania, Cyprus, Latvia, Estonia and Malta have participated in the capital of the European Investment Bank. On the same day Spain also increased its participation in the capital of the Bank. On 1 May 2004, the subscribed capital therefore increased by EUR 13 653 737 000, corresponding to their subscriptions, lifting total EIB capital from EUR 150 000 000 000 to EUR 163 653 737 000. Other salient features of the financial year are summarised below.

The consolidated reserves rose to EUR 16 923 million from EUR 13 862 million in 2003. Total own funds including paid-in capital and reserves increased from EUR 26 112 million to EUR 27 532 million.

As far as the profit and loss account is concerned, the main data for 2004 are the following:

–	Net surplus of EUR 1 174 million, down 11.8% on 2003.

–	Surplus before provisions and write-downs of EUR 1 237 million, down 14.7% on 2003.

Several factors influenced the results either positively or negatively, the main ones being the following:

–	Income from interest, commissions and similar items of EUR 9 215 million, up EUR 433 million on 2003.

–	Expenses for interest, commissions and similar items of EUR 7 464 million, up EUR 382 million on 2003.

–	Net result from these activities of EUR 1 751 million, up EUR 51 million on 2003.

–	A release from the Fund for general banking risks of EUR 135 million for 2004, against a release of EUR 55 million in 2003 (Note L).

–	Value adjustments, provisions and impairments of EUR 197 million, against EUR 173 million in 2003 (Notes D.2., E and L).

–	Negative result of EUR 160 million on financial operations, against a surplus of EUR 14 million in 2003 (Note N).

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2004

(in EUR ‘000)

ASSETS		31.12.2004		31.12.2003
1. Cash in hand, balances with central banks and post office banks		30 667		11 555

2. Treasury bills eligible for refinancing with central banks (Note B)		2 848 658		1 682 920

3. Loans and advances to credit institutions
a) repayable on demand	198 171		219 757
b) other loans and advances (Note C)	18 006 219		13 311 000
c) loans (Note D)	103 474 340		96 524 079

		121 678 730		110 054 836
4. Loans and advances to customers
a) loans (Note D)	121 917 721		111 982 273
b) specific provisions (Note A.10.)	- 239 000		-179 000

		121 678 721		111 803 273
5. Debt securities including fixed-income securities (Note B)
a) issued by public bodies	1 339 988		2 708 705
b) issued by other borrowers	7 968 522		6 469 389

		9 308 510		9 178 094
6. Shares and other variable-yield securities (Note E)		1 048 108		954 824

7. Intangible assets (Note F)		6 569		8 075

8. Property, furniture and equipment (Note F)		138 791		125 666

9. Other assets
a) sundry debtors (Note H)	406 856		461 487
b) positive replacement values (Note S)	9 519 791		8 592 046

		9 926 647		9 053 533
10. Subscribed capital and receivable reserve, called but not paid (Note Y)		1 917 869		0

11. Prepayments and accrued income		6 373		6 933

		268 589 643		242 879 709

The bracketed notes refer to the notes to the Consolidated Financial Statements

LIABILITIES		31.12.2004		31.12.2003
1. Amounts owed to credit institutions (Note I)
a) with agreed maturity dates or periods of notice	396 043		325 078

		396 043		325 078
2. Debts evidenced by certificates (Note J)
a) debt securities in issue	217 740 896		196 227 103
b) others	1 192 101		1 203 079

		218 932 997		197 430 182
3. Other liabilities
a) interest subsidies received in advance (Note G)	247 493		260 207
b) sundry creditors (Note H)	1 148 644		972 384
c) sundry liabilities	22 275		19 089
d) negative replacement values (Note S)	17 296 794		16 789 634

		18 715 206		18 041 314
4. Accruals and deferred income		99 612		100 439

5. Provisions for liabilities and charges
a) staff pension fund (Note K)	682 883		595 817
b) provision for guarantees issued in respect of loans granted by third parties (note L)	22 000		0
c) provision for guarantees issued in respect of venture capital operations (Note L)	51 249		45 396

		756 132		641 213
6. Minority interests		239 621		229 180

7. Capital (Note Y)
- Subscribed	163 653 737		150 000 000
- Uncalled	- 155 471 050		- 142 500 000

		8 182 687		7 500 000
8. Consolidated reserves
a) reserve fund	16 365 374		13 641 249
b) additional reserves	558 079		220 738

		16 923 453		13 861 987
9. Funds allocated to structured finance facility		500 000		500 000

10. Funds allocated to venture capital operations		1 755 067		1 868 769

11. Fund for general banking risks after appropriation (Note L)		915 000		1 050 000

12. Profit for the financial year:
Before appropriation from Fund for general banking risks	1 038 825		1 276 547
Appropriation for the year from Fund for general banking risks	135 000		55 000

Profit to be appropriated		1 173 825		1 331 547

		268 589 643		242 879 709

CONSOLIDATED PROFIT AND LOSS ACCOUNT

For the year ended 31 December 2004

(In EUR ’000)

		31.12.2004		31.12.2003
1. Interest and similar income (Note M)		9 158 771		8 715 739

2. Interest and similar charges		- 7 463 862		- 7 081 687

3. Commission income (Note O)		56 358		66 457

4. Commission expense		- 73		- 282

5. Result on financial operations (Note N)		- 159 526		14 148

6. Other operating income		17 811		16 036

7. General administrative expenses (Note P)		- 343 225		- 254 072
a) staff costs	- 272 131		- 185 176
b) other administrative costs	- 71 094		- 68 896

8. Depreciation and amortization (Note F)		- 18 632		- 18 407
a) intangible assets	- 3 778		- 3 658
b) tangible assets	- 14 854		- 14 749

9. Credit loss expense (Note D.2.)		- 60 000		- 44 627

10. Impairment on shares and other variable yield securities (Note E)		- 27 305		0

11. Impairment on venture capital operations (Note E)		- 81 554		- 119 657

12. Provision for guarantees issued (Note L)		- 28 825		- 9 127

13. Net profit from ordinary activities		1 049 938		1 284 521

14. Minority interests		- 11 113		- 7 974

15. Profit for the financial year		1 038 825		1 276 547

16. Appropriation from Fund for general banking risks (Note L)		135 000		55 000

17. Profit to be appropriated		1 173 825		1 331 547

STATEMENT OF MOVEMENTS IN CONSOLIDATED OWN FUNDS

(In EUR ’000)

	31.12.2004	31.12.2003
Share Capital
Subscribed capital	163 653 737	150 000 000
Uncalled	- 155 471 050	- 142 500 000
Called Capital	8 182 687	7 500 000
Less: Capital called but not paid	- 543 738	0
Paid-in capital	7 638 949	7 500 000

Reserves and profit for the year:

Reserve Fund
Balance at beginning of the year	13 641 249	10 000 000
Appropriation of prior year’s profit (*)	998 846	1 424 189
Transfer from Additional reserves	0	2 217 060
Payable by Member States	1 725 279	0
Balance at end of the year	16 365 374	13 641 249
Less: Receivable from Member States	- 1 374 131	0
Paid-in balance at end of the year	14 991 243	13 641 249

Additional reserves
Balance at beginning of the year without IFRS adjustments	- 131 182	3 711 915
Cumulative adjustments arising from the application of IAS 39	- 234 032	- 140 592
Adjustment arising from re-measurement of ERI in application of IAS 39 (Note A 24)	585 952	585 952

Balance at beginning of the year with IFRS adjustments	220 738	4 157 275
Appropriation of prior year’s profit (*)	562 171	- 126 037
Adjustment arising from re-measurement of ERI in application of IAS 39 (*) (Note A 24)	- 115 768	0
Transfer to Paid in capital	0	- 1 500 000
Transfer to Reserve Fund	0	- 2 217 060
Present value adjustment for paid in capital and receivable reserves	-234 468	0
Changes in fair value during the year	39 943	- 8 217
Net losses transferred to net profit due to impairment	9 744	- 528
Changes in cash flow hedges during the year	75 719	- 84 695
Balance at end of the year	558 079	220 738

Special supplementary reserves
Balance at beginning of the year	0	750 000
Appropriation of prior year’s profit	0	0
Transfer to structured finance facility	0	- 250 000
Transfer to venture capital operations	0	- 500 000
Balance at end of the year	0	0

Fund for general banking risks
Balance at end of prior year	1 105 000	1 080 000
Appropriation of prior year’s profit (*)	- 55 000	25 000
Balance at beginning of the year (Notes A.15 and L)	1 050 000	1 105 000

Funds allocated to structured finance facility
Balance at beginning of the year	500 000	250 000
Appropriation of prior year’s profit (*)	0	0
Transfer from special supplementary reserves	0	250 000
Balance at end of the year	500 000	500 000

Funds allocated to venture capital operations
Balance at beginning of the year	1 868 769	1 499 091
Appropriation of prior year’s profit (*)	- 113 702	- 130 322
Transfer from special supplementary reserves	0	500 000
Balance at end of the year	1 755 067	1 868 769

Profit for the financial year	1 038 825	1 276 547

Consolidated reserves and profit for the year	19 893 214	18 612 303

Total consolidated own funds	27 532 163	26 112 303

(*)	An amount of EUR 113 702 592 resulting from the value adjustment on venture capital operations at 31 December 2003 has been transferred from the Funds allocated to venture capital operations to the Additional Reserves.

As at 1 May 2004, the subscribed capital has increased from EUR 150 000 000 000 to EUR 163 653 737 000, by virtue of the contributions of ten new Member States: Poland, Czech Republic, Hungary, Slovak Republic, Slovenia, Lithuania, Cyprus, Latvia, Estonia and Malta, and the increase of the subscribed capital for Spain. As a consequence of this capital increase, the ten new Member States and Spain had to contribute to their share of Paid-in capital ( EUR 682 686 850) and also to their share of the Reserves and General Provisions (EUR 1 725 279 309) for the amounts outstanding as of 30 April 2004.

CONSOLIDATED CASH FLOW STATEMENT AS AT 31 DECEMBER 2004

(In EUR ’000)

	31.12.2004	31.12.2003
A. Cash flows from operating activities:
Profit for the financial year	1 038 825	1 276 547
Adjustments:
Unwinding of the discount relating to capital and reserve called, but not paid in	-48 725	0
Allowance to provision for guarantees issued	27 853	3 039
Depreciation and amortisation on tangible and intangible assets	18 632	18 407
Impairment on shares and other variable yield securities	27 305	0
Impairment on venture capital operations	81 554	119 657
Decrease in accruals and deferred income	- 827	-18 451
Increase in prepayments and accrued income	7 915	128
Investment portfolio amortisation	55 407	15 841
Changes in replacement values on fair value hedges (others than derivatives on borrowing’s activity)	- 519 659	-44 007

Profit on operating activities	688 280	1 371 161

Net loans disbursements	-39 711 694	-36 305 299
Repayments	21 224 461	16 772 520
Effects of exchange rate changes on loans	2 533 185	8 709 571
Decrease in prepayments and accrued income on loans	61 736	165 939
Adjustment of loans (fair value hedge relationship)	- 993 396	112 400
Net balance on NCI operations	0	57 779
Increase in operational portfolio	- 576 369	- 218 348
Increase in venture capital operations	- 162 051	- 148 287
Specific provisions on loans and advances	60 000	4 000
Increase in shares and other variable yield securities	- 402	- 13 124
Decrease in securitised loans	296 983	626 373
Decrease in other assets	35 489	139 496

Net cash from operating activities	- 16 543 778	- 8 725 819

B. Cash flows from investing activities:
EBRD shares paid up (Note E)	0	- 25 312
Sales of securities	324 247	366 050
Purchases of securities	- 370 919	- 396 493
Purchase of land, buildings and furniture (Note F)	- 27 979	- 22 770
Purchase of intangible fixed assets (Note F)	-2 272	- 1 885

Net cash from investing activities	- 76 923	- 80 410

C. Cash flows from financing activities:
Issue of borrowings	49 887 623	42 519 785
Redemption of borrowings	- 24 745 466	- 21 192 285
Effects of exchange rate changes on borrowings and swaps	- 3 331 176	- 9 282 546
Adjustments of borrowings (fair value hedge relationship)	1 017 949	- 6 447 690
Changes in replacement values on fair value hedge	- 947 091	6 466 748
Increase/Decrease in accrual and deferred income on borrowings and swaps	45 784	- 443 225
Paid In by Member States, including IFRS adjustments	304 354	0
Decrease/Increase in commercial paper	- 230 806	1 705 163
Increase/Decrease in amounts owed to credit institutions	70 965	- 859 491
Increase/Decrease in other liabilities	264 239	- 35 127

Net cash from financing activities	22 336 375	12 431 332

Summary statement of cash flows
Cash and cash equivalents at beginning of financial year	17 580 747	13 955 644
Net cash from:
(1) operating activities	- 16 543 778	- 8 725 819
(2) investing activities	- 76 923	- 80 410
(3) financing activities	22 336 375	12 431 332

Cash and cash equivalents at end of the financial year	23 296 421	17 580 747

Cash analysis (excluding investment and hedging portfolios)
Cash in hand, balances with central banks and post office banks	30 667	11 555
Bills maturing within three months of issue	5 061 364	4 038 435
Loans and advances to credit institutions:
- accounts repayable on demand	198 171	219 757
- term deposit accounts	18 006 219	13 311 000

	23 296 421	17 580 747

EUROPEAN INVESTMENT BANK GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT 31 DECEMBER 2004

Note A – Significant accounting policies

A.1.	Consolidation principles and accounting standards

A.1.1. The Group’s consolidated financial statements (the “Financial Statements”) have been prepared in accordance with international financial reporting standards (IFRS).

The accounting policies applied are in conformity, in all material respects, with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the “Directives”).

A.1.2. The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) and those of its subsidiary, the European Investment Fund (the “EIF”), having its registered office at 43, avenue J.F. Kennedy, Luxembourg.

Minority interests represent the interests in the EIF not held by the Group. Equity and net income attributable to minority interests are shown separately in the Balance sheet and profit and loss account, respectively.

Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note X.

A.1.3. Restatement and intra-group transactions

Prior to consolidation, the EIF’s accounts have been restated in order to ensure conformity with the Group’s accounting policies. After aggregation of the balance sheets and profit and loss accounts, intra-group balances and profits or losses arising on transactions between the two entities have been eliminated.

A.1.4. Use of estimates in the preparation of the Financial Statements

In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements.

A.2.	Foreign currency translation

The Group uses the euro, the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts and for presenting its Financial Statements.

The Group conducts its operations in the currencies of the Member States, in euro and in non-Community currencies.

Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies.

Foreign currency transactions are translated, in accordance with IAS 21, at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than in euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account.

Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealized foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the profit and loss account.

The elements of the profit and loss accounts are translated into euro monthly on the basis of the exchange rates prevailing at the end of each month.

Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognized in the profit and loss account (applicable for example for equity securities held for trading), or within Shareholders’ equity (for non-monetary financial assets classified as available-for-sale financial investments).

A.3.	Derivatives

All derivative instruments of the Group are carried at fair value on the balance sheet and are reported as positive or negative replacement values. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying.

The Group uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rate and foreign currency, including exposures arising from forecast transactions. The Group either applies fair value or cash flow hedge accounting when it meets the specified criteria for hedge accounting treatment.

At the time a financial instrument is designated as a hedge, the Group formally documents the relationship between the hedging instrument(s) and hedged item(s), including its risk management objectives and its strategy in undertaking the hedge transaction, which must be in accordance with the Group’s risk management policies, together with the methods that will be used to assess the effectiveness of the hedging relationship. Accordingly, the Group formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are expected to be and have been “highly effective” in offsetting changes in the fair value or cash flows of the hedged items. At the inception of the hedge and in subsequent periods, the hedge is expected to be highly effective in achieving offsetting changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge is designated. (Such an expectation can be demonstrated in various ways, including a comparison of past changes in the fair value or cash flows of the hedged item that are attributable to the hedged risk with past changes in the fair value or cash flows of the hedging instrument, or by demonstrating a high statistical correlation between the fair value or cash flows of the hedged item and those of the hedging instrument.) On an ongoing basis, the hedge is regarded as highly effective if the actual results are within a range of 80% to 125%. In the case of hedging a forecast transaction, the transaction must be highly probable and must present an exposure to variations in cash flows that could ultimately affect reported net profit or loss. The Group discontinues hedge accounting when it is determined that a derivative is not, or has ceased to be, highly effective as a hedge; when the derivative expires, or is sold, terminated, or exercised; when the hedged item matures or is sold or repaid; or when a forecast transaction is no longer deemed highly probable.

“Hedge ineffectiveness” represents the amount by which the changes in the fair value of the hedging derivative differ from changes in the fair value of the hedged item or the amount by which changes in the cash flows of the hedging derivative differ from changes (or expected changes) in the cash flows of the hedged item. Such gains and losses are recorded in current period earnings, as gains and losses on components of a hedging derivative that are excluded from assessing hedge effectiveness.

In a qualifying hedge of exposures to changes in fair value, the change in fair value of the hedging derivative is recognized in net profit or loss. The change in fair value of the hedged item attributable to the hedged risks adjusts the carrying value of the hedged item and is also recognised in net profit or loss.

If the hedge relationship is terminated for reasons other than the derecognition of the hedged item, the difference between the carrying value of the hedged item at that point and the value at which it would have been carried had the hedge never existed (the “unamortized fair value adjustment”), is, in the case of interest bearing instruments, amortized to net profit or loss over the remaining term of the original hedge. If the hedged instrument is derecognized, e.g. is sold or repaid, the unamortized fair value adjustment is recognised immediately in net profit and loss.

In a qualifying cash flow hedge, the effective portion of the gain or loss on the hedging derivative is recognised in equity while the ineffective portion is reported in net profit or loss. When the cash flows that the derivative is hedging (including cash flows from transactions that were only forecast when the derivative hedge was effected) materialise, resulting in income or expense, then the associated gain or loss on the hedging derivative is simultaneously transferred from Shareholders’ equity to the corresponding income or expense line item.

If a cash flow hedge for a forecast transaction is deemed to be no longer effective, or the hedge relationship is terminated, the cumulative gain or loss on the hedging derivative previously reported in Shareholders’ equity remains in Shareholders’ equity until the committed or forecast transaction occurs, at which point it is transferred from Shareholders’ equity to the profit and loss account.

The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The Group also enters into interest rate swaps as part of its hedging operations. The corresponding interest is accounted for on a prorata temporis basis.

Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models and are not the subject of hedge accounting. In general, derivative instruments transacted as economic hedges but not qualifying for hedge accounting are treated in the same way as derivative instruments used for trading purposes, i.e. realized and unrealized gains and losses are recognized in Result on financial operations. Interest on derivatives bearing interest legs is recorded in the consolidated profit and loss account and in the consolidated balance sheet on an accrual basis.

A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in net profit or loss, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative.

A.4.	Financial assets

Financial assets are accounted for using the settlement date basis.

A.5.	Cash and Cash Equivalents

The Group defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less.

A.6.	Fee income

EIB earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories:

–	income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis, and

–	income earned from providing transaction-type services.

Fees earned from services that are provided over a certain period of time are recognised on an accrual basis over the service period. Fees earned from providing transaction-type services are recognized when the service has been completed. Fees or components of fees that are performance linked are recognized when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings.

A.7.	Securities borrowing and lending

In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio and B3 ‘Global Fixed income’ portfolio. Securities borrowed and securities lent are recorded at the amount of cash collateral advanced or received, plus accrued interest. Securities borrowed and securities received as collateral under securities lending transactions are not recognized in the balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent and securities provided as collateral under securities borrowing transactions are not derecognised from the balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Group monitors the market value of the securities borrowed and lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreements.

Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis.

A.8.	Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and other variable-yield securities

With a view to clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories:

A.8.1.	Held for trading portfolio

The held for trading portfolio (see Operational portfolio B3 in Note B) comprises listed debt securities issued and guaranteed by financial establishments, which are owned by the Group (“long” positions). Securities held in this portfolio are marked to market in the balance sheet, any gain or loss arising from a change in fair value being included in the profit and loss account in the period in which it arises.

Gains and losses realized on disposal or redemption and unrealized gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in interest income.

The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management’s estimates, as applicable.

A.8.2.	Held-to-maturity portfolio

The held-to-maturity portfolio comprises the Group’s Investment portfolio and the Operational portfolios A1 and A2 (see Note B).

The Investment portfolio consists of securities purchased with the intention of holding them to maturity in order to ensure the Group’s solvency. These securities are issued or guaranteed by:

•	governments of the European Union, G10 countries and their agencies;

•	supranational public institutions, including multinational development banks.

These securities are initially recorded at the purchase price, or more exceptionally the transfer price. The difference between entry price and redemption value is amortised prorata temporis over the remaining life of the securities.

The Operational portfolios A1 and A2 are held for the purpose of maintaining an adequate level of liquidity in the Group and comprise money market products with a maximum maturity of twelve months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortized cost.

A.8.3.	Available for sale portfolio

The available for sale portfolio comprises the securities of the operational money market portfolio A2AFS and of the operational bond portfolio B1 (see Note B), the operational portfolio from the Fund, shares, other variable yield securities and participating interests (see Note E). Securities are classified as available for sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS39, i.e. “held for trading” or “buy and hold”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio, financial instruments within one portfolio have always the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, foreign exchange rates or equity prices.

Available for sale financial investments are carried at fair value. Unrealised gains or losses are reported in Shareholders’ equity until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. If an available for sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in own funds is included in net profit or loss for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognized valuation techniques.

On disposal of an available for sale investment, the accumulated unrealised gain or loss included in own funds is transferred to net profit or loss for the period. Gains and losses on disposal are determined using the average cost method. Interest and dividend income on available-for-sale financial investments is included in “interest and similar income” and “income from participating interests”.

The determination of fair values of available for sale financial investments is generally based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available.

Venture capital operations and participating interests held represent medium and long-term investments and are accounted for at cost when the fair value cannot be reliably measured. The estimated fair value of a venture capital investment may vary significantly in the course of the holding period and the nature of such investments is such that an accurate fair value can be determined only upon realization of the investment. The estimation by the Group of a fair value for venture capital investments for which the method and timing of realization have not yet been determined is therefore considered to be inappropriate in most instances. Those venture capital operations are subject to review for impairment (see A.10).

A.9.	Loans and advances to credit institutions and customers

Loans originated by the Group include loans where money is provided directly to the borrower. A participation in a loan from another lender is considered to be originated by the Group, provided it is funded on the date the loan is originated by the lender.

Loans originated by the Group are recognized in the assets of the Group when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortized cost using the effective interest rate method. Where loans are hedged by derivatives, they are measured at their fair value.

A.9.1. Interest on loans

Interest on loans originated by the Group is recorded in the consolidated profit and loss account (interest and similar income) and on the consolidated balance sheet (loans and advances) on an accruals basis, i.e. over the life of the loans.

A.9.2. Reverse repurchase and repurchase operations (reverse repos and repos)

A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset.

The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market.

This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralized financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the balance sheet under item 3. Loans and advances to credit institutions - b) other loans and advances (on the liabilities side of the balance sheet under item 1. Amounts owed to credit institutions - b) with agreed maturity dates or periods of notice). The securities provided as collateral are maintained in the balance sheet accounts.

Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized in the balance sheet or derecognized from the balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income or interest expense, over the life of each agreement.

A.9.3. Fees on loans

Front-end fees and commitment fees are deferred in accordance with IAS 18, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry.

A.10.	Allowance and provision for credit losses

An allowance for credit losses is established if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or the equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product.

An allowance for credit losses is reported as a reduction of the carrying value of a claim on the balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in Other liabilities. Additions to the allowances and provisions for credit losses are made through credit loss expense.

A.10.1. Credit losses related to loans and advances

Specific provisions have been made for loans and advances outstanding at the end of the financial year and presenting objective evidence of risks of non-recovery of all or part of their amounts according to the original contractual terms or the equivalent value. Changes to these provisions are entered on the profit and loss account as “Credit loss expense”. Allowances and provisions for credit losses are evaluated on the following counterparty specific based principle.

A claim is considered impaired when Management determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or the equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realizable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and its estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate.

All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense.

Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income.

A.10.2. Provisions for guarantees issued

In the normal course of business, the Group issues various forms of guarantees to support some institutions. These guarantees are kept off-balance sheet unless a provision is needed to cover probable losses. Provisions for credit losses related to financial guarantees in respect of loans granted by third parties are intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries. A provision for credit losses is established, in compliance with IAS 37, if there is objective evidence that the Group will have to incur a credit loss in respect of a given guarantee granted.

A.11.	Property, furniture and equipment

Property, furniture and equipment include land, Group-occupied properties and other machines and equipment.

Property, furniture and equipment are carried at cost less accumulated depreciation and accumulated impairment losses.

Property, furniture and equipment are reviewed periodically for impairment.

Land and buildings are stated at acquisition cost less initial write-down and accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimershof and Lisbon is depreciated on the straight-line basis as set out below.

Office furniture and equipment were, until end-1997, depreciated in full in the year of acquisition. With effect from 1998, permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation.

Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below:

– Buildings in Kirchberg, Hamm and Weimershof	30 years
– Building in Lisbon	25 years
– Permanent equipment, fixtures and fittings	10 years
– Furniture	5 years
– Office equipment and vehicles	3 years

Works of art are depreciated in full in the year of acquisition.

A.12.	Intangible assets

Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement.

Intangible assets are recognized as assets and are amortized using the straight-line basis over their estimated useful economic life. At each balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amount is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount.

Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion.

Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years).

A.13.	Staff pension fund and health insurance scheme

The Group operates defined benefit pension schemes to provide retirement benefits to substantially all of its staff. The Group also provides certain additional post-employment healthcare benefits to employees in EIB. These benefits are unfunded, as defined by IFRS. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognised as income or expense over the expected average remaining working lives of the employees participating in the plans. The charge to the profit and loss account in respect of the defined benefit pension schemes is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries.

A.13.1. Pension fund

The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The related provision shown on the liability side of the Bank’s balance sheet is determined in conformity with IAS19. Benefits are based on years of service and a percentage of final gross base salary as defined in the scheme.

Commitments for retirements benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The results of the latest valuation are as at 30 September, 2004, with an extrapolation to 31 December, 2004. The main actuarial assumptions used by the actuary are set out in Note K. Actuarial surpluses and deficits are spread forward over a certain period based on the average expected remaining service lives of staff.

The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. All contributions of the EIF and its members of staff are transferred to the EIB for management. The transferred funds allocated to the pension scheme are invested by the Group, following the rules and principles applied by EIB for its own pension scheme.

A.13.2. Health insurance scheme

The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is subject to actuarial calculations as per the same dates as the pension fund. A specific provision is set aside on the liabilities side of the balance sheet.

The EIF has set up its own health care coverage by subscribing to an external insurance plan provided by an insurance company.

A.14.	Debts evidenced by certificates

Debts evidenced by certificates initially are measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortized cost, and any difference between net proceeds and the redemption value is recognised in the income statement over the period of the borrowings using the effective yield method. Where borrowings have associated derivatives and qualify for hedge accounting in line with IAS 39, the amortised cost value is adjusted by the fair value of the hedged risks.

Combined debt instruments that are related to non-EIB equity instruments, foreign exchange or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Bank has concluded a reversed swap agreement to fully hedge the exposure.

It is the Group policy to hedge the fixed interest rate risk on debt issues and apply fair value hedge accounting. The effect is such that when such hedge accounting is applied to fixed rate debt instruments, the carrying value of debt issues is adjusted for changes in fair value related to the hedged exposure rather than carried at cost. (see Note A.3. Derivatives for further discussion)

Interest expense on debt instruments is included in the account “interest and similar charges” in the consolidated profit and loss account and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet.

A.15.	Fund for general banking risks

This item includes those amounts which the Group decides to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attaching to such operations.

International financial reporting standards require that the transfer to this reserve form part of the appropriation of the profit.

A.16.	Funds allocated to venture capital operations and to the Structured Finance Facility

A.16.1. Funds allocated to venture capital operations

This item comprises the amount of appropriations from the annual result of the EIB, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment.

A.16.2. Funds allocated to the Structured Finance Facility

This item comprises the amount of appropriations from the annual result of the EIB, determined each year by the Board of Governors to facilitate implementation of operations with a greater degree of risk for this new type of instrument.

Value adjustments on venture capital and structured finance operations are deducted from these two accounts upon appropriation of the Group’s result.

A.17.	Taxation

The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 29 October 2004 establishing a Constitution for Europe, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes.

A.18.	Prepayments and accrued income – Accruals and deferred income

These accounts comprise:

Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, is not due until after its expiry.

Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.19.	Interest and similar income

In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursements prepayments made by its borrowers (Note A.24).

Interest is recorded on an accruals basis using the effective yield method. Interest is recognised on impaired loans through unwinding the discount used in the present value calculations applied to expected future cash flows.

A.20.	Assets held for third parties (Note X)

Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the Commission. Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project.

–	Under the Growth and Environment Pilot Project, the EIF provides a free guarantee to the financial intermediaries for loans extended to SME’s with the purpose of financing environmentally friendly investments. The ultimate risk from the guarantee rests with the EIF and the guarantee fee is paid out of European Union budget funds.

–	Under the SME Guarantee Facility and the MAP Guarantee programme, the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission.

–	Under the ETF Start-Up Facility and the MAP Equity programme, the EIF is empowered to acquire, manage and dispose of ETF startup investments, in its own name but on behalf of and at the risk of the Commission.

The support provided by the Seed Capital Action is aimed at the long-term recruitment of additional investment managers by the venture capital funds to increase the number of qualified personnel and to reinforce the capacity of the venture capital and incubator industries to cater for investments in seed capital.

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility.

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

A.21.	Fiduciary operations

Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Community, according to Fiduciary and Management Agreements concluded with the European Community (“ETF Start-up Facility”).

The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Community according to the Fiduciary and Management Agreement concluded with the European Community (“SME Guarantee Facility”).

A.22.	Commitment to purchase EIF shares

Under the terms of a put option in respect of the remaining 817 EIF shares, the EIB is offering to buy these shares from the EIF’s other shareholders on 30 June 2005 for a price of EUR 315 000 per share. This purchase price represents an annual appreciation of 3% compared with the purchase offer made in 2000.

A.23.	Reclassification of prior year figures

Where necessary, certain prior-year figures have been reclassified to conform with changes to the current year’s presentation for comparative purpose.

A.24. Impact on measurement of early loan reimbursement indemnities (“ERI”)

In accordance with the provisions of the International Accounting Standard (IAS) 39 – Financial Instruments: Recognition and Measurement – the Group now takes immediately into the profit and loss account the indemnities received for early reimbursement of loans at the time of derecognition of those related loans instead of depreciating the indemnities over the remaining life of those loans. Following this new accounting treatment, the revised measurement of the indemnities has been included in the consolidated profit and loss account with effect from the date of recognition of the indemnities as required by the IAS, and accordingly the comparative figures have been restated.

The restatement has resulted in a reduction of previously reported profit and interest income for the financial year ended 31 December, 2003 by EUR 115.7 million and an increase of the previously reported additional reserve as of 31 December, 2003 by EUR 585.9 million.

A.25.	Accounting for operating leases

Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the period in which the termination takes place.

Note B – Debt securities portfolio (in EUR ‘000)

In addition to the securitised loans, which represent acquisitions of interest pools of loans or receivables in connection with securitization transactions, the debt securities portfolio is made up of trading financial assets (Portfolio B 3), available-for-sale financial assets (Portfolios A2 AFS, B1 and operational portfolio-EIF) and financial assets held-to-maturity (Portfolios A1, A2 and Investment Portfolio). The detail is as follows as at December 31, 2004 and 2003:

	31.12.2004		31.12.2003
Treasury bills eligible for refinancing with central banks (of which EUR 12 691 unlisted in 2004 and EUR 12 681 in 2003)	2 848 658		1 682 920
Debt securities including fixed-income securities (listed)	9 308 510		9 178 094

	12 157 168		10 861 014

At 31.12.2004	Book value		Market value
Investment portfolio	2 958 238		3 061 492
Operational money market portfolios:
- money market securities with a max. 3 month maturity A1	5 061 364		5 061 364
- money market securities with a max. 18 month maturity A2	394 507		391 897
- money market securities with a max. 18 month maturity A2 AFS	1 589 477	(1)	1 589 477
Operational bond portfolios:
- B1 - Credit Spread	720 946	(2)	720 946
- B3 - Global Fixed Income	460 992		460 992
Operational portfolio - EIF	48 982	(3)	48 982
Securitised loans [Note D]	922 662		922 662

12 157 168
(1) including unrealised gain of EUR 515
(2) including unrealised gain of EUR 6 491
(3) including unrealised gain of EUR 631

At 31.12.2003	Book value		Market value
Investment portfolio	2 974 329		2 991 604
Operational money market portfolio:
- money market securities with a max. 3 month maturity A1	4 038 435		4 038 435
- money market securities with a max. 18 month maturity A2	1 475 565		1 478 542
Operational bond portfolios:
- B1 - Credit Spread	673 139	(1)	673 139
- B3 - Global Fixed Income	426 527		426 527
Operational portfolio - EIF	53 374	(2)	53 374
Securitised loans [Note D]	1 219 645		1 219 645

10 861 014
(1) including unrealised gain of EUR 6 641
(2) including unrealised gain of EUR 529

The Group enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

The security lending activity amounts to EUR 461 278 at the end of December 2004 (2003: EUR 385 023).

Note C – Loans and advances to credit institutions (other loans and advances) (in EUR ‘000)

The Group enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	31.12.2004	31.12.2003
Term deposits	10 640 761	7 862 276
Tripartite reverse repos (*)	7 365 458	5 448 724

	18 006 219	13 311 000

(*)	These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

–	delivery against payment,

–	verification of collateral,

–	the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,

–	organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans (in EUR ’000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2004	Total 2003
Disbursed portion	103 474 340	121 917 721	225 392 061	208 506 352
Undisbursed loans	9 957 261	32 981 176	42 938 437	40 364 432

Aggregate loans granted	113 431 601	154 898 897	268 330 498	248 870 784

			31.12.2004	31.12.2003
Aggregate loans granted			268 330 498	248 870 784
Securitised loans (Note B)			922 662	1 219 645

Aggregate loans including securised loans (Note T)			269 253 160	250 090 429

D.2. Specific provision for credit losses

Movements in the specific provision are tabulated below:
			31.12.2004	31.12.2003
Credit losses at beginning of the year			179 000	175 000
Use during the year			0	- 40 627
Allowance during the year			60 000	44 627

Credit losses at end of the year			239 000	179 000

The unwinding of the net present value discount relating to provisions for the impairment of identified assets has added EUR 6 036 (2003: EUR 10 069) of income to the consolidated profit and loss account in interest income from loans.

Note E – Shares and other variable-yield securities (in EUR ’000)

This item comprises:

	Venture Capital Operations	EBRD Shares		Shares acquired to guarantee recovery of loans and advances		Total
Cost
At 1 January 2004	1 025 335	157 500	(1)	41 121		1 223 956
Net additions	163 934	0		0		163 934
Foreign exchange adjustment	-1 883	0		403		- 1 480

At 31 December 2004	1 187 386	157 500		41 524		1 386 410

Unrealised Gains / Losses
At 1 January 2004	0	0		- 9 744		- 9 744
Net additions / releases	0	29 945		0		29 945
Transfer to Profit and Loss Account - Impairment	0	0		9 744		9 744

At 31 December 2004	0	29 945		0		29 945

Impairment
At 1 January 2004	-259 388	0		0		- 259 388
Net additions	- 81 554	0		- 27 305		- 108 859

At 31 December 2004	- 340 942	0		- 27 305		- 368 247

Net book value
At 31 December 2004	846 444	187 445		14 219	(2)	1 048 108

At 31 December 2003	765 947	157 500	(1)	31 377		954 824

(1):	The actual capital paid in by the Group in respect of its subscription of EUR 600 000 000 to the capital of the EBRD amounts to EUR 149 062 500 as at 31 December 2004 (2003: EUR 140 265 000). An amount of EUR 8 437 500 remains to be paid by the Group according to the payable instalments schedule defined by the EBRD for the capital called as of December 31, 2004 (2003: EUR 16 875 000).

The Group holds 3.03% of the subscribed capital.

(2):	The total number of Eurotunnel shares held by the Group as at 31 December 2004 is 58 971 193, equivalent to EUR 14 219 021. On the 31 December 2003, a partial conversion of EIB’s Eurotunnel debt has taken place, as foreseen in the 1998 EUT Restructuring Agreement. The Group has received, in exchange for Eurotunnel denominated debt, 27 029 893 Eurotunnel shares at a price per share of GBP 0.375 which have been added to the 31 941 300 Eurotunnel shares owned by the Group before this conversion.

As at 31 December 2004, the depreciation in fair market value of the shares held in Eurotunnel is recognised in the Profit and Loss Account as this investment is considered impaired.

The following table shows the evolution of the revaluation reserve on available for sale investments between December 2003 and December 2004.

Revaluation reserve – available-for-sale investments (in EUR ‘000)	2004	2003
At 1 January	- 9 015.2	- 268.6
Net gains/losses from changes in fair value	39 943.0	- 8 218.6
Net gains/losses transferred to net profit due to impairment	9 744.0	- 528.0
Net losses transferred to net profit on disposal	- 89.2	—

At 31 December	40 582.6	- 9 015.2

Note F – Property, furniture, equipment and intangible assets (in EUR ’000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total Property, furniture and equipment	Total intangible assets
Historical cost
At 1 January 2004	10 415	156 878	349	34 115	201 757	10 733
Additions	0	11 162	0	16 831	27 993	2 272
Disposals	0	0	0	- 8 193	- 8 193	- 2 988

At 31 December 2004	10 415	168 040	349	42 753	221 557	10 017

Accumulated depreciation
At 1 January 2004	0	62 495	252	13 344	76 091	2 658
Depreciation	0	4 895	14	9 945	14 854	3 778
Disposals	0	0	0	- 8 179	- 8 179	- 2 988

At 31 December 2004	0	67 390	266	15 110	82 766	3 448

Net book value

At 31 December 2004	10 415	100 650	83	27 643	138 791	6 569

At 31 December 2003	10 415	94 383	97	20 771	125 666	8 075

All of the land and buildings are used by the Group for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR 21 201 (2003: EUR 10 039), expected to be completed in 2007.

In March 2001, an independent expert carried out a valuation of the Luxembourg Kirchberg premises and estimated the market value at approximately EUR 125 million (as at December 31, 2004, the net book value is EUR 48.9 million). No more recent market valuation has been performed since March 2001.

Note G – Interest subsidies paid and received in advance

Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 3. Other liabilities – a) interest subsidies received in advance, and comprises:

–	amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;

–	interest subsidies, concerning certain lending operations mounted within the Union from the Group’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No. 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;

–	amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No. 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No. 2790/82 of 18 October 1982.

Note H – Other balance sheet accounts (in EUR ‘000)

Sundry debtors	31.12.2004	31.12.2003
– Staff housing loans and advances	47 640	58 212
– Borrowing proceeds to be received	0	19 141
– Loan instalments receivable	22 502	66 801
– End payment receivable on swap	238 344	256 790
– Other	98 370	60 543

	406 856	461 487

Sundry creditors	31.12.2004	31.12.2003
– European Community accounts:
• for Special Section operations and related unsettled amounts	323 544	296 128
• deposit accounts	532 721	394 707
– Optional Supplementary Provident Scheme (Note K)	169 739	161 024
– Health Insurance Plan (Note K)	64 298	25 024
– Other	58 342	95 501

	1 148 644	972 384

Note I – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR ‘000)

	31.12.2004	31.12.2003
Short-term borrowings	377 480	298 078
Amounts due to EBRD including promissory notes issued in respect of paid-in capital of EBRD	18 563	27 000

	396 043	325 078

Note J – Debts evidenced by certificates as at 31 December (in EUR ’000)

				Borrowings				Currency swaps		Net amount
						amounts payable (+) or receivable (–)
Payable in	Outstanding at 31.12.2003	Average rate	Outstanding at 31.12.2004	Average rate	Due dates	31.12.2003	Average rate	31.12.2004	Average rate	Outstanding at 31.12.2003	Outstanding at 31.12.2004
EUR	85 203 015	4.75	92 999 717	4.36	2005/2040	34 511 322 +	2.36	33 909 793 +	2.31	119 714 337	126 909 510
GBP	45 444 668	5.81	49 929 812	5.65	2005/2054	3 290 559 -	3.72	8 943 846 -	4.55	42 154 109	40 985 965
DKK	228 341	6.00	107 544	6.00	2005/2010	70 454 +	1.95	257 221 +	1.94	298 795	364 765
SEK	568 833	4.43	816 465	4.25	2007/2014	1 438 342 +	2.68	1 035 759 +	1.97	2 007 175	1 852 224
USD	46 992 345	4.20	51 991 353	3.93	2005/2034	16 382 818 -	1.10	10 700 087 -	2.23	30 609 527	41 291 267
CHF	2 599 653	3.56	2 527 059	3.52	2005/2015	52 314 -	5.85	209 208 +	0.00	2 547 339	2 736 267
JPY	5 269 663	4.01	5 850 827	4.25	2005/2034	3 725 850 -	-0.16	1 815 968 -	-0.16	1 543 813	4 034 859
NOK	724 974	6.00	546 349	6.14	2005/2008	595 429 -	2.57	392 438 -	1.78	129 545	153 911
CAD	369 595	8.15	426 413	6.69	2005/2045	307 996 -	0.00	365 497 -	0.00	61 599	60 916
AUD	2 169 385	4.91	3 095 825	5.14	2005/2013	2 169 385 -	0.00	3 095 825 -	0.00	0	0
CZK	1 130 570	4.83	1 204 390	4.86	2005/2028	70 843 +	1.82	530 000 +	2.35	1 201 413	1 734 390
HKD	780 222	6.16	683 790	5.75	2005/2019	780 222 -	0.00	683 790 -	0.00	0	0
NZD	103 928	6.50	382 598	6.06	2006/2014	103 928 -	0.00	382 598 -	0.00	0	0
ZAR	769 477	11.23	1 281 999	9.94	2005/2018	416 795 -	7.32	845 129 -	9.74	352 682	436 870
HUF	489 524	7.70	1 300 972	7.78	2005/2012	82 225 -	12.02	1 046 975 -	9.29	407 299	253 997
PLN	442 779	8.60	602 054	6.56	2005/2017	153 592 -	5.36	202 239 -	6.39	289 187	399 815
TWD	1 122 754	4.14	885 409	3.50	2005/2013	1 122 754 -	0.00	885 409 -	0.00	0	0
BGN	0	0.00	51 127	4.88	2009/2009	0 +	0.00	51 127 -	0.00	0	0
MTL	0	0.00	23 026	3.80	2009/2009	0 +	0.00	23 026 -	0.00	0	0
SIT	0	0.00	16 683	4.75	2014/2014	0 +	0.00	16 683 -	0.00	0	0
SKK	94 792	5.00	101 718	5.00	2023/2028	114 161 +	8.29	86 153 +	8.29	208 953	187 871

Fair value adjustment (IAS 39):	2 925 664		4 107 867

Total	197 430 182		218 932 997

The redemption of certain borrowings is indexed to stock exchange indexes (historical value: EUR 699 million). All such borrowings are hedged in full through swap operations.

In addition the Group uses interest rate and foreign exchange derivatives to manage the risks inherent in certain debt issues. In the case of interest rate risk management, the Group applies hedge accounting as discussed in Note A – Summary of Significant Accounting Policies and Note S – Derivatives. As a result of applying hedge accounting, the carrying value of debt issued is EUR 4 107 million higher than its nominal value, reflecting changes in fair value due to interest rate movements.

Note K – Staff pension fund (in EUR ‘000)

The Group operates 3 defined benefit pension schemes. The Group also provides certain additional post-employment healthcare benefits to employees in EIB. These benefits are unfunded as defined by IFRS. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30.09.2004 and was rolled forward to 31.12.2004.

Net benefit expense (recognized in Profit and Loss Account) as at 31.12.2004:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2004
Net current service cost(1)	14 355	1 015	395	2 201	17 966
Interest cost on benefit obligation(2)	36 307	1 311	259	3 542	41 419
Specific provision recognised in the year(1)	54 111	- 10 124	1 012	35 015	80 014

Net benefit expense	104 773	- 7 798	1 666	40 758	139 399

(1)	Recognised in General administrative expenses
(2)	Recognised in Interest and similar charges

Benefit liabilities as at 31.12.2004:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2004
Benefit obligation	791 496	25 511	6 176	84 806	907 989
Unrecognised net actuarial losses	- 137 499	- 1 983	- 818	- 20 508	- 160 808

Net liability	653 997	23 528	5 358	64 298	747 181

Unrecognized net actuarial losses will be recognised, from 2005 onwards, according to the average remaining service life of the participants of each scheme, in accordance with IAS 19.

Movements in the benefit asset/(liability) during the year ended 31 December 2004 are as follows (in EUR ’000):

	EIB Staff Pension Plan	Management Committee Pension Plan	EIF Staff Pension Plan	Health Insurance Plan
At 1 January 2004	560 499	32 616	2 702	25 024
Benefit expense	104 773	- 7 798	1 666	40 758
Benefit payments net of employee contributions	- 11 275	- 1 290	990	- 1 484

At 31 December 2004	653 997	23 528	5 358	64 298	(1)

(1)	The obligation for the Health Insurance Plan is entered under “Sundry Creditors” (Note H).

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a contributory defined benefit pension scheme). The corresponding amount of EUR 170 million (2003: EUR 161 million) is entered under “Sundry creditors” [Note H].

The principal assumptions used in determining pension and post-employment benefit obligations for the Group’s plans are shown below:

	2004	2003
	%	%
Discount rate for pension plans	4.90	6.00
Discount rate for health insurance plans	4.70	6.00
Future salary increase (including inflation)	3.50	4.00
Future pension increases	1.50	1.50
Healthcare cost increase rate	3.50	4.00
Actuarial tables	LPP 2000	EVK/Prasa 90

Note L – Fund for general banking risks and provision for guarantees issued (in EUR ‘000)

L.1. Fund for general banking risks

Movements in the Fund for general banking risks are tabulated below:

	31.12.2004	31.12.2003
Fund at beginning of the year	1 050 000	1 105 000
Appropriated for the year	- 135 000	- 55 000

Fund at end of the year	915 000	1 050 000

The Fund has been reduced by the amount of EUR 135 million by transfer to profit to be appropriated for the 2004 financial year (see Note A.15).

L.2. Provision for guarantees issued in respect of loans granted by third parties

Movements in the provision for guarantees issued are tabulated below:

	31.12.2004	31.12.2003
Provision at beginning of the year	0	0
Allowance for the year	22 000	0
Use for the year	0	0

Provision at the end of the year	22 000	0

L.3. Provision for guarantees issued in respect of venture capital operations

Movements in the provision for guarantees issued are tabulated below:

	31.12.2004	31.12.2003
Provision at beginning of the year	45 396	42 357
Allowance for the year	6 825	9 127
Use for the year	- 972	- 6 088

Provision at the end of the year	51 249	45 396

Note M – Geographical analysis of “Interest and similar income” (in EUR ‘000)

	31.12.2004	31.12.2003
Germany	1 406 159	1 375 053
United Kingdom	1 060 356	1 031 690
France	1 017 467	1 031 485
Spain	935 441	890 401
Italy	886 485	980 345
Portugal	531 281	500 826
Greece	469 867	434 357
Denmark	152 637	143 551
Belgium	136 666	151 943
Finland	134 036	128 942
Austria	128 000	120 551
Poland	113 510	0	(**)
Netherlands	109 089	113 646
Sweden	106 667	123 277
Czech Republic	98 743	0	(**)
Ireland	83 066	84 806
Hungary	70 279	0	(**)
Slovak Republic	40 552	0	(**)
Slovenia	34 430	0	(**)
Luxembourg	24 475	26 287
Cyprus	17 009	0	(**)
Lithuania	8 619	0	(**)
Latvia	4 781	0	(**)
Estonia	4 527	0	(**)
Malta	525	0	(**)

	7 574 667	7 137 160
Outside the European Union	641 546	971 552

	8 216 213	8 108 712
Income not analysed (1)	942 558	607 027

	9 158 771	8 715 739

(1) Income not analyzed:

Revenue from investment portfolio securities	189 798	192 779
Revenue from short-term securities	184 845	159 007
Revenue from money-market operations	616 711	361 147
EIF guarantee commission (*) [EIB counterguarantee]	7 682	9 862
Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	48 725	0
IFRS adjustment on early repayments of loans	- 105 203	- 115 768

	942 558	607 027

(*)	net of annual amortisation
(**)	the interest and similar income of the ten New Member States in 2003 were included in “Outside the European Union”.

Note N – Result on financial operations

The result comprises the following components (in EUR ’000):

	31.12.2004	31.12.2003
Net result on ALM swaps	- 131 823	- 335
Net result on fair value hedging operations	- 23 850	19 047

	- 155 673	18 712
Other financial operations	- 3 853	- 4 564

	- 159 526	14 148

Note O – Geographical analysis of “Commission income” (in EUR ’000)

	31.12.2004	31.12.2003
Investment Facility – Cotonou	18 000	29 799
Other European Community institutions and EU countries	38 358	36 658

	56 358	66 457

Note P – General administrative expenses (in EUR ’000)

	31.12.2004	31.12.2003
Salaries and allowances (*)	138 561	123 707
Welfare contributions and other social costs	133 570	61 469

Staff costs	272 131	185 176

Other general and administrative expenses	71 094	68 896

	343 225	254 072

(*)	Of which the amount for members of the Management Committee is EUR 2 557 at 31 December 2004 and EUR 2 239 at 31 December 2003.

The number of persons employed by the Group was 1 318 at 31 December 2004 (1 253 at 31 December 2003).

Note Q – Special deposits for service of borrowings

This item (Note X) represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note R – Risk management

This section presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

–	market risk – exposure to observable market variables such as interest rates, exchange rates and equity market prices

–	credit risk – the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk

–	liquidity and funding risk – the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price.

R.1. Credit risk

Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the “Derivatives” section (Note S).

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee. The Group has thus established an operationally independent structure for determining and monitoring credit risk.

R.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantees relating to the loan portfolio as at 31 December 2004 is analysed below (in EUR million), excluding IAS 39 fair value adjustment:

Within the European Union

	Guarantor (1)				Total 2004	Total 2003
Borrower	Member states	Public institutions	Zone “A” banks	Corporates
Member States	20 835	0	0	0	20 835	11 405
Public institutions	23 173	23 226	2 518	652	49 569	40 093
Zone “A” banks	30 428	19 411	37 268	16 429	103 536	91 469
Corporates	12 577	3 582	22 379	28 056	66 594	66 665

Total 2004 (1)	87 013	46 219	62 165	45 137	240 534

Total 2003 (1)(2)	54 208	56 631	49 949	48 844		209 632

(1)	These amounts include loans for which no formal guarantee was required for a total of EUR 58 305 million as at 31 December 2004 (2003: EUR 32 548 million), the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group’s right of access to independent security.
(2)	Loans of the ten new Member States are not included in 2003 figures.

Outside the European Union

Secured by:	31.12.2004		31.12.2003
Member States	1 420		1 596
Community budget	23 304	(*)	22 666	(*)
Facilities	575		13 707

Total	25 299	(*)(*)	37 969

(*)	of which EUR 2 484 million in risk-sharing operations as explained below (2003: EUR 2 557 million).
(*)(*)	which includes EUR 3 599 million of loans in the 10 new Member States which remain under the EC Mandates.

Loans outside the Community (apart from those under the Pre-Accession Facility and the Mediterranean Partnership Facility – “The Facilities”) are, in the last resort, secured by guarantees of the Community budget or the Member States (loans in the ACP Countries and the OCT). In all regions (South Africa, non-member Mediterranean Countries, Central and Eastern Europe, Asia and Latin America), apart from the ACP Countries and the OCT, in the case of loans secured by a sovereign guarantee, all risks are, in the last resort, covered by the Community budget.

The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. To date, finance contracts for EUR 4 186 million in risk-sharing loans have been signed under these agreements.

Loans granted under the Facilities (EUR 575 million) are not secured by guarantees of the Community budget or the Member States.

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(Including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

Agreement	Outstanding 31.12.2004	Outstanding 31.12.2003
100% Member States guarantee

– ACP/OCT Group 3rd Lomé Convention	48	76
– ACP/OCT Group 4th Lomé Convention	433	529
– ACP/OCT Group 4th Lomé Convention/ 2nd Financial Protocol	871	985

Total 100% Member States guarantee	1 352	1 590

75% Member States guarantee

– Cotonou partnership agreement	68	6

Total 75% Member States guarantee	68	6

Total Member States guarantee	1 420	1 596

100% Community budget guarantee

– South Africa – 300 m – BG Decision 19.06.95	130	160
– ALA I – 750 m	253	312
– ALA interim (100% guarantee) – 153 m	66	75
– CEEC – 1 bn – BG Decision 29.11.89	265	323
– CEEC – 3 bn – BG Decision 02.05.94	1 298	1 870
– CEEC – 700 m – BG Decision 18.04.91	117	194
– Russia – 100 m – 2/2002-2/2004	25	25

Total 100% Community budget guarantee	2 154	2 959

75% Community budget guarantee

– Mediterranean Protocols	2 460	2 806
– Yugoslavia – Art. 18 (1984)	5	10
– Yugoslavia – 1st Protocol	8	13
– Yugoslavia – 2nd Protocol	120	142
– Slovenia – 1st Protocol	101	111

Total 75% Community budget guarantee	2 694	3 082

70% Community budget guarantee

– South Africa – 375 m – Decision 29.01.97	239	259
– ALA II – 900 m	480	657
– ALA interim (70% guarantee: risk sharing) – 122 m	57	73
– Bosnia-Herzegovina – 100 m 99/2001	99	99
– Euromed (EIB) – 2 310 m – Decision 29.01.97	1 628	1 899
– FYROM – 150 m – 1998/2000	143	148
– CEEC – 3 520 m – Decision 29.01.97	2 512	2 730

Total 70% Community budget guarantee	5 158	5 865

65% Community budget guarantee

– South Africa – 825 m – Decision – 7/2000-7/2007	580	485
– ALA III – 2/2000-7/2007	1 172	1 111
– Euromed II – 2/2000-7/2007	6 306	4 526
– CEEC – 8 680 m – 2/2000-7/2007	4 203	3 815
– Turkey special action – 2001	437	223
– Turkey – TERRA – 11/1999-11/2002	600	600

Total 65% Community budget guarantee	13 298	10 760

Total Community budget guarantee	23 304	22 666

Facilities
– Pre-Accession Facility	575	13 555
– Mediterranean Partnership Facility	0	152

Total Facilities	575	13 707

TOTAL	25 299	37 969

Collateral on loans (EUR million)

Among other credit mitigant instruments, the Bank also uses pledge of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 8 414 million, with the following composition:

Loan Financial Collateral (in EUR million) (1)

	Bonds						Equities & Funds	Cash	Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 395	181	88	116	41	2 069	0	0	3 890
Aa1 to Aa3	2 136	0	495	13	76	0	3	0	2 723
A1	236	0	0	0	0	0	5	0	241
Below A1	959	0	0	0	0	0	11	0	970
Non-Rated	0	0	0	0	230	0	200	160	590

Total 2004	4 726	181	583	129	347	2 069	219	160	8 414

Loan Financial Collateral (in EUR million) (1)

	Bonds						Equities & Funds	Cash	Total 2003
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 004	109	98	65	10	1 763	0	0	3 049
Aa1 to Aa3	2 245	0	0	0	0	0	18	0	2 263
A1	790	0	0	0	0	0	10	0	800
Below A1	23	0	0	0	0	0	8	0	31
Non-Rated	0	0	0	0	222	0	229	34	485

Total 2003	4 062	109	98	65	232	1 763	265	34	6 628

(1)	Bonds are valued at their market value.

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

Maturity
Sector:	not more than 1 year	1 year to 5 years	more than 5 years	Total 2004	Total 2003
Energy	2 080	9 412	12 460	23 952	23 850
Transport	3 029	13 828	51 645	68 502	60 585
Telecommunications	891	4 824	1 335	7 050	8 766
Water, sewerage	1 120	4 628	8 394	14 142	14 042
Miscellaneous infrastructure	539	4 063	8 719	13 321	11 517
Agriculture, forestry, fisheries	22	174	100	296	327
Industry	1 889	7 351	5 321	14 561	13 770
Services	137	2 228	2 072	4 437	3 261
Global loans	5 236	23 598	38 094	66 928	63 982
Health, education	192	1 205	8 309	9 706	7 136

TOTAL 2004	15 135	71 311	136 449	222 895

TOTAL 2003	17 173	64 814	125 249		207 236

Positive fair value adjustment (IAS 39)				3 420	2 490

TOTAL 2004				226 315

TOTAL 2003					209 726

R.1.2. Treasury

The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio and treasury instruments in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody’s or equivalent rating	Securities portfolio %		Treasury instruments %
	2004	2003	2004	2003
Long-term rating:
Aaa	59	74	13	15
Aa1 to Aa3	30	12	54	51
A1	3	7	10	10
Below A1	5	1	14	12

Short-term rating:
A-1+P-1	3	6	9	12

Total	100	100	100	100

Collateral on Treasury transactions (EUR million)

Part of the Treasury transactions are tripartite reverse repos, for an amount of EUR 7 351 million. These transactions are governed by a Tripartite Agreement, the exposure is fully collateralised, with daily margin calls. The classification of the collateral portfolio at the end of the year amounts to EUR 7 528 million, with the following classification:

Tripartite Agreements Collateral (in EUR million)

	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe Cedulas)	Bank and Corporate Bonds	ABS	Total 2004
Aaa	1 218	1 368	252	7	533	188	3 566
Aa1 to Aa3	1 971	0	205	6	754	3	2 939
A1	19	0	0	0	134	0	153
Below A1	391	0	0	0	479	0	870
Non-Rated	0	0	0	0	0	0	0

Total 2004	3 599	1 368	457	13	1 900	191	7 528

Tripartite Agreements Collateral (in EUR million)

	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe Cedulas)	Bank and Corporate Bonds	ABS	Total 2003
Aaa	1 742	1 063	538	7	103	73	3 526
Aa1 to Aa3	1 012	0	412	1	232	0	1 657
A1	199	0	0	0	75	0	274
Below A1	1	0	0	0	89	0	90
Non-Rated	28	0	0	0	8	0	36

Total 2003	2 982	1 063	950	8	507	73	5 583

R.2. Interest rate risk

The Group has established an organisational structure for the asset-liability function, applying best practices in the financial industry, and, in particular, an Asset-Liability Management Committee (ALCO) under the direct responsibility of the Group’s Management Committee. Accordingly, it has decided on an asset-liability management strategy which involves maintaining an own funds duration of around 5 years, thereby safeguarding the Group against substantial fluctuations in its long-term revenues.

Given a notional own funds portfolio in line with the above objective of an own funds duration equal to around 5 years, an increase in interest rates of 0.01% on all currencies would result in an increase of EUR 211 000 in the net present value of the Group’s own funds.

The following table illustrates the Group’s exposure to interest rate risk. It presents the nominal amounts according to maturities affected by the incidence of interest rate changes, as regards the main balance sheet items subject to reindexation:

Reindexation interval (in EUR million)

At 31.12.2004	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2004

Assets
Loans (gross)	140 251	2 922	4 105	37 071	41 966	226 315
Net liquidity	20 434	66	184	1 491	1 145	23 320

	160 685	2 988	4 289	38 562	43 111	249 635
Liabilities
Borrowings and swaps	156 032	5 715	1 553	28 857	27 569	219 726

Interest rate risk	4 653	- 2 727	2 736	9 705	15 542

At 31.12.2003	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2003

Assets
Loans (gross)	120 466	4 236	4 969	34 525	45 530	209 726
Net liquidity	13 439	488	146	1 542	1 420	17 035

	133 905	4 724	5 115	36 067	46 950	226 761
Liabilities
Borrowings and swaps	138 990	7 321	3 703	27 146	31 792	208 952

Interest rate risk	- 5 085	- 2 597	1 412	8 921	15 158

R.3. Liquidity risk

The table hereafter analyses assets and liabilities by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date.

Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

Liquidity Risk (in EUR million)

Maturity at 31.12.2004	Not more than 3 months	3 months to 1 year	1 year to 5 years	More than 5 years	maturity undefined	Total 2004

Assets
Cash in hand, central banks and post office banks	31	0	0	0	0	31
Treasury bills eligible for refinancing with central banks	110	241	1 319	1 102	77	2 849

Other loans and advances:
• Current accounts	198	0	0	0	0	198
• Others	18 006	0	0	0	0	18 006

	18 204	0	0	0	0	18 204
Loans:
• Credit institutions	2 316	5 192	33 975	61 203	788	103 474
• Customers	1 554	6 072	37 335	74 088	2 630	121 679

	3 870	11 264	71 310	135 291	3 418	225 153

Debt securities including fixed-income securities	5 710	972	1 426	1 185	16	9 309
Positive replacement value					9 520	9 520
Other assets					3 524	3 524

Total assets	27 925	12 477	74 055	137 578	16 555	268 590

Liabilities
Amounts owed to credit institutions	378	8	10			396
Debts evidenced by certificates	12 340	20 226	111 181	71 078	4 108	218 933
Negative replacement value					17 297	17 297
Capital, reserves and profit					29 450	29 450
Other liabilities					2 514	2 514

Total liabilities	12 718	20 234	111 191	71 078	53 369	268 590

Maturity at 31.12.2003	Not more than 3 months	3 months to 1 year	1 year to 5 years	More than 5 years	Maturity undefined	Total 2003

Assets
Cash in hand, central banks and post office banks	12	0	0	0	0	12
Treasury bills eligible for refinancing with central banks	88	72	852	599	72	1 683
Other loans and advances:
• Current accounts	220	0	0	0	0	220
• Others	13 287	0	0	0	24	13 311

	13 507	0	0	0	24	13 531
Loans:
• Credit institutions	2 212	7 245	29 920	56 357	790	96 524
• Customers	1 767	5 948	34 893	67 500	1 695	111 803

	3 979	13 193	64 813	123 857	2 485	208 327

Debt securities including fixed-income securities	4 127	1 304	1 634	2 084	29	9 178
Positive replacement value	0	0	0	0	8 592	8 592
Other assets	0	0	0	0	1 557	1 557

Total assets	21 713	14 569	67 299	126 540	12 759	242 880

Liabilities
Amounts owed to credit institutions	298	4	6	0	17	325
Debts evidenced by certificates	8 351	20 928	96 759	68 467	2 925	197 430
Negative replacement value	0	0	0	0	16 790	16 790
Capital, reserves and profit	0	0	0	0	26 112	26 112
Other liabilities	0	0	0	0	2 223	2 223

Total liabilities	8 649	20 932	96 765	68 467	48 067	242 880

A securities portfolio, termed an “investment portfolio” (Note B), has been created in order to ensure the Group’s solvency and to contend with unforeseen liquidity needs. This securities portfolio consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date. If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2005-2007 would amount to EUR 11.4 billion.

R.4. Foreign exchange risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

An FX hedging program has been set up in 2004 in order to protect the known loan margins in USD and in GBP for the next 3 years.

Exchange position (in EUR million)

Currency at 31.12.2004	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2004

Assets
Cash in hand, central banks and post office banks	1	30	0	0	30	31
Treasury bills eligible for refinancing with central banks	2 849	0	0	0	0	2 849
Other loans and advances:
• Current accounts	143	6	21	28	55	198
• Others	7 051	1 691	6 301	2 963	10 955	18 006

	7 194	1 697	6 322	2 991	11 010	18 204
Loans:
• Credit institutions	57 913	21 619	22 155	1 787	45 561	103 474
• Customers	87 392	16 433	11 161	6 693	34 287	121 679

	145 305	38 052	33 316	8 480	79 848	225 153

Debt securities including fixed-income securities	5 017	1 600	1 801	891	4 292	9 309
Positive replacement value	8 123	341	348	708	1 397	9 520
Other assets	2 818	300	342	64	706	3 524

Total assets	171 307	42 020	42 129	13 134	97 283	268 590

Liabilities
Amounts owed to credit institutions	396	0	0	0	0	396
Debts evidenced by certificates
• Debts securities in issue	94 675	50 165	52 807	20 094	123 066	217 741
• Others	305	571	0	316	887	1 192

	94 980	50 736	52 807	20 410	123 953	218 933
Negative replacement value	44 858	- 8 975	- 10 899	- 7 687	- 27 561	17 297
Capital, reserves and profit	29 450					29 450
Other liabilities	1 634	259	214	407	880	2 514

Total liabilities	171 318	42 020	42 122	13 130	97 272	268 590

Net position as at 31.12.2004	- 11	0	7	4

Currency at 31.12.2003	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2003

Assets
Cash in hand, central banks and post office banks	3	9	0	0	9	12
Treasury bills eligible for refinancing with central banks	1 683	0	0	0	0	1 683
Other loans and advances:
• Current accounts	125	7	17	71	95	220
• Others	6 209	1 832	3 267	2 003	7 102	13 311

	6 334	1 839	3 284	2 074	7 197	13 531
Loans:
• Credit institutions	56 093	22 984	15 825	1 622	40 431	96 524
• Customers	79 692	15 773	10 227	6 111	32 111	111 803

	135 785	38 757	26 052	7 733	72 542	208 327
Debt securities including fixed-income securities	6 089	1 753	1 310	26	3 089	9 178
Positive replacement value	7 296	305	471	520	1 296	8 592
Other assets	687	377	413	80	870	1 557

Total assets	157 877	43 040	31 530	10 433	85 003	242 880

Liabilities
Amounts owed to credit institutions	255	4	42	24	70	325
Debts evidenced by Certificates
• Debts securities in issue	85 873	45 563	47 826	16 965	110 354	196 227
• Others	305	571	0	327	898	1 203

	86 178	46 134	47 826	17 292	111 252	197 430
Negative replacement value	43 964	- 3 402	- 16 569	- 7 203	- 27 174	16 790
Capital, reserves and profit	26 112	0	0	0	0	26 112
Other liabilities	1 334	336	234	319	889	2 223

Total liabilities	157 843	43 072	31 533	10 432	85 037	242 880

Net position as at 31.12.2003	34	- 32	- 3	1

Note S – Derivatives

Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

S.1. As part of funding activity

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

–	Currency swaps

–	Interest rate swaps

–	Asset swaps

S.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

S.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

S.1.3. Asset swaps

Asset swaps are arranged for investments in bonds that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Group eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate or currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

•	Derivatives credit risk mitigation policy:

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising out of the use of such instruments.

•	Contractual framework:

All Group long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

•	Counterparty selection:

The minimum rating at the outset is set at A1, the Group having the right of early termination if the rating drops below a certain level.

•	Limits have been set in terms of:

-	total net present value of derivatives exposure with a counterparty;

-	unsecured exposure to a counterparty;

-	specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

•	Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

•	Collateralisation:

–	Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.

–	Very complex and illiquid transactions require collateralisation over and above the current market value.

–	Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional amount.

The notional amount is a derivative’s underlying contract amount and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the underlying volume of business transacted by the Group but does not provide any measure of risk. The majority of derivatives are negotiated as to amount, tenor and price, between the Group and its counterparty, whether other professionals or customers (OTC).

In the Group’s case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the “current exposure” method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive “fair value” or replacement value of the contracts, increased by the potential risks (add-on), contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

Positive replacement value represents the cost to the Group of replacing all transactions with a fair value in the Group’s favour if all the relevant counterparties of the Group were to default at the same time, and transactions could be replaced instantaneously. Negative replacement value is the cost to the Group’s counterparties of replacing all their transactions with the Group where the fair value is in their favour if the Group were to default. The total positive and negative replacement values are included in the balance sheet separately.

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see S.2. below) and interest rate swaps plus DRS combined, subdivided according to their notional amount and the associated credit risk:

Currency swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	9 302	22 419	2 622	6 137	40 480
Net discounted value	- 1 825	- 3 968	- 134	- 125	- 6 052
Credit risk (BIS I weighted)	40	249	50	148	487

Currency swaps at 31.12.2003 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2003
Notional amount	7 430	27 044	1 222	5 035	40 731
Net discounted value	- 1 458	- 4 589	- 157	17	- 6 187
Credit risk (BIS I weighted)	41	300	22	206	569

Interest rate swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	17 289	86 748	42 789	41 011	187 837
Net discounted value	52	1 926	692	2 206	4 876
Credit risk (BIS I weighted)	71	949	472	898	2 390

Interest rate swaps at 31.12.2003 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2003
Notional amount	13 312	70 306	37 796	33 651	155 065
Net discounted value	287	2 561	203	1 902	4 953
Credit risk (BIS I weighted)	116	967	562	757	2 402

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at least cost, the Group enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are covered entirely by swap contracts to hedge the corresponding market risk.

Tabulated below are the number and notional amounts of the various types of options embedded in borrowings:

	Option embedded		Stock exchange index		Special structure coupon or similar
	2004	2003	2004	2003	2004	2003
Number of transactions	384	306	10	16	109	71
Notional amount (in EUR million)	16 641	12 503	699	1 328	8 504	5 134
Net discounted value (in EUR million)	- 123	- 160	- 64	- 94	340	213

The “fair value” of “plain vanilla” swap transactions is their market value. For structured deals, the “fair value” is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All options contracts embedded in, or linked with, borrowings are negotiated over the counter.

From the portfolio of structured deals with embedded options, 252 swaps amounting to EUR 3 829 million of notional are Power Reverse Dual Currency. Their “fair value” is EUR - 318 million. These transactions are very dependent on the exchange rate USD/JPY. An appreciation of 5% of the USD with respect to JPY will imply a “fair value” of EUR – 309 million and an increase of EUR 9 million as well as an increase of the probability of their early exercise. The rest of structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Collateral (EUR million)

The collateral received for derivatives business amounts to EUR 4 142 million, with the following composition:

Swap Collateral (in EUR million)

	Bonds					Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)	Cash
Aaa	1 902	20	397	66	0	2 385
Aa1 to Aa3	1 337	0	0	0	0	1 337
A1	49	0	0	0	0	49
Below A1	0	0	0	0	0	0
Non-rated	0	0	0	0	371	371

Total 2004	3 288	20	397	66	371	4 142

Swap Collateral (in EUR million)

	Bonds						Total 2003
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)	Bank and Corporate Bonds	Cash
Aaa	1 006	30	365	109	78	0	1 588
Aa1 to Aa3	785	0	0	39	0	0	824
A1	46	0	0	0	0	0	46
Below A1	0	0	0	0	0	0	0
Non-rated	0	0	0	0	0	272	272

Total 2003	1 837	30	365	148	78	272	2 730

Ratings exposure table:

The major part of new derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Consequently, most of the portfolio is concentrated on counterparties rated A1 or above.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS Swaps
Moody’s or equivalent rating	2004	2003	2004	2003	2004	2003
Aaa	6.3%	7.2%	139	302	615	772
Aa1 to Aa3	59.3%	55.9%	190	329	2 159	1 882
A1	27.7%	30.7%	3	16	1 638	1 284
A2 to A3	6.5%	5.8%	1	7	806	570
Non-rated	0.2%	0.4%	1	0	241	208

Total	100%	100%	334	654	5 459	4 716

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Group could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

S.2. As part of liquidity management

The Group enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 4 590 million at 31 December 2004, as against EUR 2 482 million at 31 December 2003.

S.3. ALM and hedging derivatives

S.3.1. ALM derivatives

The Group’s policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group. Accordingly, the Group:

–	has adopted an own funds investment profile ensuring a stable and high flow of income

–	manages residual interest rate risks in relation to this investment profile.

With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps).

Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) in accordance with IAS 39.

Changes in “fair value” are recorded in the profit and loss account.

S.3.2. Hedging derivatives

The vast majority of the Group’s swaps are concluded with the aim of hedging bond issues. These derivatives as well as borrowings hedged are measured at fair value.

The table below shows a summary of hedged items, the nature of the risk being hedged, the hedged instrument and its fair value.

Table of hedging derivatives as at 31.12.2004 (in EUR million)

Hedging Instrument				Hedged item
Hedging Instrument	Description	Positive fair value	Negative fair value	Description of hedged item	Carrying value
Interest rate Swap	Receive fixed - pay variable	7 203	- 952	Fixed interest rate debt	6 251
Interest rate Swap	Receive structured - pay variable	827	- 170	Structured debt	657
Interest rate Swap	Receive structured - pay fixed	514	- 34	Structured terms of debt	480
Interest rate Swap	Receive variable - pay fixed	63	- 2 606	Fixed interest rate loans	- 2 543
Currency Swap	Receive currency A - pay currency B	136	- 4 462	Fixed interest rate debt in currency B	- 4 326
Currency Swap	Receive fixed currency A - pay variable currency B	709	- 2 005	Fixed interest rate debt in currency A	- 1 296
Currency Swap	Receive structured currency A - pay variable currency B	45	- 362	Structured debt in currency A	- 317
Currency Swap	Receive currency B - pay currency A	5	- 137	Fixed interest rate loans in currency A	- 132

	Sub-total	9 502	- 10 728		- 1 226

	Foreign exchange impact	18	- 6 569		- 6 551

	Total	9 520	- 17 297		- 7 777

As at December 31, 2004, the nature of risk being hedged by the derivatives is the fair value.

Table of hedging derivatives as at 31.12.2003 (in EUR million)

Hedging Instrument				Hedged item
Hedging Instrument	Description	Positive fair value	Negative fair value	Description of hedged item	Carrying value
Interest rate Swap	Receive fixed - pay variable	6 983	- 988	Fixed interest rate debt	5 995
Interest rate Swap	Receive structured - pay variable	468	- 190	Structured debt	278
Interest rate Swap	Receive structured - pay fixed	219	- 72	Structured terms of debt	147
Interest rate Swap	Receive variable - pay fixed	122	- 1 607	Fixed interest rate loans	- 1 485
Currency Swap	Receive currency A - pay currency B	146	- 3 915	Fixed interest rate debt in currency B	- 3 769
Currency Swap	Receive fixed currency A - pay variable currency B	592	- 2 665	Fixed interest rate debt in currency A	- 2 073
Currency Swap	Receive structured currency A - pay variable currency B	44	- 236	Structured debt in currency A	- 192
Currency Swap	Receive currency B - pay currency A	4	- 132	Fixed interest rate loans in currency A	- 128

	Sub-total	8 578	- 9 805		- 1 227

	Foreign exchange impact	14	- 6 985		- 6 971

	Total	8 592	- 16 790		- 8 198

As at December 31, 2003, the nature of risk being hedged by the derivatives is the fair value, except for five swaps (with a negative fair value of EUR 76 million), which are cash flow hedges.

Note T – Geographical breakdown of lending by country in which projects are located (in EUR ’000)

T.1. Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2004 before IAS 39	% fin. year 2003

Germany	827	39 456 286	1 019 544	38 436 742	14.85%	14.87%
France	344	28 683 819	3 128 902	25 554 917	10.79%	11.16%
Italy	802	35 612 635	3 867 884	31 744 751	13.40%	13.49%
United Kingdom	246	23 311 272	4 237 741	19 073 531	8.77%	9.12%
Spain	535	36 708 558	3 481 739	33 226 819	13.82%	13.34%
Belgium	71	3 970 341	868 418	3 101 923	1.49%	1.60%
Netherlands	52	3 474 567	993 281	2 481 286	1.31%	1.35%
Sweden	108	4 716 543	1 208 412	3 508 131	1.77%	1.77%
Denmark	88	4 954 242	1 113 414	3 840 828	1.86%	2.20%
Austria	168	4 870 265	12	4 870 253	1.83%	1.79%
Poland	85	7 433 859	3 899 755	3 534 104	2.80%	2.62	% (*)
Finland	87	4 755 482	580 004	4 175 478	1.79%	1.64%
Greece	128	11 855 952	1 776 510	10 079 442	4.46%	4.32%
Portugal	233	16 156 436	1 986 283	14 170 153	6.08%	6.07%
Czech Republic	51	4 863 032	1 444 589	3 418 443	1.83%	1.74	% (*)
Hungary	58	3 182 707	900 955	2 281 752	1.20%	1.03	% (*)
Ireland	59	2 709 931	623 703	2 086 228	1.02%	0.95%
Slovak Republic	30	1 259 639	273 000	986 639	0.47%	0.47	% (*)
Slovenia	29	1 312 804	322 573	990 231	0.49%	0.51	% (*)
Lithuania	17	304 682	146 342	158 340	0.11%	0.13	% (*)
Luxembourg	35	698 073	183 750	514 323	0.26%	0.28%
Cyprus	23	1 080 905	535 000	545 905	0.41%	0.35	% (*)
Latvia	17	301 641	97 205	204 436	0.11%	0.13	% (*)
Estonia	14	265 654	77 000	188 654	0.10%	0.08	% (*)
Malta	3	6 357	0	6 357	0.00%	0.01	% (*)
Related loans (**)	30	2 187 276	473 544	1 713 732	0.82%	0.72%

Total	4 140	244 132 958	33 239 560	210 893 398	91.84%	91.74%

(*):	Countries classified in 2003 under “acceding countries”.
(**):	Loans authorized under the second paragraph of Article 18 (1) of the Statute for projects located outside the territory of Member States of the Union but offering benefits for the Union are considered as related to loans within the Union.

T.2. Loans for projects outside the Union

T.2.1. ACP Countries/OCT

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2004 before IAS 39	% fin. year 2003

Mauritius	13	135 726	84 416	51 310
Namibia	10	126 257	5 000	121 257
Mozambique	6	102 392	10 000	92 392
Kenya	8	95 892	11 337	84 555
Dominican Republic	6	93 746	80 000	13 746
Regional – Africa	3	84 697	33 000	51 697
Jamaica	9	65 572	0	65 572
ACP Group	3	56 051	0	56 051
Barbados	5	53 263	1 500	51 763
Swaziland	3	52 460	36 000	16 460
Lesotho	3	51 561	0	51 561
Botswana	7	50 694	12 500	38 194
Regional – Central Africa	1	50 509	44 636	5 873
Ghana	4	46 668	3 966	42 702
Senegal	1	46 000	0	46 000
Regional – West Africa	2	40 849	25 000	15 849
Zimbabwe	7	35 257	0	35 257
Mauritania	3	33 796	0	33 796
Trinidad and Tobago	4	32 922	0	32 922
Cape Verde	1	20 000	0	20 000
Cameroon	1	18 189	0	18 189
Bahamas	2	17 717	0	17 717
Côte-d’Ivoire	4	14 218	0	14 218
Gabon	2	11 111	0	11 111
Saint Vincent and The Grenadines	3	10 891	8 300	2 591
Saint Lucia	4	10 554	5 000	5 554
Papua New Guinea	3	9 820	0	9 820

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2004 before IAS 39	% fin. year 2003

Nigeria	1	8 919	0	8 919
Regional – Caribbean	1	7 657	0	7 657
Fiji Islands	1	6 000	6 000	0
French Polynesia	2	5 733	0	5 733
Malawi	4	5 019	0	5 019
British Virgin Islands	3	3 774	0	3 774
Guinea	1	3 713	0	3 713
Uganda	1	3 234	0	3 234
Chad	1	3 136	0	3 136
New Caledonia and Dependencies	2	2 422	0	2 422
Surinam	1	1 990	0	1 990
OCT Group	1	1 989	0	1 989
Grenada	1	1 887	0	1 887
Cayman Islands	2	1 813	0	1 813
Falkland Islands	2	1 651	0	1 651
Belize	1	1 193	0	1 193
Tonga	2	1 105	0	1 105
Netherlands Antilles	1	124	0	124

Sub-total	146	1 428 171	366 655	1 061 516	0.54%	0.64%

T.2.2. South Africa

Sub-total	28	940 675	254 612	686 063	0.35%	0.37%

T.2.3. Euro-Mediterranean Partnership Countries and the Balkans
Turkey	35	3 114 146	1 207 293	1 906 853
Egypt	34	1 986 464	1 108 757	877 707
Tunisia	50	1 792 698	867 159	925 539
Morocco	40	1 655 672	739 500	916 172
Algeria	35	1 499 049	550 164	948 885
Serbia and Montenegro	23	766 247	526 667	239 580
Croatia	16	670 172	486 530	183 642
Syria	7	592 564	448 120	144 444
Lebanon	15	484 009	225 032	258 977
Jordan	23	395 711	165 897	229 814
Albania	8	187 493	124 000	63 493
Bosnia-Herzegovina	4	183 844	99 152	84 692
FYROM	7	170 623	61 794	108 829
Gaza-West Bank	8	144 006	106 270	37 736
Israel	3	31 475	0	31 475

Sub-total	308	13 674 173	6 716 335	6 957 838	5.14%	4.85%

T.2.4. Russian Federation

Sub-Total	1	25 000	14 000	11 000	0.01%	0.00%

T.2.5. Acceding and Accession Countries
Romania	45	2 803 498	1 263 710	1 539 788
Bulgaria	25	800 286	502 782	297 504

Sub-total	70	3 603 784	1 766 492	1 837 292	1.36%	1.49%

T.2.6. Asia and Latin American Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted		Undisbursed portion	Disbursed portion	% of total 2004 before IAS 39		% fin. year 2003
Brazil	24	668 814		162 475	506 339
Argentina	8	203 467		11 313	192 154
Philippines	6	184 539		66 832	117 707
Indonesia	4	161 881		48 794	113 087
Mexico	3	130 176		92 521	37 655
China	3	99 425		29 681	69 744
Panama	3	95 949		4 881	91 068
Regional – Central America	3	79 514		59 037	20 477
Pakistan	3	73 494		18 528	54 966
India	2	72 300		50 000	22 300
Peru	2	50 998		0	50 998
Vietnam	1	44 278		0	44 278
Thailand	1	40 803		0	40 803
Sri Lanka	1	38 013		15 000	23 013
Bangladesh	1	31 999		21 721	10 278
Costa Rica	1	25 671		0	25 671
Regional – Andean Pact	1	22 108		0	22 108
Uruguay	1	4 833		0	4 833

Sub-total	68	2 028 262		580 783	1 447 479	0.76%		0.90%

Total	621	21 700 065		9 698 877	12 001 188	8.16	%(1)	8.26%

IAS 39		3 420 137			3 420 137

TOTAL 2004	4 761	269 253 160	(2)	42 938 437	226 314 723	100.00%

TOTAL 2003	4 799	250 090 429	(2)	40 364 432	209 725 997			100.00%

(1)	7.95% % excluding Pre-Accession Facility.
(2)	including securitised loans (Notes B and D.1).

Note U – Segment reporting

The Group considers that lending constitutes its main business segment: its organisation and entire management systems are designed to support the lending business.

Consequently, the determining factors for segment reporting are:

•	primary determining factor: lending as the main business segment;

•	secondary determining factor: lending in terms of geographical spread.

Information to be disclosed under the heading of geographical segment reporting is given in the following notes:

•	interest and similar income by geographical area (Note M);

•	lending by country in which projects are located (Note T);

•	tangible and intangible assets by country of location (Note F).

Note V – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2004 and 31 December 2003:

	31.12.2004	31.12.2003
NON-EURO CURRENCIES OF EU MEMBER STATES :
Pound sterling	0.70505	0.704800
Danish kroner	7.43880	7.4450
Swedish kronor	9.02060	9.0800
Cyprus pound	0.58000	0.58637
Czech koruna	30.464	32.410
Estonian kroon	15.6466	15.6466
Hungarian forint	245.97	262.50
Lithuanian litas	3.4528	3.4524
Latvian lats	0.6979	0.6725
Maltese lira	0.4343	0.4317
Polish zloty	4.0845	4.7019
Slovenian tolar	239.76	236.70
Slovak koruna	38.745	41.170

NON-COMMUNITY CURRENCIES:
United States dollars	1.3621	1.2630
Swiss francs	1.5429	1.5579
Japanese yen	139.65	135.05
Canadian dollars	1.6416	1.6234
Australian dollars	1.7459	1.6802
CFA francs	655.957	655.957
Hong Kong dollars	10.5881	9.8049
New Zealand dollars	1.8871	1.9244
South African rand	7.6897	8.3276

Note W – Post-Balance Sheet Events

There have been no material post-balance sheet events which would require disclosure or adjustment to the 31 December 2004

Consolidated Financial Statements.

On a proposal from the Management Committee, the Board of Directors reviewed these consolidated Financial Statements on 3 March 2005 and decided to submit them to the Governors for approval at their meeting to be held on 7 June 2005.

Note X – Commitments, Contingent Liabilities and other memorandum items (in EUR ‘000)

The Group utilizes various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfill its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at December 31, 2004 and 2003, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts):

		31.12.2004		31.12.2003
Commitments
- EBRD capital (Note E)
• uncalled		442 500		442 500
- Undisbursed loans (Note D)
• credit institutions	9 957 261		8 772 897
• customers	32 981 176		31 591 535

		42 938 437		40 364 432
- Undisbursed venture capital operations		1 123 697		1 088 993
Guarantees:
- In respect of loans granted by third parties		2 306 555		1 983 741
- In respect of venture capital operations		35 238		60 526
Fiduciary operations (Note A.21.)		5 313 846		4 552 056
Assets held on behalf of third parties (Note A.20.)
- Growth and Environment Pilot Project	0		5 192
- SME Guarantee Facility	101 578		113 121
- European Technology Facility	105 053		98 044
- Map Equity	40 978		29 725
- Guarantee Fund treasury management	1 612 856		1 600 474
- Investment Facility – Cotonou	170 502		204 653
- Map guarantee	58 715		17 966
- Seed Capital Action	175		103
- Special Section	2 325 690		2 496 988

		4 415 547		4 566 266
Special deposits for service of borrowings (Note Q)		168 254		160 176
Securities portfolio (Note A.4.)
- securities receivable		11 000		18 309
- securities payable		18 000		4 894
Interest-rate swap and deferred rate-setting contracts (Note S)		187 837 168		155 065 118
Currency swap contracts payable		51 620 888		50 172 472
Currency swap contracts receivable		45 070 041		43 213 019
Put option granted to EIF minority shareholders (Note A.22.)		257 355		254 520
Borrowings arranged but not yet signed		216 168		77 749
Swaps arranged but not yet signed		120		69
Securities lent (Note A.7.)		461 278		385 023

Note Y – Subscribed capital and receivable reserves, called but not paid

As described in the table ‘Statement of Movements in consolidated Own Funds’, the subscribed capital has increased from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004.

As a consequence of the increase in subscribed capital, the total amount to be paid to capital and reserves by the ten new Member States and Spain of EUR 2 407 966 159 (composed of an amount of EUR 682 686 850 for the capital and EUR 1 725 279 309 for the reserve) has been equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009.

The installment of 30 September 2004 has been entirely settled. It has to be noted that as at 31 December 2004, Latvia has already settled its instalment of 30 September 2005 for the amount of EUR 3 358 215.

The related net receivable from the Member States is shown in the balance-sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

In EUR ’000

Subscribed capital called but not paid (nominal value)	596 398
Net present value adjustment	- 52 660

Subscribed capital called but not paid (carrying value)	543 738

Receivable reserve called but not paid (nominal value)	1 507 214
Net present value adjustment	- 133 083

Receivable reserve called but not paid (carrying value)	1 374 131

1 917 869

ADDITIONAL INFORMATION

STATEMENT OF SPECIAL SECTION (1) AS AT 31 DECEMBER 2004

(in EUR ‘000)

ASSETS	31.12.2004	31.12.2003
Member States
From resources of the European Community (New Community Instrument for borrowing and lending)
Disbursed loans outstanding (2)	—	16 317

Turkey
From resources of Member States
Disbursed loans outstanding (3)	23 013	31 219

Mediterranean Countries
From resources of the European Community
Disbursed loans outstanding	181 950	191 884

Risk capital operations
- amounts to be disbursed	103 381	103 217
- amounts disbursed	226 959	222 644

	330 340	325 861

Total (4)	512 290	517 745

African, Caribbean and Pacific State and Overseas Countries and Territories
From resources of the European Community

Yaoundé Conventions
Loans disbursed	25 868	40 303
Contributions to the formation of risk capital
- amounts disbursed	419	419

Total (5)	26 287	40 722

Lomé Conventions
Operations from risk capital resources:
- amounts to be disbursed	380 666	539 164
- amounts disbursed	1 375 434	1 343 821

	1 756 100	1 882 985
Operations from other resources:
- amounts to be disbursed	5 444	6 813
- amounts disbursed	2 556	1 187

	8 000	8 000

Total (6)	1 764 100	1 890 985

TOTAL	2 325 690	2 496 988

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a)	Under the First, Second and Third Lomé Conventions: at 31.12.2004 = 1 103 349 (at 31.12.2003: 1 238 261)

b)	Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2004 = 140 128 (at 31.12.2003: 146 256)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement separate Financial Statements are presented.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Communities and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed under Council Decisions: 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982, 83/200/EEC of 19 April 1983 and 87/182/EEC of 9 March 1987 for promoting investment within the Community, as well as 81/19/EEC of 20 January 1981 for reconstructing areas of Campania and Basilicata (Italy) struck by an earthquake on 23 November 1980 and 81/1013/ EEC of 14 December 1981 for reconstructing areas in Greece struck by earthquakes in February and March 1981, under mandate, for the account and at the risk of the European Community:

Initial amount:		6 399 145
add: -exchange adjustments		119 076
less: - cancellations	201 991
- repayments	6 316 230

- 6 518 221

0

LIABILITIES	31.12.2004	31.12.2003
Funds under trust management
Under mandate from the European Communities
- New Community Instrument	—	16 317
- Financial Protocols with the Mediterranean Countries	408 909	414 528
- Yaoundé Conventions	26 287	40 722
- Lomé Conventions	1 375 434	1 343 821
- Other resources under the Lomé Conventions	2 556	1 187

	1 813 186	1 816 575
Under mandate from Member States	23 013	31 219

Total	1 836 199	1 847 794

Funds to be disbursed
On loans and risk capital operations in the Mediterranean Countries	103 381	103 217
On operations from risk capital resources under the Lomé Conventions	380 666	539 164
On operations from other resources under the Lomé Conventions	5 444	6 813

Total	489 491	649 194

TOTAL	2 325 690	2 496 988

Note (3): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	- exchange adjustments		22 136
less :	- cancellations	215
	- repayments	404 807

- 405 022

23 013

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:			699 507
less :	- exchange adjustments	1 009
	- cancellations	37 989
	- repayments	148 219

- 187 217

512 290

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Maurtius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions		139 483
- contributions to the formation of risk capital		2 503

Initial amount:			141 986
add:	- capitalised interest	1 178
	- exchange adjustments	9 839

11 017
less :
	- cancellations	1 574
	- repayments	125 142

- 126 716

26 287

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:
- conditional and subordinated loans		3 084 497
- equity participations		117 584

Initial amount:			3 202 081
add:	- capitalised interest		5 226
less:	- cancellations	455 042
	- repayments	947 155
	- exchange adjustments	49 010

- 1 451 207

1 756 100
Loans from other resources			8 000

1 764 100

Report of the Auditor

The Chairman of the Audit Committee

EUROPEAN INVESTMENT BANK

Luxembourg

We have audited the consolidated financial statements, as identified below, of the European Investment Bank for the year ended 31 December 2004. These consolidated financial statements are the responsibility of the management of the European Investment Bank. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements identified below give, in accordance with International Financial Reporting Standards and with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of banks and other financial institutions, a true and fair view of the financial position of the European Investment Bank as at 31 December 2004 and of the results of its operations and its cash flows for the year then ended.

The consolidated financial statements on which our opinion is expressed comprise:

•	Consolidated balance sheet

•	Consolidated profit and loss account

•	Statement of movements in consolidated own fund

•	Consolidated cash flow statement

•	Notes to the consolidated financial statements.

ERNST & YOUNG
Société Anonyme

/s/ KENNETH A. HAY
Kenneth A. HAY

Luxembourg, 3 March 2005

The Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the consolidated financial statements for the past financial year.

Statement by the Audit Committee

The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having

–	designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports and noted that their opinion on the consolidated financial statements is unqualified,

–	convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,

–	received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

–	the consolidated financial statements for the financial year ending on 31 December 2004 as drawn up by the Board of Directors at its meeting on 3 March 2005,

–	that the foregoing provides a reasonable basis for its statement and,

–	Articles 22, 23 & 24 of the Rules of Procedure,

to the best of its knowledge and judgement:

confirms that the consolidated financial statements, comprising the consolidated balance sheet, the statement of special section, the consolidated profit and loss account, the consolidated own funds, the consolidated cash flow statement and the notes to the consolidated financial statements give a true and fair view of the financial position of the Bank as at 31 December 2004 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended.

Luxembourg, 3 March 2005

The Audit Committee

/s/ M. COLAS	/s/ M. HARALABIDIS	/s/ R. POVEDA ANADÓN
M. COLAS	M. HARALABIDIS	R. POVEDA ANADÓN

EIB

Financial Statements

BALANCE SHEET AS AT 31 DECEMBER 2004

(In EUR ’000)

	ASSETS			31.12.2004		31.12.2003
1.	Cash in hand, balances with central banks and post office banks			30 667		11 555

2.	Treasury bills eligible for refinancing with central banks (Note B)			2 641 892		1 482 176

3.	Loans and advances to credit institutions
	a) repayable on demand		163 320		195 633
	b) other loans and advances (Note C)		17 908 212		13 257 301
	c) loans (Note D)		102 686 478		95 734 289

				120 758 010		109 187 223
4.	Loans and advances to customers
	a) loans (Note D)		119 288 495		110 286 636
	b) specific provisions (Notes A.8.1 and D.3)		- 235 000		- 175 000

				119 053 495		110 111 636
5.	Debt securities including fixed-income securities (Note B)
	a) issued by public bodies		1 185 116		2 533 369
	b) issued by other borrowers		7 783 332		6 269 895

				8 968 448		8 803 264
6.	Shares and other variable-yield securities (Note E)			939 371		878 079

7.	Participating Interests (Note E)			262 832		264 832

8.	Intangible assets (Note F)			6 569		8 075

9.	Property, furniture and equipment (Note F)			132 822		119 958

10.	Other assets
	a) sundry debtors (Note H)		416 153		476 053

				416 153		476 053
11.	Subscribed capital and receivable reserves, called but not paid (Note X)			2 103 612		0

12.	Prepayments and accrued income (Note I)			2 457 824		2 735 527

				257 771 695		234 078 378

OFF-BALANCE-SHEET ITEMS
				31.12.2004		31.12.2003
Commitments
	-	EBRD capital (Note E)
	.	uncalled		442 500		442 500
	.	to be paid in		8 438		16 875
	-	EIF capital (Note E)
	.	uncalled		946 400		953 600
	-	Undisbursed loans (Note D)
	.	credit institutions	9 957 261		8 772 897
	.	customers	32 981 176		31 591 535

				42 938 437		40 364 432
	-	Undisbursed venture capital operations		1 019 484		1 006 246

Guarantees (Note D)
	-	In respect of loans granted by third parties		232 350		331 417
	-	In respect of venture capital operations		35 238		60 526

	EIF treasury management			519 164		517 217

	Guarantee Fund treasury management			1 612 856		1 600 474

The bracketed notes refer to the Notes to the Financial Statements.

LIABILITIES			31.12.2004		31.12.2003
1.	Amounts owed to credit institutions (Note J)
	a) with agreed maturity dates or periods of notice	387 605		308 203

			387 605		308 203

2.	Debts evidenced by certificates (Note K)
	a) debt securities in issue	213 633 029		193 301 439
	b) others	1 192 101		1 203 079

			214 825 130		194 504 518

3.	Other liabilities
	a) interest subsidies received in advance (Note G)	247 493		260 207
	b) sundry creditors (Note H)	1 149 268		974 110
	c) sundry liabilities	16 422		15 354
	d) currency swap contracts adjustment account	6 577 497		6 970 428

			7 990 680		8 220 099

4.	Accruals and deferred income (Note I)		4 204 725		4 450 980

5.	Provisions for liabilities and charges
	a) staff pension fund (Note L)	683 457		593 115
	b) provision for guarantees issued in respect of loans granted by third parties	22 000		0
	c) provision for guarantees issued in respect of venture capital operations	20 592		17 941

			726 049		611 056
6.	Fund for general banking risks (Note M)		915 000		1 050 000

7.	Capital (Note X)
	- Subscribed	163 653 737		150 000 000
	- Uncalled	- 155 471 050		- 142 500 000

			8 182 687		7 500 000
8.	Reserves
	a) reserve fund	16 365 374		13 641 249
	b) additional reserves	538 361		0

			16 903 735		13 641 249

9.	Funds allocated to structured finance facility		500 000		500 000

10.	Funds allocated to venture capital operations		1 755 067		1 868 769

11.	Profit for the financial year		1 381 017		1 423 504

			257 771 695		234 078 378

OFF-BALANCE-SHEET ITEMS

			31.12.2004		31.12.2003
Special deposits for service of borrowings (Note Q)			168 254		160 176
Securities portfolio
- securities receivable			11 000		18 309
- securities payable			18 000		4 894
Nominal value of interest-rate swap contracts (Note T)			187 837 168		155 065 118
Nominal value of currency swap contracts payable			51 620 888		50 172 472
Nominal value of currency swap contracts receivable			45 070 041		43 213 019
Nominal value of put option granted to EIF minority shareholders			257 355		254 520
Borrowings arranged but not yet signed			216 168		77 749
Swaps arranged but not yet signed			120		69
Securities lending			458 761		383 127

STATEMENT OF SPECIAL SECTION (1) AS AT 31 DECEMBER 2004

(In EUR ’000)

ASSETS	31.12.2004	31.12.2003
Member States
From resources of the European Community (New Community Instrument for borrowing and lending)
Disbursed loans outstanding (2)	—	16 317

Turkey
From resources of Member States
Disbursed loans outstanding (3)	23 013	31 219

Mediterranean Countries
From resources of the European Community
Disbursed loans outstanding	181 950	191 884

Risk capital operations
- amounts to be disbursed	103 381	103 217
- amounts disbursed	226 959	222 644

	330 340	325 861

Total (4)	512 290	517 745
African, Caribbean and Pacific State and Overseas Countries and Territories
From resources of the European Community

Yaoundé Conventions
Loans disbursed	25 868	40 303
Contributions to the formation of risk capital
- amounts disbursed	419	419

Total (5)	26 287	40 722
Lomé Conventions
Operations from risk capital resources:
- amounts to be disbursed	380 666	539 164
- amounts disbursed	1 375 434	1 343 821

	1 756 100	1 882 985
Operations from other resources:
- amounts to be disbursed	5 444	6 813
- amounts disbursed	2 556	1 187

	8 000	8 000

Total (6)	1 764 100	1 890 985

TOTAL	2 325 690	2 496 988

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a)	Under the First, Second and Third Lomé Conventions: at 31.12.2004 = 1 103 349 (at 31.12.2003: 1 238 261)
b)	Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2004 = 140 128 (at 31.12.2003: 146 256)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement separate Financial Statements are presented.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Communities and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed under Council Decisions: 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982, 83/200/EEC of 19 April 1983 and 87/182/EEC of 9 March 1987 for promoting investment within the Community, as well as 81/19/EEC of 20 January 1981 for reconstructing areas of Campania and Basilicata (Italy) struck by an earthquake on 23 November 1980 and 81/1013/EEC of 14 December 1981 for reconstructing areas in Greece struck by earthquakes in February and March 1981, under mandate, for the account and at the risk of the European Community:

Initial amount:			6 399 145
add:	- exchange adjustments		119 076
less:	- cancellations	201 991
	- repayments	6 316 230

- 6 518 221

0

Note (3): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	- exchange adjustments		22 136
less:	- cancellations	215
	- repayments	404 807

- 405 022

23 013

LIABILITIES	31.12.2004	31.12.2003
Funds under trust management
Under mandate from the European Communities
- New Community Instrument	—	16 317
- Financial Protocols with the Mediterranean Countries	408 909	414 528
- Yaoundé Conventions	26 287	40 722
- Lomé Conventions	1 375 434	1 343 821
- Other resources under the Lomé Conventions	2 556	1 187

	1 813 186	1 816 575
Under mandate from Member States	23 013	31 219

Total	1 836 199	1 847 794

Funds to be disbursed
On loans and risk capital operations in the Mediterranean Countries	103 381	103 217
On operations from risk capital resources under the Lomé Conventions	380 666	539 164
On operations from other resources under the Lomé Conventions	5 444	6 813

Total	489 491	649 194

TOTAL	2 325 690	2 496 988

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:			699 507
less:	- exchange adjustments	1 009
	- cancellations	37 989
	- repayments	148 219

- 187 217

512 290

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions		139 483
- contributions to the formation of risk capital		2 503

Initial amount:			141 986
add:	- capitalised interest	1 178
	- exchange adjustments	9 839

11 017
less:	- cancellations	1 574
	- repayments	125 142

- 126 716

26 287

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:
- conditional and subordinated loans		3 084 497
- equity participations		117 584

Initital amount:			3 202 081
add:	- capitalised interest		5 226
less:	- cancellations	455 042
	- repayments	947 155
	- exchange adjustments	49 010

- 1 451 207

1 756 100
Loans from other resources			8 000

1 764 100

PROFIT AND LOSS ACCOUNT

For the year ended 31 December 2004

(in EUR ’000)

			31.12.2004		31.12.2003
1.	Interest and similar income (Note N)		9 191 751		8 806 415

2.	Interest and similar charges		- 7 463 862		- 7 079 942

3.	Income from participating interests		4 771		4 556

4.	Commission income (Note O)		35 867		49 607

5.	Commission expense		- 7 431		- 7 618

6.	Result on financial operations		- 3 880		- 4 631

7.	Other operating income		17 966		22 827

8.	General administrative expenses (Note P)		-264 404		- 249 372
	a) staff costs	- 195 919		- 177 515
	b) other administrative costs	- 68 485		- 71 857

9.	Depreciation and amortization (Note F)		- 18 032		- 18 059
	a) intangible assets	- 3 778		- 3 658
	b) tangible assets	- 14 254		- 14 401

10.	Value adjustments on loans and advances (Notes A.8.1 and D.3.)		- 60 000		- 40 627

11.	Value adjustments on venture capital operations (Note E)		- 76 162		- 108 734

12.	Allocation to provision for guarantees issued		- 24 535		- 5 390

13.	Value adjustments on shares and other variable yield securities (Note E)		- 17 561		- 528

14.	Extraordinary charges (Note L)		- 68 471		0

15.	Transfer from Fund for general banking risks (Note M)		135 000		55 000

16.	Profit for the financial year		1 381 017		1 423 504

OWN FUNDS AND APPROPRIATION OF PROFIT

As at 1 May 2004, the subscribed capital has increased from EUR 150 000 000 000 to EUR 163 653 737 000, by virtue of the contributions of ten new Member States: Poland, Czech Republic, Hungary, Slovak Republic, Slovenia, Lithuania, Cyprus, Latvia, Estonia and Malta, and the increase of the subscribed capital for Spain. As a consequence of this capital increase, the ten new Member States and Spain had to contribute to their share of Paid-in capital (EUR 682 686 850) and also to their share of the Reserves and General Provisions (EUR 1 725 279 309) for the amounts outstanding as of 30 April 2004.

At its annual meeting on 2 June 2004, the Board of Governors decided the following appropriation of the balance of the profit and loss account for the year ended 31 December 2003, which, after release of EUR 55 000 000 from the account “Fund for general banking risks”, amounted to EUR 1 423 504 110:

•	EUR 998 845 716, as an increase to the account “Reserve Fund”;

•	EUR 424 658 394, as an increase to the account “Additional Reserves”.

An amount of EUR 113 702 592 resulting from the value adjustment on venture capital operations has also been transferred from the Funds allocated to venture capital operations to the Additional Reserves. Following this transfer, the Funds allocated to venture capital operations amount to EUR 1 755 066 872 and the Additional Reserves EUR 538 360 986.

Statement of movements in own funds (in EUR ‘000)	31.12.2004	31.12.2003
Share Capital
Subscribed capital	163 653 737	150 000 000
Uncalled	- 155 471 050	- 142 500 000
Called Capital	8 182 687	7 500 000
Less: Capital called but not paid	- 596 399	0
Paid-in capital	7 586 288	7 500 000

Reserves and profit for the year:

Reserve Fund
Balance at beginning of the year	13 641 249	10 000 000
Appropriation of prior year’s profit	998 846	1 424 189
Transfer from Additional reserves	0	2 217 060
Payable by Member States	1 725 279	0

Balance at the end of the year	16 365 374	13 641 249
Less: Receivable from Member States	- 1 507 213	0
Paid-in balance at end of the year	14 858 161	13 641 249

Additional reserves
Balance at beginning of the year	0	3 717 060
Appropriation of prior year’s profit	538 361	0
Transfer to Paid in capital	0	- 1 500 000
Transfer to Reserve Fund	0	- 2 217 060
Balance at end of the year	538 361	0

Special supplementary reserves
Balance at beginning of the year	0	750 000
Appropriation of prior year’s profit	0	- 750 000
Balance at end of the year	0	0

Fund for general banking risks
Balance at beginning of the year	1 050 000	1 105 000
Appropriation of current year’s profit	- 135 000	- 55 000
Balance at end of the year	915 000	1 050 000

Funds allocated to structured finance facility
Balance at beginning of the year	500 000	250 000
Appropriation of prior year’s profit	0	250 000
Balance at end of the year	500 000	500 000

Funds allocated to venture capital operations
Balance at beginning of the year	1 868 769	1 499 091
Appropriation of prior year’s profit	- 113 702	- 130 322
Balance at end of the year	1 755 067	1 868 769

Profit for the financial year	1 381 017	1 423 504

Reserves and profit for the year	19 947 606	18 483 522

Total own funds	27 533 894	25 983 522

STATEMENT OF SUBSCRIPTIONS TO THE CAPITAL OF THE BANK AS AT 31 DECEMBER 2004 In EUR

Member States	Subscribed capital	Uncalled capital (*)	Paid-in and to be paid-in capital at 31.12.2004 (*)(*)
GERMANY	26 649 532 500	25 316 065 017	1 333 467 483
FRANCE	26 649 532 500	25 316 065 017	1 333 467 483
ITALY	26 649 532 500	25 316 065 017	1 333 467 483
UNITED KINGDOM	26 649 532 500	25 316 065 017	1 333 467 483
SPAIN	15 989 719 500	15 191 419 977	798 299 523
NETHERLANDS	7 387 065 000	7 018 606 548	368 458 452
BELGIUM	7 387 065 000	7 018 606 548	368 458 452
SWEDEN	4 900 585 500	4 655 556 231	245 029 269
DENMARK	3 740 283 000	3 553 721 865	186 561 135
AUSTRIA	3 666 973 500	3 483 624 843	183 348 657
POLAND	3 411 263 500	3 240 700 325	170 563 175
FINLAND	2 106 816 000	2 001 475 188	105 340 812
GREECE	2 003 725 500	1 903 781 233	99 944 267
PORTUGAL	1 291 287 000	1 226 879 033	64 407 967
CZECH REPUBLIC	1 258 785 500	1 195 846 225	62 939 275
HUNGARY	1 190 868 500	1 131 325 075	59 543 425
IRELAND	935 070 000	888 429 814	46 640 186
SLOVAK REPUBLIC	428 490 500	407 065 975	21 424 525
SLOVENIA	397 815 000	377 924 250	19 890 750
LITHUANIA	249 617 500	237 136 625	12 480 875
LUXEMBOURG	187 015 500	177 687 377	9 328 123
CYPRUS	183 382 000	174 212 900	9 169 100
LATVIA	152 335 000	144 718 250	7 616 750
ESTONIA	117 640 000	111 758 000	5 882 000
MALTA	69 804 000	66 313 800	3 490 200

	163 653 737 000	155 471 050 150	8 182 686 850

(*):	Could be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations towards those who have made loans to it.
(*)(*):	Refer to Note X for details on the payment schedule on capital to be paid-in.

CASH FLOW STATEMENT AS AT 31 DECEMBER 2004

(In EUR ’000)

	31.12.2004	31.12.2003
A. Cash flows from operating activities:
Profit for the financial year	1 381 017	1 423 504
Adjustments:

Transfer from Fund for general banking risks	- 135 000	- 55 000
Value adjustments on tangible and intangible assets	18 032	18 059
Value adjustment on shares and other variable yield securities	17 561	528
Value adjustment on venture capital operations	76 162	108 734
Decrease in accruals and deferred income	- 246 255	- 148 563
Decrease in prepayments and accrued income	277 703	156 988
Investment portfolio amortisation	55 585	15 957

Profit on operating activities	1 444 805	1 520 207

Net loan disbursements	- 43 570 752	- 36 305 299
Repayments	25 133 685	16 772 520
Effects of exchange rate changes on loans	2 483 019	8 709 571
Net balance on NCI operations	0	57 779
Increase in treasury portfolios	- 611 170	- 181 658
Increase in venture capital operations	- 146 174	- 127 652
Specific provisions on loans and advances	60 000	0
Increase in shares and other variable yield securities	- 403	- 13 124
Decrease in securitised loans	296 004	625 331
Decrease in other assets	40 759	144 421

Net cash from operating activities	- 14 870 227	- 8 797 904

B. Cash flows from investing activities:
EBRD shares paid up (Note E)	- 8 438	- 8 437
Sales of EIF shares	2 000	5 110
Sales of securities	280 188	307 436
Purchases of securities	- 331 980	- 334 158
Increases in land, buildings and furniture (Note F)	- 27 118	- 21 654
Increases in intangible fixed assets	- 2 272	- 1 884

Net cash from investing activities	- 87 620	- 53 587

C. Cash flows from financing activities:
Issue of borrowings	49 887 556	42 519 785
Redemption of borrowings	- 24 745 466	- 21 192 285
Effects of exchange rate changes on borrowings & swaps	- 3 331 176	- 9 282 545
Decrease in currency swaps payable	- 1 633 286	- 311 759
Paid in by Member States	304 354	0
Decrease/Increase in commercial paper	- 230 806	1 705 163
Increase/Decrease in amounts owed to credit institutions	79 402	- 874 464
Increase/Decrease in other liabilities	278 505	- 44 958

Net cash from financing activities	20 609 083	12 518 937

Summary statement of cash flows
Cash and cash equivalents at beginning of financial year	17 479 778	13 812 332
Net cash from:
(1) operating activities	- 14 870 227	- 8 797 904
(2) investing activities	- 87 620	- 53 587
(3) financing activities	20 609 083	12 518 937

Cash and cash equivalents at end of financial year	23 131 014	17 479 778

Cash analysis (excluding investment and hedging portfolios):
Cash in hand, balances with central banks and post office banks	30 667	11 555
Bills maturing within three months of issue (Note B)	5 028 815	4 015 289
Loans and advances to credit institutions:
Accounts repayable on demand	163 320	195 633
Term deposit accounts	17 908 212	13 257 301

	23 131 014	17 479 778

EUROPEAN INVESTMENT BANK

NOTES TO THE FINANCIAL STATEMENTS AS AT 31 DECEMBER 2004

Note A – Significant accounting policies

A.1. Accounting standards

The unconsolidated financial statements (the “Financial Statements”) have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions (the “Directive”), as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the “Directives”).

On a proposal from the Management Committee, the Board of Directors decided on 3 March 2005 to submit the Financial Statements to the Governors for approval at their meeting on 7 June 2005.

In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements.

The Bank also publishes consolidated Financial Statements.

A.2. Foreign currency translation

In accordance with Article 4(1) of its Statute, the EIB uses the euro, the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements.

The Bank conducts its operations in the currencies of its Member States, in euro and in non-Community currencies.

Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies.

Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction.

The Bank’s assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account.

The elements of the profit and loss accounts are translated into euro monthly on the basis of the exchange rates prevailing at the end of each month.

A.3. Derivatives

The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions.

The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction.

The Bank also enters into interest rate swaps as part of its hedging operations. The corresponding interest is accounted for on a pro-rata temporis basis. The nominal amounts of interest rate swaps are booked as off-balance sheet items at the date of the transaction.

A.4. Financial assets

Financial assets are accounted for using the settlement date basis.

A.5. Cash and Cash Equivalents

The Bank defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less.

A.6.	Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities

With a view to clarifying management of its liquid assets and consolidating its solvency, the Bank has established the following portfolio categories:

A.6.1. Investment portfolio

The investment portfolio consists of securities purchased with the intention of holding them to maturity in order to ensure the Bank’s solvency. These securities are issued or guaranteed by:

–	Governments of the European Union, G10 countries and their agencies;

–	supranational public institutions, including multinational development banks.

These securities are initially recorded at purchase price or more exceptionally at transfer price . The difference between entry price and redemption value is accounted for prorata temporis over the remaining life of the securities.

A.6.2. Operational portfolios

–	Operational money market portfolios A1, A2 and A2AFS

In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of twelve months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities in the A1 and A2 portfolio are held until their final maturity and presented in the accounts at their nominal value. The securities in the A2AFS portfolio are available for sale and presented in the accounts at the lower of cost (including amortised premium or discount) and market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account.

Treasury bills appear on the assets side of the balance sheet under item 2) Treasury bills eligible for refinancing with central banks.

Negotiable debt securities issued by credit institutions appear on the assets side of the balance sheet under item 5. Debt securities including fixed-income securities - b) issued by other borrowers.

–	Operational bond portfolios B1 and B3

The B1 “Credit Spread” portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations with a maximum residual maturity of 5 years. The securities are held until their final maturity and presented in the accounts at their amortised cost.

The B3 “Global Fixed income” portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding value adjustment is recorded under item 6. Result on financial operations in the profit and loss account.

A.7. Securities borrowing and lending

In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio and the B3 “Global Fixed income” portfolio.

Securities borrowed and securities lent are recorded at the amount of cash collateral advanced or received, plus accrued interest. Securities borrowed and securities received as collateral under securities lending transactions are not recognized in the balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent and securities provided as collateral under securities borrowing transactions are not derecognised from the balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Bank monitors the market value of the securities borrowed and lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreements.

Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis.

A.8. Loans and advances to credit institutions and customers

A.8.1. Loans and advances

Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the asset to which they relate. Value adjustments are accounted for in the profit and loss account as “Value adjustments on loans and advances” and are deducted from the appropriate asset items on the balance sheet.

A.8.2. Interest on loans

Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in the account “Prepayments and accrued income” under assets. Value adjustments to interest on these loans are determined on a case-by-case basis by the Bank’s Management.

A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos)

A reverse repurchase (repurchase) operation is one under which the Bank lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset.

The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Bank’s (counterparty’s ) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Bank linked to the money market.

This type of operation is considered for the purposes of the Bank to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralized financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the balance sheet under item 3 . Loans and advances to credit institutions – b) other loans and advances (on the liabilities side of the balance sheet under item 1. Amounts owed to credit institutions – b) with agreed maturity dates or periods of notice). The securities received as collateral are accounted for off balance sheet in the account “Securities received as collateral with respect to derivatives exposure”. The securities provided as collateral are maintained in the balance sheet accounts.

Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized in the balance sheet or derecognised from the balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income or interest expense, over the life of each agreement.

A.9. Shares, other variable-yield securities and participating interests

A.9.1. Shares and other variable-yield securities

Shares and other variable-yield securities are recorded at acquisition cost. At the balance sheet date, their carrying value is adjusted to the lower of cost or market value.

Investments in venture capital enterprises represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities and are shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolio of Venture Capital Investments is valued on a line-by-line basis at the lower of cost or attributable net asset value (“NAV”), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV.

A.9.2. Participating interests

Participating interests held represent medium and long-term investments and are accounted for at cost. Value impairments are accounted for, if these are other than temporary.

A.10. Property, furniture and equipment

Property, furniture and equipment include land, Bank-occupied properties, other machines and equipment.

Land and buildings are stated at acquisition cost less initial write-down of the Kirchberg headquarters and accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimershof and Lisbon is depreciated on the straight-line basis as set out below.

Office furniture and equipment were, until end-1997, depreciated in full in the year of acquisition. With effect from 1998, permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation.

Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below:

– Buildings in Kirchberg, Hamm and Weimershof	30 years
– Building in Lisbon	25 years
– Permanent equipment, fixtures and fittings	10 years
– Furniture	5 years
– Office equipment and vehicles	3 years

Works of art are depreciated in full in the year of acquisition.

A.11. Intangible assets

Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement.

Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion.

Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years).

A.12. Staff pension fund and health insurance scheme

A.12.1. Pension fund

The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank’s balance sheet, together with annual interest.

Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2004. The main actuarial assumptions used by the actuary are set out in Note L. Actuarial surpluses do not influence provisioning and deficits result in an additional specific provision.

The main pension scheme of the European Investment Fund (“EIF”) is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. The funds allocated to the pension scheme are in the custody of and invested by the EIB, following the rules and principles applied by EIB for its own pension scheme.

A.12.2. Health insurance scheme

The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed under the same principles as the pension scheme. In 2004, for the first time, an actuarial valuation has been performed also as at 30 September 2004.

A.13. Debts evidenced by certificates

Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost at inception on the straight line basis to the redemption value over the life of the debt.

Interest expense on debt instruments is included in the account “Interest and similar charges” in the profit and loss account.

A.14. Fund for general banking risks and provision for guarantees issued

A.14.1. Fund for general banking risks

This item includes those amounts which the Bank decides to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attached to such operations.

Annual transfers from/to this account are shown separately in the profit and loss account under the caption “Transfer from/to Fund for general banking risks”.

A.14.2. Provision for guarantees issued

This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for credit losses is established if there is objective evidence that the Bank will have to incur a credit loss in respect of a given guarantee granted.

A.15. Funds allocated to structured finance facility and to venture capital operations

A.15.1. Funds allocated to structured finance facility

This item comprises the amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this new type of instrument.

A.15.2. Funds allocated to venture capital operations

This item comprises the amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment.

Value adjustments on venture capital and structured finance operations are deducted from these two accounts upon appropriation of the Bank’s result.

A.16. Taxation

The Protocol on the Privileges and Immunities of the European Union, appended to the Treaty of 29 October 2004 establishing a Constitution for Europe, stipules that the assets, revenues and other property of the Institutions of the Union are exempt from all direct taxes.

A.17. Prepayments and accrued income – Accruals and deferred income

These accounts comprise:

Prepayments and accrued income:	Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income which, though relating to the financial year in question, is not due until after its expiry (principally interest on loans).

Accruals and deferred income:	Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.18. Interest and similar income

In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the account “Interest and similar income” includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned.

A.19. Management of third-party funds

A.19.1. EIF treasury

The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000.

A.19.2. Guarantee Fund treasury

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

A.20. Reclassification of prior year figures

Certain prior-year figures have been reclassified to conform with the current year’s presentation.

Note B – Debt securities portfolio (in EUR ’000)

In addition to securitised loans, which represent acquisitions of interests pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is comprised of the investment portfolio, the operational money market portfolios A1, A2 and A2AFS and the operational bonds B1 “Credit Spread” and B3 “Global Fixed income” portfolios. The detail of these portfolios as at December 31, 2004 and 2003 is as follows:

	31.12.2004	31.12.2003
Treasury bills eligible for refinancing with central banks (of which EUR 12 691 unlisted in 2004 and EUR 12 681 in 2003)	2 641 892	1 482 176
Debt securities including fixed-income securities (listed)	8 968 448	8 803 264

	11 610 340	10 285 440

At 31.12.2004	Purchase price	Book value	Amortisation to be accounted for	Value at final maturity	Market value
Investment portfolio	2 551 974	2 512 865	-48 933	2 463 932	2 671 610
Operational money market portfolios:
- A1: money market securities with a max. 3 month maturity	5 028 815	5 028 815	0	5 028 815	5 028 815
- A2: money market securities with a max. 18 month maturity	394 013	394 013	0	394 013	391 897
- A2-AFS: money market securities with a max. 18 month maturity	1 588 963	1 588 963	0	1 589 188	1 589 339
Operational bond portfolios:
- B1: Credit Spread	714 437	714 355	-275	714 080	717 269
- B3: Global Fixed Income	455 106	451 716	0	439 560	451 716
Securitised loans (Note D)	919 613	919 613	0	919 613	919 613

	11 652 921	11 610 340		11 549 201

At 31.12.2003	Purchase price	Book value	Amortisation to be accounted for	Value at final maturity	Market value
Investment portfolio	2 500 182	2 516 657	-52 594	2 464 063	2 605 493
Operational money market portfolios:
- A1: money market securities with a max. 3 month maturity	4 015 289	4 015 289	0	4 015 289	4 015 289
- A2: money market securities with a max. 18 month maturity	1 454 827	1 454 827	0	1 454 827	1 478 542
Operational bond portfolios:
- B1: Credit Spread	666 797	666 498	151	666 649	669 645
- B3: Global Fixed Income	418 429	416 551	0	400 482	416 551
Securitised loans (Note D)	1 215 618	1 215 618	0	1 215 618	1 215 618

	10 271 142	10 285 440		10 216 928

The Bank enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

The security lending activity amounts to EUR 458 761 at the end of December 2004 (2003 – EUR 383 127).

Note C – Loans and advances to credit institutions – other loans and advances (in EUR ‘000)

The Bank enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

	31.12.2004	31.12.2003
Term deposits	10 557 272	7 816 481
Tripartite reverse repos (*)	7 350 940	5 440 820

	17 908 212	13 257 301

(*)	These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

–	delivery against payment,

–	verification of collateral,

–	the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,

–	organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR ’000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2004	Total 2003
Disbursed portion	102 686 478	119 288 495	221 974 973	206 020 925
Undisbursed loans	9 957 261	32 981 176	42 938 437	40 364 432

Aggregate loans granted	112 643 739	152 269 671	264 913 410	246 385 357

Securitised loans (Note B)			919 613	1 215 618

Aggregate loans including securised loans (Note U)			265 833 023	247 600 975

D.2. Statutory ceiling on lending and guarantee operations (in EUR million)

Under the terms of Article 18 (5) of the Statute, the aggregate amount outstanding at any time of loans and guarantees granted by the Bank must not exceed 250% of its subscribed capital.

The present level of capital implies a ceiling of EUR 409 billion in relation to aggregate loans and guarantees furnished; these currently total EUR 268 billion and are broken down as follows:

	31.12.2004	31.12.2003
Aggregate loans granted	264 913	246 385
Aggregate venture capital operations	2 106	1 946
Aggregate guarantees furnished in respect of loans granted by third parties	268	392
Aggregate securitised loans	920	1 216

	268 207	249 939

D.3. Specific provision for loans (in EUR ’000)

Movements in the specific provision are tabulated below:

	31.12.2004	31.12.2003
Provision at beginning of the year	175 000	175 000
Use during the year	0	- 40 627
Allowance during the year	60 000	40 627

Provision at end of the year	235 000	175 000

Note E – Shares and other variable-yield securities and participating interests

E.1. Shares and other variable-yield securities

This item comprises (in EUR ’000):

	Venture capital operations	EBRD shares		Shares acquired to guarantee recovery of loans and advances		Total
Cost
At 1 of January 2004	940 278	140 625		41 121		1 122 024
Net additions	146 174	8 438		0		154 612
Foreign exchange adjustment	0	0		403		403

At 31 December 2004	1 086 452	149 063		41 524		1 277 039

Value adjustments
At 1 of January 2004	- 234 201	0		- 9 744		- 243 945
Net additions	- 76 162	0		- 17 561		- 93 723

At 31 December 2004	- 310 363	0		- 27 305		- 337 668

Net book value
At 31 December 2004	776 089	149 063	(1)	14 219	(2)	939 371

At 31 December 2003	706 077	140 625		31 377		878 079

(1):	The amount of EUR 149 062 500 (2003: EUR 140 625 000) corresponds to the capital paid in by the Bank as at 31 December 2004 with respect to its subscription of EUR 600 000 000 to the capital of the EBRD.

The Bank holds 3.03% of the subscribed capital.

Neither the Bank’s result nor its own funds would have been materially affected had these shares been accounted for using the equity method.

In EUR million	% held	Total own funds	Total net result	Balance sheet
EBRD (31.12.2003)	3.03	6 186.3	378.2	22 045.3
EBRD (31.12.2002)	3.03	5 857.8	108.1	20 112.2

(2):	The total number of Euro tunnel shares held by the Bank as at 31.12.04 is 58 971 193, valued at EUR 14 219 021. As at 31

December 2003, a partial conversion of EIB’s Eurotunnel debt had taken place, as foreseen in the 1998 EUT Restructuring Agreement. The Bank had received, in exchange for Eurotunnel denominated debt, 27 029 893 Eurotunnel shares at a price per share of GBP 0.375 which have been added to the 31 941 300 Eurotunnel shares owned by the Bank before this conversion.

E.2. Participating interests

The account “participating interests” for an amount of EUR 262 832 217 (2003 – EUR 264 831 786) corresponds to the capital paid in by the Bank in respect of its subscription (EUR 1 183 000 000) to the capital of the European Investment Fund, with its registered office in Luxembourg.

The Bank holds 59.15% (2003 – 59.60%) of the subscribed capital of the EIF.

During 2004, the Bank sold a total of 9 EIF shares. The Management Committee agreed to such sales on the basis that the sales price was derived from the price paid by the EIB for EIF shares at the time of the EIF Reform and the exercise price under the put option referred to below (which was also extended to the new EIF shareholders).

Under the terms of a put option in respect of the remaining 817 EIF shares, the EIB is offering to buy these shares from the EIF’s other shareholders on 30 June 2005 for a price of EUR 315 000 per share. This purchase price represents an annual appreciation of 3% compared with the purchase offer made in 2000. The EIF’s financial situation as at 31 December 2004 does not require any provision to be made by the Bank as a result of this commitment.

Note F – Property, furniture, equipment and intangible assets (in EUR ’000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total Property, furniture and equipment	Total intangible assets
Historical cost
At 1 January 2004	10 085	152 046	349	31 551	194 031	10 733
Additions	0	11 162	0	15 956	27 118	2 272
Disposals	0	0	0	- 8 179	- 8 179	-2 988

At 31 December 2004	10 085	163 208	349	39 328	212 970	10 017

Accumulated depreciation
At 1 January 2004	0	61 485	252	12 336	74 073	2 658
Depreciation	0	4 734	14	9 506	14 254	3 778
Disposals	0	0	0	- 8 179	- 8 179	- 2 988

At 31 December 2004	0	66 219	266	13 663	80 148	3 448

Net book value

At 31 December 2004	10 085	96 989	83	25 665	132 822	6 569

At 31 December 2003	10 085	90 561	97	19 215	119 958	8 075

All of the land and buildings are used by the Bank for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for EUR 21 201 (2003: EUR 10 039), expected to be completed in 2007.

Note G – Interest subsidies paid and received in advance

Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 3. Other liabilities - a) interest subsidies received in advance, and comprises:

•	amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;

•	interest subsidies, concerning certain lending operations mounted within the Union from the Group’s own resources, made avail-able in conjunction with the EMS under Council Regulation (EEC) No. 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;

•	amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No. 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No. 2790/82 of 18 October 1982.

Note H – Other balance sheet accounts (in EUR ‘000)

	31.12.2004	31.12.2003
SUNDRY DEBTORS
– Staff housing loans and advances	47 640	58 212
– Borrowing proceeds to be received	0	19 141
– Loan instalments receivable	22 502	66 801
– End payment receivable on swap	238 344	256 790
– Other	107 667	75 109

	416 153	476 053

SUNDRY CREDITORS
– European Community accounts:
• for Special Section operations and related unsettled amounts	323 544	296 128
• deposit accounts	532 721	394 707
– Optional Supplementary Provident Scheme (Note L)	169 477	161 024
– Health Insurance Scheme (Note L)	60 829	25 024
– Other	62 697	97 227

	1 149 268	974 110

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR ‘000)

	31.12.2004	31.12.2003
Prepayments and accrued income:
Interest and commission receivable	1 938 273	1 997 350
Deferred borrowing charges	517 090	735 416
Other	2 461	2 761

	2 457 824	2 735 527
Accruals and deferred income:
Interest and commission payable	2 787 738	2 753 370
Deferred loan proceeds	364 981	470 184
Deferred borrowing proceeds	964 035	1 137 261
HIPC initiative	55 145	57 624
Personnel costs payable	4 144	4 207
External mobility costs	1 826	4 611
Other	26 856	23 723

	4 204 725	4 450 980

Note J – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR ‘000)

	31.12.2004	31.12.2003
Short-term borrowings	377 480	298 078
Promissory notes issued in respect of paid-in capital of EBRD	10 125	10 125

	387 605	308 203

Note K – Debts evidenced by certificates as at 31 December (in EUR ’000)

	Borrowings					Currency swaps				Net amount
						Amounts payable (+) or receivable (–)
Payable in	Outstanding at 31.12.2003	Average rate	Outstanding at 31.12.2004	Average rate	Due dates	31.12.2003	Average rate	31.12.2004	Average rate	Outstanding at 31.12.2003	Outstanding at 31.12.2004
EUR	85 203 015	4.75	92 999 717	4.36	2005/2040	34 511 322 +	2.36	33 909 793 +	2.31	119 714 337	126 909 510
GBP	45 444 668	5.81	49 929 812	5.65	2005/2054	3 290 559 -	3.72	8 943 846 -	4.55	42 154 109	40 985 966
DKK	228 341	6.00	107 544	6.00	2005/2010	70 454 +	1.95	257 221 +	1.94	298 795	364 765
SEK	568 833	4.43	816 465	4.25	2007/2014	1 438 342 +	2.68	1 035 759 +	1.97	2 007 175	1 852 224
USD	46 992 345	4.20	51 991 353	3.93	2005/2034	16 382 818 -	1.10	10 700 087 -	2.23	30 609 527	41 291 266
CHF	2 599 653	3.56	2 527 059	3.52	2005/2015	52 314 -	5.85	209 208 +	0.00	2 547 339	2 736 267
JPY	5 269 663	4.01	5 850 827	4.25	2005/2034	3 725 850 -	- 0.16	1 815 968 -	- 0.16	1 543 813	4 034 859
NOK	724 974	6.00	546 349	6.14	2005/2008	595 429 -	2.57	392 438 -	1.78	129 545	153 911
CAD	369 595	8.15	426 413	6.69	2005/2045	307 996 -	0.00	365 497 -	0.00	61 599	60 916
AUD	2 169 385	4.91	3 095 825	5.14	2005/2013	2 169 385 -	0.00	3 095 825 -	0.00	0	0
CZK	1 130 570	4.83	1 204 390	4.86	2005/2028	70 843 +	1.82	530 000 +	2.35	1 201 413	1 734 390
HKD	780 222	6.16	683 790	5.75	2005/2019	780 222 -	0.00	683 790 -	0.00	0	0
NZD	103 928	6.50	382 598	6.06	2006/2014	103 928 -	0.00	382 598 -	0.00	0	0
ZAR	769 477	11.23	1 281 999	9.94	2005/2018	416 795 -	7.32	845 129 -	9.74	352 682	436 870
HUF	489 524	7.70	1 300 972	7.78	2005/2012	82 225 -	12.02	1 046 975 -	9.29	407 299	253 997
PLN	442 779	8.60	602 054	6.56	2005/2017	153 592 -	5.36	202 239 -	6.39	289 187	399 815
TWD	1 122 754	4.14	885 409	3.50	2005/2013	1 122 754 -	0.00	885 409 -	0.00	0	0
BGN	0	0.00	51 127	4.88	2009/2009	0 +	0.00	51 127 -	0.00	0	0
MTL	0	0.00	23 026	3.80	2009/2009	0 +	0.00	23 026 -	0.00	0	0
SIT	0	0.00	16 683	4.75	2014/2014	0 +	0.00	16 683 -	0.00	0	0
SKK	94 792	5.00	101 718	5.00	2023/2028	114 161 +	8.29	86 153 +	8.29	208 953	187 871

Total	194 504 518		214 825 130

The redemption of certain borrowings is indexed to stock exchange indexes (historical value: EUR 699 million). All such borrowings are hedged in full through swap operations.

Note L – Provisions for liabilities and charges – staff pension fund and health insurance scheme (in EUR ‘000)

The Defined Benefit Obligation in respect of future retirement and health insurance benefits was valued as at 30 September 2004 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2004 with an extrapolation (“roll forward” method) for the last 3 months of 2004, using the prevailing market rates of 31 December 2004 and following assumptions:

–	a discount rate of 4.9% for determining the actuarial present value of benefits accrued in the pension scheme, corresponding to a 16 year duration;

–	a retirement age of 62;

–	a combined average impact of the increase in the cost of living and career progression of 3.5%;

–	probable resignation of 3% up to age 55;

–	a rate of adjustment of pensions of 1.5% per annum;

–	a remuneration of the reserves at a rate of 1.5% above the discount rate;

–	use of the LPP 2000 actuarial tables.

For the Health Insurance Scheme, following a decision of the Management Committee in 2004, an actuarial valuation of the Defined Benefit Obligation has now been taken into account for the first time (see Note A.12.2). The specific assumptions for the Health Insurance scheme are:

–	a discount rate of 4.7% for determining the actuarial present value of benefits accrued in the health insurance scheme, corresponding to a 14 year duration;

–	a medical cost inflation rate of 3.5%.

The actuarial valuations have demonstrated an actuarial deficit for both schemes. These deficits have been provisioned and are disclosed in the Profit and Loss account under extraordinary charges.

The staff pension fund provision is as follows:

	31.12.2004	31.12.2003
Staff Pension Plan:
Provision at beginning of the year	560 499	517 205
Payments made during the year	- 23 162	- 20 793
Provision for actuarial deficit*	37 845	0
Contribution arising from measures with a social character	3 700	0
Annual contributions and interest	68 842	64 087

Sub Total	647 724	560 499

Management Committee Pension Plan:	35 733	32 616

Provision at 31 December	683 457	593 115

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a contributory defined benefit pension scheme). The corresponding amount of EUR 169 million (2003: EUR 161 million) is entered under “Sundry creditors” (Note H).

The movements in the health insurance scheme provision (Note H) were as follows:

	31.12.2004	31.12.2003
Provision at beginning of the year	25 024	22 385
Payments made during the year	- 5 113	- 4 816
Provision for actuarial deficit*	30 626	0
Annual contributions and interest	10 292	7 455

Provision at 31 December	60 829	25 024

*	The amounts of EUR 37 845 (provision for actuarial deficit) and EUR 30 626 (provision for actuarial deficit for the health insurance scheme) are shown in item 14 of the profit and loss account, as extraordinary charges.

Note M – Fund for general banking risks (in EUR ‘000)

Movements in the Fund for general banking risks are tabulated below:

	31.12.2004	31.12.2003
Fund at beginning of the year	1 050 000	1 105 000
Transfer for the year	- 135 000	- 55 000

Fund at end of the year	915 000	1 050 000

Note N – Geographical analysis of “Interest and similar income” (in EUR ‘000)

[item 1 of the profit and loss account]	31.12.2004	31.12.2003
Germany	1 406 159	1 375 053
United Kingdom	1 060 356	1 031 690
France	1 017 467	1 031 485
Spain	935 441	890 401
Italy	886 485	980 345
Portugal	531 281	500 826
Greece	469 867	434 357
Denmark	152 637	143 551
Belgium	136 666	151 943
Finland	134 036	128 942
Austria	128 000	120 551
Poland	113 510	0	(**)
Netherlands	109 089	113 646
Sweden	106 667	123 277
Czech Republic	98 743	0	(**)
Ireland	83 066	84 806
Hungary	70 279	0	(**)
Slovak Republic	40 552	0	(**)
Slovenia	34 430	0	(**)
Luxembourg	24 475	26 287
Cyprus	17 009	0	(** )
Lithuania	8 619	0	(** )
Latvia	4 781	0	(**)
Estonia	4 527	0	(**)
Malta	525	0	(**)

	7 574 667	7 137 160
Outside the European Union	641 546	971 552

	8 216 213	8 108 712
Income not analysed (1)	975 538	697 703

	9 191 751	8 806 415
(1) Income not analysed:
Revenue from investment portfolio securities	170 045	172 444
Revenue from short-term securities	184 330	157 519
Revenue from money-market operations	615 643	360 380
EIF guarantee commission (*) [EIB counterguarantee]	5 520	7 360

	975 538	697 703

(*)	net of annual amortisation
(**)	the interest and similar income of the ten New Member States in 2003 were included in “Outside the European Union”.

Note O – Geographical analysis of “Commission income” (in EUR ‘000)

[item 4 of the profit and loss account]	31.12.2004	31.12.2003
United Kingdom	0	42
Ireland	16	16

	16	58

Investment Facility / Cotonou	18 000	29 799
Other Community institutions	17 851	19 750

	35 867	49 607

Note P – General administrative expenses (in EUR ‘000)

[item 8 of the profit and loss account]	31.12.2004	31.12.2003
Salaries and allowances (*)	131 412	117 609
Welfare contributions and other social costs	64 507	59 906

Staff costs	195 919	177 515

Other general administrative expenses	68 485	71 857

	264 404	249 372

The number of persons employed by the Bank was 1 251 at 31 December 2004 (1 196 at 31 December 2003).

(*)	of which the amount for members of the Management Committee is EUR 2 557 at 31 December 2004 and EUR 2 239 at 31 December 2003.

Note Q – Special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note R – Estimated present value of financial instruments

The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolio) representing the amount received in the case of a liability or the amount paid to acquire an asset. The present value of the financial instruments (mainly loans, treasury, securities and borrowings after long-term interest rate or currency swaps) entered under assets and liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES
At 31 December 2004 (In EUR million)	net accounting value	present value	accounting value	present value
Loans	222 660	229 168
Investment portfolio	2 513	2 672
Liquid assets	20 145	20 148
Borrowings after swaps			216 151	220 912
Total 2004	245 318	251 988	216 151	220 912

	ASSETS		LIABILITIES
At 31 December 2003 (In EUR million)	net accounting value	present value	accounting value	present value
Loans	207 062	212 864
Investment portfolio	2 517	2 605
Liquid assets	13 869	13 898
Borrowings after swaps			196 071	200 853
Total 2003	223 448	229 367	196 071	200 853

The method of calculation of the present value of the financial instruments making up the assets and liabilities is based on the cash flows of the instruments and of the funding curve of the Bank. The curve reflects the cost of financing of the Bank at the end of the year.

Note S – Risk management

This section presents information about the Bank’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

–	credit risk,

–	interest rate risk,

–	liquidity risk,

–	exchange risk.

S.1. Credit risk

Credit risk concerns mainly the Bank’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the “Derivatives” section (Note T).

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee. The Bank has thus established an operationally independent structure for determining and monitoring credit risk.

S.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order efficiently to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantees relating to the loan portfolio as at 31 December 2004 is analysed below (In EUR million):

Within the European Union

Guarantor (1)
Borrower	Member states	Public institutions	Zone “A” banks	Corporates	Total 2004	Total 2003
Member States	20 835	0	0	0	20 835	11 405
Public institutions	23 173	23 226	2 518	652	49 569	40 093
Zone “A” banks	30 428	19 411	37 268	16 429	103 536	91 469
Corporates	12 577	3 582	22 379	28 056	66 594	66 665

Total 2004 (1)	87 013	46 219	62 165	45 137	240 534

Total 2003 (1)(2)	54 208	56 631	49 949	48 844		209 632

(1)	This amount includes loans for which no formal guarantee was required for a total of EUR 58 305 million as at 31 December 2004 (2003: EUR 32 548 million), the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security.
(2)	Loans of the ten new Member States are not included in 2003 figures.

Outside the European Union

Secured by:	31.12.2004		31.12.2003
Member States	1 420		1 596
Community budget	23 304	(*)	22 666	(*)
Facilities	575		13 707

Total	25 299	(*)(*)	37 969

(*)	of which EUR 2 484 million in risk-sharing operations as explained below (2003: EUR 2 557 million).
(*)(*)	which includes EUR 3 599 million of loans in the 10 new Member States which remain under the EC Mandates.

Loans outside the Community (apart from those under the Pre-Accession Facility and the Mediterranean Partnership Facility – “the Facilities”) are, in the last resort, secured by guarantees of the Community budget or the Member States (loans in the ACP Countries and the OCT). In all regions (South Africa, non-member Mediterranean Countries, Central and Eastern Europe, Asia and Latin America), apart from the ACP Countries and the OCT, in the case of loans secured by a sovereign guarantee, all risks are, in the last resort, covered by the Community budget.

The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. To date, finance contracts for EUR 4 186 million in risk-sharing loans have been signed under these agreements.

Loans granted under the Facilities (EUR 575 million) are not secured by guarantees of the Community budget or the Member States.

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(Including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

Agreement	Outstanding 31.12.2004	Outstanding 31.12.2003
100% Member States guarantee
– ACP/OCT Group 3rd Lomé Convention	48	76
– ACP/OCT Group 4th Lomé Convention	433	529
– ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	871	985

Total 100% Member States guarantee	1 352	1 590

75% Member States guarantee
– Contonou partnership agreement	68	6

Total 75% Member States guarantee	68	6

Total Member States guarantee	1 420	1 596

100% Community budget guarantee
– South Africa – 300 m – BG Decision 19.06.95	130	160
– ALA I – 750 m	253	312
– ALA interim (100% guarantee) – 153 m	66	75
– CEEC – 1 bn – BG Decision 29.11.89	265	323
– CEEC – 3 bn – BG Decision 02.05.94	1 298	1 870
– CEEC – 700 m – BG Decision 18.04.91	117	194
– Russia – 100 m – 2/2002-2/2004	25	25

Total 100% Community budget guarantee	2 154	2 959

75% Community budget guarantee
– Mediterranean Protocols	2 460	2 806
– Yugoslavia – Art. 18 (1984)	5	10
– Yugoslavia – 1st Protocol	8	13
– Yugoslavia – 2nd Protocol	120	142
– Slovenia – 1st Protocol	101	111

Total 75% Community budget guarantee	2 694	3 082

70% Community budget guarantee
– South Africa – 375 m – Decision 29.01.97	239	259
– ALA II – 900 m	480	657
– ALA interim (70% guarantee: risk sharing) – 122 m	57	73
– Bosnia-Herzegovina – 100 m 99/2001	99	99
– Euromed (EIB) – 2 310 m – Decision 29.01.97	1 628	1 899
– FYROM – 150 m – 1998/2000	143	148
– CEEC – 3 520 m – Decision 29.01.97	2 512	2 730

Total 70% Community budget guarantee	5 158	5 865

65% Community budget guarantee
– South Africa – 825 m – Decision – 7/2000-7/2007	580	485
– ALA III – 2480 m – 2/2000-7/2007	1 172	1 111
– Euromed II – 6425 m – 2/2000-7/2007	6 306	4 526
– CEEC – 9280 m – 2/2000-7/2007	4 203	3 815
– Turkey special action – 450 m – 2001-2006	437	223
– Turkey TERRA – 600 m – 11/1999-11/2002	600	600

Total 65% Community budget guarantee	13 298	10 760

Total Community budget guarantee	23 304	22 666

Facilities
– Pre-Accession Facility II – 2000/2006	575	13 555
– Mediterranean Partnership Facility	0	152

Total Facilities	575	13 707

TOTAL	25 299	37 969

Collateral on loans (EUR million)

Among other credit mitigant instruments, the Bank also uses pledge of financial securities. These pledges are formalized through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 8 414 million, with the following composition:

Loan Financial Collateral (in EUR million) (1)

	Bonds						Equities & Funds	Cash	Total 2004
Moody’s or equivalent rating	Govt Supranational		Agency	Secured Bonds (Pfandbriefe, cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 395	181	88	116	41	2 069	0	0	3 890
Aa1 to Aa3	2 136	0	495	13	76	0	3	0	2 723
A1	236	0	0	0	0	0	5	0	241
Below A1	959	0	0	0	0	0	11	0	970
Non-Rated	0	0	0	0	230	0	200	160	590

Total 2004	4 726	181	583	129	347	2 069	219	160	8 414

Loan Financial Collateral (in EUR million) (1)
	Bonds						Equities & Funds	Cash	Total 2003
Moody’s or equivalent rating	Govt Supranational		Agency	Secured Bonds (Pfandbriefe Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 004	109	98	65	10	1 763	0	0	3 049
Aa1 to Aa3	2 245	0	0	0	0	0	18	0	2 263
A1	790	0	0	0	0	0	10	0	800
Below A1	23	0	0	0	0	0	8	0	31
Non-Rated	0	0	0	0	222	0	229	34	485

Total 2003	4 062	109	98	65	232	1 763	265	34	6 628

(1)	Bonds are valued at their market value.

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity
Sector:	not more than 1 year	1 year to 5 years	more than 5 years	Total 2004	Total 2003
Energy	2 080	9 412	12 460	23 952	23 850
Transport	3 029	13 828	51 645	68 502	60 585
Telecommunications	891	4 824	1 335	7 050	8 766
Water, sewerage	1 120	4 628	8 394	14 142	14 042
Miscellaneous infrastructure	539	4 063	8 719	13 321	11 517
Agriculture, forestry, fisheries	22	174	100	296	327
Industry	1 889	7 351	5 321	14 561	13 770
Services	137	2 228	2 072	4 437	3 261
Global loans	5 236	23 598	38 094	66 928	63 982
Health, education	192	1 205	8 309	9 706	7 136

TOTAL 2004	15 135	71 311	136 449	222 895

TOTAL 2003	17 173	64 814	125 249		207 236

S.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio and treasury instruments in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody’s or equivalent rating	Securities portfolio %		Treasury instruments %
	2004	2003	2004	2003
Long-term rating:
Aaa	59	74	13	15
Aa1 to Aa3	30	12	54	51
A1	3	7	10	10
Below A1	5	1	14	12

Short-term rating:
A-1+P-1	3	6	9	12

Total	100	100	100	100

Collateral on Treasury transactions (EUR million)

Part of the Treasury transactions are tripartite reverse repos, for an amount of EUR 7 351 million. These transactions are governed by a Tripartite Agreement, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2004 amounts to EUR 7 528 million, with the following classification:

Tripartite Agreements Collateral (in EUR million)

	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	Total 2004
Aaa	1 218	1 368	252	7	533	188	3 566
Aa1 to Aa3	1 971	0	205	6	754	3	2 939
A1	19	0	0	0	134	0	153
Below A1	391	0	0	0	479	0	870
Non-Rated	0	0	0	0	0	0	0

Total 2004	3 599	1 368	457	13	1 900	191	7 528

Tripartite Agreements Collateral (in EUR million)
	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	Total 2003
Aaa	1 742	1 063	538	7	103	73	3 526
Aa1 to Aa3	1 012	0	412	1	232	0	1 657
A1	199	0	0	0	75	0	274
Below A1	1	0	0	0	89	0	90
Non-Rated	28	0	0	0	8	0	36

Total 2003	2 982	1 063	950	8	507	73	5 583

S.2. Interest rate risk

The Bank has established an organisational structure for the asset-liability function, applying best practices in the financial industry, and, in particular, an Asset-Liability Management Committee (ALCO) under the direct responsibility of the Bank’s Management Committee. Accordingly, it has decided on an asset-liability management strategy which involves maintaining an own funds duration of around 5 years, thereby safeguarding the Bank against substantial fluctuations in its long-term revenues.

Given a notional own funds portfolio in line with the above objective of an own funds duration equal to around 5 years, an increase in interest rates of 0.01% on all currencies would result in an increase of EUR 211 000 in the net present value of the Bank’s own funds.

The following table illustrates the Bank’s exposure to interest rate risk. It presents the nominal amounts according to maturities affected by the incidence of interest rate changes, as regards the main balance sheet items subject to reindexation:

Reindexation interval (in EUR million)

At 31.12.2004	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2004

Assets
Loans (gross)	136 831	2 922	4 105	37 071	41 966	222 895
Net liquidity	19 772	66	184	1 491	1 145	22 658

	156 603	2 988	4 289	38 562	43 111	245 553
Liabilities
Borrowings and swaps	152 457	5 715	1 553	28 857	27 569	216 151

Interest rate risk	4 146	- 2 727	2 736	9 705	15 542

At 31.12.2003	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2003

Assets
Loans (gross)	117 977	4 236	4 969	34 525	45 530	207 237
Net liquidity	13 216	481	103	1 332	1 254	16 386

	131 193	4 717	5 072	35 857	46 784	223 623
Liabilities
Borrowings and swaps	126 109	7 321	3 703	27 146	31 792	196 071

Interest rate risk	5 084	- 2 604	1 369	8 711	14 992

S.3. Liquidity risk

The table hereafter analyses assets and liabilities by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date.

Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

Liquidity Risk (in EUR million)

Maturity at 31.12.2004	not more than 3 months	3 months to 1 year	1 year to 5 years	More than 5 years	maturity undefined	Total 2004

Assets
Cash in hand, central banks and post office banks	31	0	0	0	0	31
Treasury bills eligible for refinancing with central banks	110	208	1 254	1 070	0	2 642
Other loans and advances:
• Current accounts	163	0	0	0	0	163
• Others	17 880	28	0	0	0	17 908

	18 043	28	0	0	0	18 071
Loans:
• Credit institutions	2 316	5 192	33 975	61 203	0	102 686
• Customers	1 554	6 072	37 335	74 092	0	119 053

	3 870	11 264	71 310	135 295	0	221 739
Debt securities including fixed-income securities	5 661	962	1 298	1 047	0	8 968
Other assets	0	0	0	0	6 321	6 321

Total assets	27 715	12 462	73 862	137 412	6 321	257 772

Liabilities
Amounts owed to credit institutions	378	4	6	0	0	388
Debts evidenced by certificates	12 340	20 226	111 181	71 078	0	214 825
Currency swap contracts adjustment	1 129	1 299	4 434	- 285	0	6 577
Capital, reserves and profit	0	0	0	0	29 638	29 638
Other liabilities	0	0	0	0	6 344	6 344

Total liabilities	13 847	21 529	115 621	70 793	35 982	257 772

Maturity at 31.12.2003	not more than 3 months	3 months to 1 year	1 year to 5 years	More than 5 years	maturity undefined	Total 2003
Assets
Cash in hand, central banks and post office banks	12	0	0	0	0	12
Treasury bills eligible for refinancing with central banks	81	72	757	572	0	1 482
Other loans and advances:
• Current accounts	196	0	0	0	0	196
• Others	13 257	0	0	0	0	13 257

	13 453	0	0	0	0	13 453
Loans:
• Credit institutions	2 212	7 245	29 920	56 357	0	95 734
• Customers	1 767	5 948	34 893	67 504	0	110 112

	3 979	13 193	64 813	123 861	0	205 846
Debt securities including fixed-income securities	4 086	1 254	1 518	1 945	0	8 803
Other assets	0	0	0	0	4 482	4 482

Total assets	21 611	14 519	67 088	126 378	4 482	234 078

Liabilities
Amounts owed to credit institutions	298	4	6	0	0	308
Debts evidenced by certificates	8 351	20 928	96 759	68 467	0	194 505
Currency swap contracts adjustment	107	1 509	5 414	- 60	0	6 970
Capital, reserves and profit	0	0	0	0	25 984	25 984
Other liabilities	0	0	0	0	6 311	6 311

Total liabilities	8 756	22 441	102 179	68 407	32 295	234 078

An “investment portfolio” [note B] has been created in order to ensure the Bank’s solvency and to contend with unforeseen liquidity needs. This securities portfolio consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2005-2007 would amount to EUR 11.4 billion.

S.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

An FX hedging program has been set up in 2004 in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency at 31.12.2004	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2004
Assets
Cash in hand, central banks and post office banks	1	30	0	0	30	31
Treasury bills eligible for refinancing with central banks	2 642	0	0	0	0	2 642
Other loans and advances:
• Current accounts	115	3	19	26	48	163
• Others	6 980	1 681	6 287	2 960	10 928	17 908

	7 095	1 684	6 306	2 986	10 976	18 071
Loans:
• Credit institutions	57 393	21 425	22 098	1 770	45 293	102 686
• Customers	85 066	16 253	11 086	6 648	33 987	119 053

	142 459	37 678	33 184	8 418	79 280	221 739
Debt securities including fixed-income securities	4 676	1 600	1 801	891	4 292	8 968
Other assets	5 020	684	489	128	1 301	6 321

Total assets	161 893	41 676	41 780	12 423	95 879	257 772

Liabilities
Amounts owed to credit institutions	388	0	0	0	0	388
Debts evidenced by certificates:
• Debts securities in issue	92 695	49 359	51 991	19 588	120 938	213 633
• Others	305	571	0	316	887	1 192

	93 000	49 930	51 991	19 904	121 825	214 825
Currency swap contracts adjustment	33 910	- 8 945	- 10 700	- 7 688	- 27 333	6 577
Capital, reserves and profit	29 638	0	0	0	0	29 638
Other liabilities	4 967	691	482	204	1 377	6 344

Total liabilities	161 903	41 676	41 773	12 420	95 869	257 772

Net position as at 31.12.2004	- 10	0	7	3

Currency at 31.12.2003	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2003
Assets
Cash in hand, central banks and post office banks	3	9	0	0	9	12
Treasury bills eligible for refinancing with central banks	1 482	0	0	0	0	1 482
Other loans and advances:
• Current accounts	106	3	16	71	90	196
• Others	6 163	1 829	3 263	2 002	7 094	13 257

	6 269	1 832	3 279	2 073	7 184	13 453
Loans:
• Credit institutions	55 549	22 796	15 787	1 602	40 185	95 734
• Customers	78 293	15 601	10 155	6 063	31 819	110 112

	133 842	38 397	25 942	7 665	72 004	205 846
Debt securities including fixed-income securities	5 714	1 753	1 310	26	3 089	8 803
Other assets	3 064	741	528	149	1 418	4 482

Total assets	150 374	42 732	31 059	9 913	83 704	234 078

Liabilities
Amounts owed to credit institutions	238	4	42	24	70	308
Debts evidenced by certificates:
• Debts securities in issue	84 898	44 874	46 993	16 537	108 404	193 302
• Others	305	571	0	327	898	1 203

	85 203	45 445	46 993	16 864	109 302	194 505
Currency swap contracts adjustment	34 012	- 3 369	- 16 491	- 7 182	- 27 042	6 970
Capital, reserves and profit	25 984	0	0	0	0	25 984
Other liabilities	4 898	688	519	206	1 413	6 311

Total liabilities	150 335	42 768	31 063	9 912	83 743	234 078

Net position as at 31.12.2003	39	- 36	- 4	1	- 39

Note T – Derivatives

Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

T.1. As part of funding activity

The Bank uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

-	Currency swaps

-	Interest rate swaps

-	Asset swaps.

T.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

T.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

T.1.3. Asset swaps

Asset swaps are arranged for investments in bonds that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Bank eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate or currency swaps allow the Bank to modify the interest rate and currency structure of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

•	Derivatives credit risk mitigation policy:

The credit risk with respect to derivatives lies in the loss which the Bank would incur were a counterparty unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

•	Contractual framework:

All the EIB’s long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

•	Counterparty selection:

The minimum rating at the outset is set at A1, the EIB having the right of early termination if the rating drops below a certain level.

•	Limits:

Limits have been set in terms of:

-	total net present value of derivatives exposure with a counter-party;

-	unsecured exposure to a counterparty;

-	specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

•	Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

•	Collateralisation:

–	Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.

–	Very complex and illiquid transactions require collateralisation over and above the current market value.

–	Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. In the Bank’s case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the “current exposure” method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive “fair value” or replacement value of the contracts, increased by the potential risks, contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see T.2 below) and interest rate swaps, sub-divided according to their notional amount and the associated credit risk. The notional amounts are disclosed off balance sheet.

Currency swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	9 302	22 419	2 622	6 137	40 480
Net discounted value	- 1 825	-3 968	- 134	- 125	- 6 052
Credit risk (BIS I weighted)	40	249	50	148	487

Currency swaps at 31.12.2003 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2003
Notional amount	7 430	27 044	1 222	5 035	40 731
Net discounted value	- 1 458	- 4 589	- 157	17	- 6 187
Credit risk (BIS I weighted)	41	300	22	206	569

Interest rate swaps at 31.12.2004 ( in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	17 289	86 748	42 789	41 011	187 837
Net discounted value	52	1 926	692	2 206	4 876
Credit risk (BIS I weighted)	71	949	472	898	2 390

Interest rate swaps at 31.12.2003 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2003
Notional amount	13 312	70 306	37 796	33 651	155 065
Net discounted value	287	2 561	203	1 902	4 953
Credit risk (BIS I weighted)	116	967	562	757	2 402

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at least cost, the Bank enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are entirely covered by swap contracts to hedge the corresponding market risk.

Tabulated below are the number and notional amounts of the various types of options embedded in borrowings:

	Option embedded		Stock exchange index		Special structure coupon or similar
	2004	2003	2004	2003	2004	2003
Number of transactions	384	306	10	16	109	71
Notional amount (in EUR million)	16 641	12 503	699	1 328	8 504	5 134
Net discounted value (in EUR million)	- 123	- 160	- 64	- 94	340	213

The “fair value” of “plain vanilla” swap transactions is their market value. For structured deals, the “fair value” is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. From the portfolio of structured deals with embedded options, 252 swaps amounting to EUR 3 829 million of notional are Power Reverse Dual Currency. Their “fair value” is EUR -318 million. These transactions are very dependent on the exchange rate USD/JPY. An appreciation of 5% of the USD with respect to JPY will imply a “fair value” of EUR - 309 million and an increase of EUR 9 million as well as an increase of the probability of their early exercise. The rest of structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

Collateral (EUR million)

The collateral received for derivatives business amounts to EUR 4 142 million, with the following composition:

Swap Collateral (in EUR million)
	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)	Cash	Total 2004
Aaa	1 902	20	397	66	0	2 385
Aa1 to Aa3	1 337	0	0	0	0	1 337
A1	49	0	0	0	0	49
Below A1	0	0	0	0	0	0
Non-rated	0	0	0	0	371	371

Total 2004	3 288	20	397	66	371	4 142

Swap Collateral (in EUR million)
	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)	Bank and Corporate Bonds	Cash	Total 2003
Aaa	1 006	30	365	109	78	0	1 588
Aa1 to Aa3	785	0	0	39	0	0	824
A1	46	0	0	0	0	0	46
Below A1	0	0	0	0	0	0	0
Non-rated	0	0	0	0	0	272	272

Total 2003	1 837	30	365	148	78	272	2 730

Ratings exposure table: The major part of new derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Consequently, most of the portfolio is concentrated on counterparties rated A1 or above.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS Swaps
Moody’s or equivalent rating	2004	2003	2004	2003	2004	2003
Aaa	6.3%	7.2%	139	302	615	772
Aa1 to Aa3	59.3%	55.9%	190	329	2 159	1 882
A1	27.7%	30.7%	3	16	1 638	1 284
A2 to A3	6.5%	5.8%	1	7	806	570
Non-rated	0.2%	0.4%	1	0	241	208

Total	100%	100%	334	654	5 459	4 716

The Net Market Exposure is the net present value of a swap portfolio of net of collateral, if positive (zero if negative). It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

T.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 4 590 million at 31 December 2004, against EUR 2 482 million at 31 December 2003.

Note U – Geographical breakdown of lending by country in which projects are located (in EUR ‘000)

U.1. Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2004	% fin. year 2003
Germany	827	39 456 286	1 019 544	38 436 742	14.85%	14.87%
France	344	28 683 819	3 128 902	25 554 917	10.79%	11.16%
Italy	802	35 612 635	3 867 884	31 744 751	13.40%	13.49%
United Kingdom	246	23 311 272	4 237 741	19 073 531	8.77%	9.12%
Spain	535	36 708 558	3 481 739	33 226 819	13.82%	13.34%
Belgium	71	3 970 341	868 418	3 101 923	1.49%	1.60%
Netherlands	52	3 474 567	993 281	2 481 286	1.31%	1.35%
Sweden	108	4 716 543	1 208 412	3 508 131	1.77%	1.77%
Denmark	88	4 954 242	1 113 414	3 840 828	1.86%	2.20%
Austria	168	4 870 265	12	4 870 253	1.83%	1.79%
Poland	85	7 433 859	3 899 755	3 534 104	2.80%	2.62	%(*)
Finland	87	4 755 482	580 004	4 175 478	1.79%	1.64%
Greece	128	11 855 952	1 776 510	10 079 442	4.46%	4.32%
Portugal	233	16 156 436	1 986 283	14 170 153	6.08%	6.07%
Czech Republic	51	4 863 032	1 444 589	3 418 443	1.83%	1.74	%(*)
Hungary	58	3 182 707	900 955	2 281 752	1.20%	1.03	%(*)
Ireland	59	2 709 931	623 703	2 086 228	1.02%	0.95%
Slovak Republic	30	1 259 639	273 000	986 639	0.47%	0.47	%(*)
Slovenia	29	1 312 804	322 573	990 231	0.49%	0.51	%(*)
Lithuania	17	304 682	146 342	158 340	0.11%	0.13	%(*)
Luxembourg	35	698 073	183 750	514 323	0.26%	0.28%
Cyprus	23	1 080 905	535 000	545 905	0.41%	0.35	%(*)
Latvia	17	301 641	97 205	204 436	0.11%	0.13	%(*)
Estonia	14	265 654	77 000	188 654	0.10%	0.08	%(*)
Malta	3	6 357	0	6 357	0.00%	0.01	%(*)
Related loans (**)	30	2 187 276	473 544	1 713 732	0.82%	0.72%

Total	4 140	244 132 958	33 239 560	210 893 398	91.84%	91.74%

(*):	Countries classified in 2003 under “acceding countries”.

(**):	Loans authorised under the second paragraph of Article 18(1) of the Statute for projects located outside the territory of Member States of the Union but offering benefits for the Union are considered as related to loans within the Union.

U.2. Loans for projects outside the Union

U.2.1. ACP Countries/OCT

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2004	% fin. year 2003

Mauritius	13	135 726	84 416	51 310
Namibia	10	126 257	5 000	121 257
Mozambique	6	102 392	10 000	92 392
Kenya	8	95 892	11 337	84 555
Dominican Republic	6	93 746	80 000	13 746
Regional – Africa	3	84 697	33 000	51 697
Jamaica	9	65 572	0	65 572
ACP Group	3	56 051	0	56 051
Barbados	5	53 263	1 500	51 763
Swaziland	3	52 460	36 000	16 460
Lesotho	3	51 561	0	51 561
Botswana	7	50 694	12 500	38 194
Regional – Central Africa	1	50 509	44 636	5 873
Ghana	4	46 668	3 966	42 702
Senegal	1	46 000	0	46 000
Regional – West Africa	2	40 849	25 000	15 849
Zimbabwe	7	35 257	0	35 257
Mauritania	3	33 796	0	33 796
Trinidad and Tobago	4	32 922	0	32 922
Cape Verde	1	20 000	0	20 000
Cameroon	1	18 189	0	18 189
Bahamas	2	17 717	0	17 717
Côte-d’Ivoire	4	14 218	0	14 218
Gabon	2	11 111	0	11 111
Saint Vincent and The Grenadines	3	10 891	8 300	2 591
Saint Lucia	4	10 554	5 000	5 554
Papua New Guinea	3	9 820	0	9 820
Nigeria	1	8 919	0	8 919
Regional – Caribbean	1	7 657	0	7 657
Fiji Islands	1	6 000	6 000	0
French Polynesia	2	5 733	0	5 733
Malawi	4	5 019	0	5 019
British Virgin Islands	3	3 774	0	3 774
Guinea	1	3 713	0	3 713
Uganda	1	3 234	0	3 234
Chad	1	3 136	0	3 136
New Caledonia and Dependencies	2	2 422	0	2 422
Surinam	1	1 990	0	1 990
OCT Group	1	1 989	0	1 989
Grenada	1	1 887	0	1 887
Cayman Islands	2	1 813	0	1 813
Falkland Islands	2	1 651	0	1 651
Belize	1	1 193	0	1 193
Tonga	2	1 105	0	1 105
Netherlands Antilles	1	124	0	124

Sub-total	146	1 428 171	366 655	1 061 516	0.54%	0.64%

U.2.2. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted		Undisbursed portion	Disbursed portion	% of total 2004		% fin. year 2003

Sub-total	28	940 675		254 612	686 063	0.35%		0.37%

U.2.3. Euro-Mediterranean Partnership Countries and the Balkans

Turkey	35	3 114 146		1 207 293	1 906 853
Egypt	34	1 986 464		1 108 757	877 707
Tunisia	50	1 792 698		867 159	925 539
Morocco	40	1 655 672		739 500	916 172
Algeria	35	1 499 049		550 164	948 885
Serbia and Montenegro	23	766 247		526 667	239 580
Croatia	16	670 172		486 530	183 642
Syria	7	592 564		448 120	144 444
Lebanon	15	484 009		225 032	258 977
Jordan	23	395 711		165 897	229 814
Albania	8	187 493		124 000	63 493
Bosnia-Herzegovina	4	183 844		99 152	84 692
FYROM	7	170 623		61 794	108 829
Gaza-West Bank	8	144 006		106 270	37 736
Israel	3	31 475		0	31 475

Sub-total	308	13 674 173		6 716 335	6 957 838	5.14%		4.85%

U.2.4. Russian Federation	1	25 000		14 000	11 000

Sub-total	1	25 000		14 000	11 000	0.01%		0.01%

U.2.5. Acceding and Accession Countries

Romania	45	2 803 498		1 263 710	1 539 788
Bulgaria	25	800 286		502 782	297 504

Sub-total	70	3 603 784		1 766 492	1 837 292	1.36%		1.49%

U.2.6. Asia and Latin American Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted		Undisbursed portion	Disbursed portion	% of total 2004		% fin. year 2003

Brazil	24	668 814		162 475	506 339
Argentina	8	203 467		11 313	192 154
Philippines	6	184 539		66 832	117 707
Indonesia	4	161 881		48 794	113 087
Mexico	3	130 176		92 521	37 655
China	3	99 425		29 681	69 744
Panama	3	95 949		4 881	91 068
Regional – Central America	3	79 514		59 037	20 477
Pakistan	3	73 494		18 528	54 966
India	2	72 300		50 000	22 300
Peru	2	50 998		0	50 998
Vietnam	1	44 278		0	44 278
Thailand	1	40 803		0	40 803
Sri Lanka	1	38 013		15 000	23 013
Bangladesh	1	31 999		21 721	10 278
Costa Rica	1	25 671		0	25 671
Regional – Andean Pact	1	22 108		0	22 108
Uruguay	1	4 833		0	4 833

Sub-total	68	2 028 262		580 783	1 447 479	0.76%		0.90%

Total	621	21 700 065		9 698 877	12 001 188	8.16	%(1)	8.26%

TOTAL	4 761	265 833 023	(2)	42 938 437	222 894 586	100.00%		100.00%

(1):	7.95% excluding Pre-Accession Facility.

(2):	including securitised loans (Notes B and D.1).

Note V – Segment reporting

The Bank considers that lending constitutes its main business segment: its organisation and entire management systems are designed to support the lending business.

Consequently, the determining factors for segment reporting are:

•	primary determining factor: lending as the main business segment;

•	secondary determining factor: lending in terms of geographical spread.

Information to be disclosed under the heading of geographical segment reporting is given in the following notes:

•	interest and similar income by geographical area (Note N);

•	lending by country in which projects are located (Note U);

•	tangible and intangible assets by country of location (Note F).

Note W – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2004 and 31 December 2003:

	31.12.2004	31.12.2003
NON-EURO CURRENCIES OF EU MEMBER STATES:

Pound sterling	0.70505	0.704800
Danish kroner	7.43880	7.4450
Swedish kronor	9.02060	9.0800
Cyprus pound	0.58000	0.58637
Czech koruna	30.464	32.410
Estonian kroon	15.6466	15.6466
Hungarian forint	245.97	262.50
Lithuanian litas	3.4528	3.4524
Latvian lats	0.6979	0.6725
Maltese lira	0.4343	0.4317
Polish zloty	4.0845	4.7019
Slovenian tolar	239.76	236.70
Slovak koruna	38.745	41.170

NON-COMMUNITY CURRENCIES:

United States dollars	1.3621	1.2630
Swiss francs	1.5429	1.5579
Japanese yen	139.65	135.05
Canadian dollars	1.6416	1.6234
Australian dollars	1.7459	1.6802
CFA francs	655.957	655.957
Hong Kong dollars	10.5881	9.8049
New Zealand dollars	1.8871	1.9244
South African rand	7.6897	8.3276

Note X – Subscribed capital and receivable reserves, called but not paid

As described in the table ‘Own Funds and Appropriation of profit’, the subscribed capital has increased from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004.

As a consequence of the increase in subscribed capital, the total amount to be paid to capital and reserves by the ten new member States and Spain of EUR 2 407 966 159 (composed of an amount of EUR 682 686 850 for the capital and EUR 1 725 279 309 for the reserve) has been equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009.

The instalment of 30 September 2004 has been entirely settled. It has to be noted that as at 31 December 2004, Latvia has already settled its instalment of 30 September 2005 for the amount of EUR 3 358 215.

The related net receivable from the Member States is shown in the balance-sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

In EUR ’000:

Receivable reserves called but not paid:	1 507 213
Subscribed capital called but not paid:	596 399

2 103 612

Liquidity Management

As at 31 December 2004, the Bank’s overall net liquidity amounted to EUR 22.7 billion, or 42% of forecast net cash flows for the following twelve months, against a floor set at 25%. Gross money market assets stood at EUR 25.1 billion (EUR 19 billion net of short-term commitments). These assets were held in 12 currencies, including four currencies of new members of the European Union. Bond assets totalled EUR 3.7 billion. In 2004, EU currencies accounted for 75% of aggregate liquid funds managed. Throughout the year, the level of the Bank’s overall net liquidity was kept above the minimum liquidity ratio of 25% of future net annual cash requirements. The breakdown of treasury assets was as follows:

- The operational money market portfolios compartment is divided into three sub-portfolios, namely a one-month multi-currency money market portfolio and two other three-month portfolios, denominated solely in EUR, GBP and USD. These three portfolios constitute the first line of liquidity and account for the major part of liquid assets, or 87% of the total, more than half of which is in euro.

Mainly invested at short term, this compartment consists of borrowing proceeds awaiting disbursement plus surplus cash flow. Its chief purpose is to cover at all times the Bank’s day-to-day liquidity needs, i.e. loan disbursements, debt servicing and administrative expenses, while obtaining a return measured against one and three-month market benchmarks. This first line of quick liquidity consists of liquid instruments with short and medium-dated tenors invested with top-rated counterparties or issued by borrowers with low credit-risk profiles. The duration of this compartment’s assets is 0.10 of a year.

- The objective of the operational bond portfolios compartment is to enhance the yield of treasury placements, the bulk of which remains invested in the money market portfolios. It is subdivided into two sub-portfolios: a credit spread portfolio, invested in primarily AAA-rated floating-rate instruments; and a fixed-rate bond portfolio invested in 1 to 3-year government securities. This compartment amounted to EUR 1.2 billion.

- The investment bond portfolio compartment (EUR 2.5 billion) consists of a long-term portfolio through which part of the Bank’s own funds are invested in bonds issued by EU Member States and other first-class public institutions, with a rating of AA1 or AAA. The duration of this compartment is 5.2 years. The bond portfolios collectively constitute the second line of liquidity.

The Global Commercial Paper Programme of up to EUR 10 billion forms one of the main liquidity management instruments. Its global format ensures that the Bank can at all times raise large amounts of short-term funds to cover its financing needs. Commercial paper issuance on both sides of the Atlantic in the Euro Commercial Paper (ECP) and the US Commercial Paper markets in a full range of currencies offers investors an attractive short-term investment product, in keeping with the Bank’s strategy. Accordingly, steps were taken in 2004 to strengthen the EIB’s position in the United States with a view to expanding distribution of its short-term offerings. During 2004, the volume of paper outstanding under the EIB’s programme averaged around EUR 5.5 billion.

Liquidity Management Results

Liquidity management operations generated gross interest income of EUR 891 million in 2004 (net income of EUR 788 million), corresponding to an average overall return on gross liquidity of 2.65%.

The operational money market portfolio yielded EUR 743 million in interest income on average holdings of EUR 30 billion, i.e. an average return of 2.47%.

The operational bond portfolio generated interest income of EUR 31 million on average annualised holdings of EUR 1.1 billion, corresponding to an average yield of 2.77%; this mainly reflects the further tightening of credit-spread levels in the course of 2004.

The investment bond portfolio yielded total interest income of EUR 118 million on average holdings of EUR 2.5 billion. Its overall return came out at 4.68% in 2004, against 5.43% in 2003. The slightly lower return versus the previous year can be explained by the reinvestment of roughly 13% of securities maturing in 2004 at market rates lower than those on the maturing bonds. The market value of this portfolio as at 31 December 2004 stood at EUR 2 672 million compared with a portfolio entry price of EUR 2 513 million.

	(EUR million)
	2004		2003
Total gross liquidity

Total income	891		633
Average holdings	33 646		24 473
Average return	2.65%		2.59%

of which operational money market portfolios

Total income	743		463
Average holdings	30 016		20 867
Average return	2.47%		2.22%
Duration	0.09	yr	0.19	yr

of which operational bond portfolios

Total income	31		34
Average holdings	1 114		1 094
Average return	2.77%		3.07%
Duration	0.83	yr	0.78	yr

of which investment bond portfolio

Total income	118		136
Average holdings	2 517		2 512
Average return	4.68%		5.43%
Duration	5.25	yr	5.15	yr

Report of the Auditor

The Chairman of the Audit Committee

EUROPEAN INVESTMENT BANK

Luxembourg

We have audited the financial statements, as identified below, of the European Investment Bank for the year ended 31 December 2004. These financial statements are the responsibility of the management of the European Investment Bank. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements identified below give, in accordance with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of banks and other financial institutions, a true and fair view of the financial position of the European Investment Bank as at 31 December 2004 and of the results of its operations and its cash flows for the year then ended.

The financial statements on which our opinion is expressed comprise:

•	Balance sheet

•	Profit and loss account

•	Own funds and appropriation of profit

•	Statement of subscriptions to the capital of the Bank

•	Cash flow statement

•	Notes to the financial statements.

ERNST & YOUNG
Société Anonyme

/s/ KENNETH A. HAY
Luxembourg, 3 March 2005	Kenneth A. HAY

The Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee

The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having

-	designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports and noted that their opinion on the financial statements is unqualified,

-	convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,

-	received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

-	the financial statements for the financial year ending on 31 December 2004 as drawn up by the Board of Directors at its meeting on 3 March 2005,

-	that the foregoing provides a reasonable basis for its statement and,

-	Articles 22, 23 & 24 of the Rules of Procedure,

to the best of its knowledge and judgement:

confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk managements and monitoring;

has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure;

confirms that the financial statements, comprising the balance sheet, the statement of special section, the profit and loss account, the statement of own funds and appropriation of profit, the statement of subscriptions to the capital of the Bank, the cash flow statement and the notes to the financial statements give a true and fair view of the financial position of the Bank as at 31 December 2004 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended.

Luxembourg, 3 March 2005

The Audit Committee

/s/ M. COLAS	/s/ M. HARALABIDIS	/s/ R. POVEDA ANADÓN
M. COLAS	M. HARALABIDIS	R. POVEDA ANADÓN

Risk Management

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as “best market practice” develops. Systems are in place to control and report on the main risks inherent to its operations, i.e. credit, market and operational risks.

The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (“BCBS”).

1 Risk Management Organisation

Since November 2003, the management of credit, market and operational risks has been consolidated within the new Risk Management Directorate (RM). RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a common approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit risks, to the President of the Bank, and for market and operational risks, to the designated Vice-President. The President and designated Vice-Presidents meet regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. They are also responsible for overseeing risk reporting to the Management Committee and the Board of Directors.

This consolidation of risk management functions in a single Directorate not only follows current trends in the banking industry, but also allows for a more comprehensive understanding and assessment of the different risks involved in the EIB’s activity.

The Risk Management Directorate is structured around two Departments - namely the Credit Risk (CRD) and ALM, Derivatives, Financial & Operational Risks (FRD) Departments – and a Coordination Division.

To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created.

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process.

An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s “ALM policy” and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented on it, provides a wider perspective on, and enhances their understanding of, the main financial risks.

2 Credit Risk Management

2.1 Credit risk policies for loans

The EIB’s policies on credit risk are approved by the Bank’s governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least as high as that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The Bank’s limit system draws its inspiration from the traditional prudential regulations on concentration and “large exposure” management contained in the EU banking directives, though the Bank generally adopts a more restrictive approach to risk-taking than commercial banks.

Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive form its shareholders.

2.2 Credit risk measurement

In line with “best practice” in the banking sector, an internal “Loan Grading” system (based on the “expected loss” methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, and forms the basis for annual general provisioning calculations in the statutory accounts, as well as providing a reference point for “pricing” credit risk when appropriate.

A Loan Grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. At the EIB, LGs reflect the present value of the estimated level of the “expected loss”, this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes:

•	as an aid to a finer and more quantitative assessment of lending risks

•	as help in distributing monitoring efforts

•	as a description of the loan’s portfolio quality at any given date

•	as a benchmark for calculating the annual additions to the Fund for general banking risks.

•	as one input in risk-pricing decisions based on the expected loss.

The following factors enter into the determination of an LG:

I)	The borrower’s creditworthiness: RM/CRD independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data.

II)	The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default probabilities, the lower the value of the guarantee and therefore the lower the LG.

III)	The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used.

IV)	The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its internal grading.

V)	The loan’s duration: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan’s expected loss is computed by combining the five elements discussed above. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below:

A	Prime quality loans: There are three sub-categories. A° comprises EU sovereign “risks”, that is loans granted to – or fully, explicitly and unconditionally guaranteed by – Member States where no repayment difficulties are expected. A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration.

B	High quality loans: These represent an assets class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of this deterioration occurring.

C	Good quality loans: An example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement.

D	This rating class represents the borderline between “acceptable quality” loans and those that have experienced some difficulties. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. Loans rated- require heightened monitoring.

E	This LG category includes loans that in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, they require careful, close and high monitoring. The sub-classes E+ and E- differentiate the intensity of this special monitoring process with those operations graded E- being in a position where there is a strong possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss.

F	F (ail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal to the Bank are graded F and a specific provision is applied.

Generally, loans internally graded D- or below are placed on the Watch List. However, under the SFF/SFE programme, a limited amount of credit exposures with an original LG of D- or less can be accepted. A dedicated reserve of EUR 500 m is set aside to meet the higher credit risks implied by such operations.

In addition to the deal-by-deal analysis of each loan, the Bank, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Bank’s loan book.

2.3 Analysis of EIB lending credit risk exposure

2.3.1	Credit quality

The overall credit quality of the EU lending portfolio, as exemplified by its LG distribution, continues to present an excellent profile, with loans internally graded A to C representing 96.2% of the total at end-2004, compared with 95.6% at end-2003. The share of loans internally graded D+, the lowest acceptable internal grading for “standard” loan operations, was 3.1% of the loan portfolio, corresponding to EUR 7.6 bn.

The chart below shows the distribution of outstanding loans within the EU broken down by major types of obligors’ exposure. It can be seen that banks’ and corporates’ exposures represent 43% and 28% of the total EU portfolio respectively.

2.3.2	Geographical analysis of the banking book

Loans on the banking book amounted to EUR 266 bn at the financial year-end. A geographical analysis of these exposures, based on the location of the borrower, is shown in the chart below:

2.3.3	Industry analysis

A critical element of risk management is to ensure adequate diversification of credit exposures. The EIB tracks its global exposure by industry (shown in the following chart), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes. Industry classifications refer to the project sector.

2.3.4	Portfolio concentration analysis

The principle of risk diversification is at the core of sound banking practices. The EIB places limits on the maximum amount that can be loaned to a single debtor, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CvaR).

The table below shows that, over the last few years, the main concentration indexes have either been stable, if measured in nominal terms, or have decreased, when computed on the basis of risk-weighted exposures.

(1)	The terms “single signature” and “single risk” (or for brevity, “unsecured” or “SSSR”) loans are used to indicate those lending operations where the EIB, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.
(2)	The EIB defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the EIB’s own funds. This definition applies to single individual borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by, Member States.

2.3.5 Maturity analysis

The analysis of the Bank’s loan portfolio by residual contractual maturity is shown in the table below. It indicates that about half of the outstanding loans in the EIB’s loan portfolio (including those outside the EU) have a remaining maturity of more than 10 years, in line with the long-term nature of the EIB.

Maturity analysis of loans (EUR m)

2.4 EIB’s Capital Ratio according to BASEL I rules.

On and off-balance-sheet credit exposures have been grouped in classes representing similar credit risks. To each of these classes a standard risk weighting (e.g. 0%,20%, 50% or 100%) has been assigned following the risk-weighting scheme provided for in the 1988 Basel Capital Accord1 (Basel I) under certain prudent and simplifying assumptions.

All these various classes of risk-weighted credit exposures are then summed up to obtain the overall risk-weighed assets of the EIB for the period 2001-2004, as shown in the table below.

 LOGO

The resulting Basel I ratio ranges from 36% to 43%, to be compared with the minimum 8% ratio.

The Bank is currently assessing the impact of Basel II2 (“The New Basel Accord”) and is preparing the implementation of the “Internal Ratings Based Advanced Approach (IRBA Advanced)” for credit risks for the end of 2006. The IRBA Advanced is the EIB’s preferred choice as it reflects the use of best banking practices and takes the particular long-term profile of the EIB into account. This is also the approach preferred by regulators.

[1]	“International Convergence of Capital Measurement and Capital Standards”, Basel Committee on Banking Supervision (July 1988), as amended.
[2]	“International Convergence of Capital Measurement and Capital Standards, A Revised Framework”, Basel Committee on Banking Supervision (June 2004).

2.5 General and specific provisioning policies

For normal EU lending, the general provisioning methodology used for the Bank’s statutory accounts is based on the notion of expected loss and makes use of the internal LG system.

Specifically, as each LG category reflects different levels of percevied credit risk, as quantified by the estimate of their “expected loss”, it is possible to assign to each LG class a percentage charge representing an estimate of expected loss, multiply it by the face amount of loans outstanding classified in any LG class, and then aggregate these results across the portfolio. The outcome would then be the target level for the EIB’s Fund for general banking risks. The provisioning rates by LG categories are as follows:

Specific provisioning

A specific provision will be created against all F-graded loans, as well as against E-graded ones when an impairment loss is assessed. The amount of such provisioning reflects the difference between the loan’s nominal value and the present value of all the expected future cash-flows generated by the impaired asset.

The table below illustrates the evolution of general and specific provisioning.

2.6 Structured Finance Facility / Special FEMIP Envelope

The purpose of the Structured Finance Facility (SFF) and the Special FEMIP Envelope (SFE) is to extend the Bank’s offer of lending products to include, when required and under controlled circumstances, those with a risk profile higher than for ordinary EIB loans. The capacity to undertake operations within the SFF/SFE is governed by a set of limits to ensure appropriate diversification of the portfolio as well as by the allocation of specific capital to each operation. The maximum amount of an SFF/SFE exposure depends on the size of the dedicated reserve (currently EUR 500 m) and on the LG distribution of these loans.

2.7 Venture capital operations

EIB Group (EIB and EIF) resources for venture capital are managed by the EIF as part of the Amsterdam Special Action Programme (ASAP) and the Innovation 2010 Initiative (i2i). The maximum amount of financial resources available for VC investments in VC funds by the EIF under the Risk Capital Mandate (RCM) from the EIB, and on which the Bank takes on the risks, is determined by the application of the Gearing Ratio (currently 200%) to the level of Dedicated Total Funds (around EUR 1 200 m). Taking account of this mechanism, the EIF undertakes new VC investments under the RCM with the objective of ensuring that the total portfolio of such operations is balanced in terms of investee, sector, stage, geographical focus and vintage. An internal risk-grading methodology for VC funds has been developed by the EIF and is used in deciding on new investments and monitoring the quality of VC assets.

3 ALM and Financial Risk Management

3.1 Financial risk policies

As is the case with the ‘four-eyes principle’ applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that RM shall provide an opinion with respect to all financial activities of the Bank that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called “The Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below.

3.1.1 Sustainability of revenue and self-financing capacity

The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the three main stakeholders of the Bank (i.e. the Bank’s shareholders, the Bank’s borrowers and the financial markets) in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term.

To achieve these aims, the ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on trends in interest rates.

This is accomplished by targeting a duration for the Bank’s own funds of between 4.5-5.5 years (down from the objective of 5-6 years until end 2000). The following graph shows the evolution of the duration of the own funds, which remains a key ALM strategic indicator for the Bank.

Evolution of the duration of the Bank’s own funds

The stability of revenues is evidenced, in the following chart, by the linear increase of the book value of own funds, accomplished by the systematic annual transfer of the annual surplus into reserves, which in turn allows for the self-financing of future increases in subscribed capital.

Evolution of the book value and economic value of own funds

The graph also shows (upper line) that the economic value of the Bank is exposed to interest rate variations. However, inspite of the interest rate cycles which generally occur, the economic value of the Bank’s own funds has increased over time.

3.1.2 EIB’s financial risk appetite

As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore that all material financial risks are hedged.

Following best market practice, all new types of transaction introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Such positions may include strategic activities in line with the Bank’s mission, such as venture capital operations or equity participations.

3.2 Risk management of derivatives

The use of derivatives by the EIB is limited to the hedging of individual transactions in the area of borrowing and treasury activities and, to a minor degree, to asset and liability management.

The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparties. In order to reduce credit exposures, the Bank has signed “Credit Support Annexes” with the majority of its swap counterparties and receives collaterals when the exposure exceeds certain contractually defined thresholds.

Nominal derivative amounts have been growing, following the size of the EIB balance sheet, but exposures at risk (measured as BIS credit equivalent and Net Market Exposure) have decreased due to a rigorous collateral and limit management policy.

3.3 Treasury Risk Management

Treasury investments are classified into: (i) short-term treasury, with the primary objective of maintaining liquidity; (ii) long-term treasury, as a second liquidity line; and (iii) an investment portfolio, almost exclusively composed of EU sovereign bonds.

Credit risk policy for treasury transactions is also monitored through the attribution of credit limits to the counterparties for short-term and long-term transactions. The weighted exposure for each counterparty must not exceed the authorised limit.

The table below offers an illustration of the size and credit quality of the Bank’s various treasury portfolios as at end-2004.

4 Operational Risk Management

At the EIB, the management of operational risk is performed at all levels within the organisation and is a responsibility of all the various services of the Bank.

The EIB employs an assessment methodology that takes into account all available information including loss history, risk profile and the risk/control environment of the various business processes and business lines. The key component of the methodology is a self-assessment process. A set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard, and a statistical model based on historical data, complete the operational risk environment.

An Internal Control Framework (ICF) covers all the key business processes of the EIB. The ICF is a management tool owned by management and its documentation, which is kept up-to-date by means of an on-line database, forms the basis for the regular self-assessment of risks and controls.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee and on the maintenance of the ICF, are regularly forwarded to the Bank’s senior management and the Management Committee.

Audit and Control

Audit Committee – The Audit Committee is one of the four governing bodies of the European Investment Bank. It is independent of the management and control of the Bank and verifies that the Bank’s operations have been conducted in compliance with the procedures laid down in its Statute and the Rules of Procedure, and that its books have been kept in a proper manner. The Audit Committee approves the financial statements of the Bank and the Investment Facility and the consolidated financial statements of the European Investment Bank Group, comprising the Bank and the European Investment Fund. The Governors take note of the report of the Audit Committee and its conclusions, and of the Statements by the Committee (on the consolidated, non-consolidated and Investment Facility financial statements), before approving the Annual Report of the Board of Directors.

In 2004, the Audit Committee reviewed the financial statements, internal management arrangements, accounting policies and internal financial controls. It met with representatives of the other statutory bodies and with key staff members; and it co-ordinated and reviewed the work of the internal and external audit functions. The Audit Committee also reviewed the performance of the external auditors to ensure that an objective and professional relationship was maintained between the Bank and the auditors.

During 2004, under close monitoring of the Audit Committee, the Bank continued to strengthen its control structures as recommended by the Basel Committee on Banking Supervision (under the aegis of the BIS - Bank for International Settlements) in the internationally recognised ‘best banking’ rules and principles set out in the “Framework for Internal Control Systems in Banking Organisations”.

External auditors – The independent external auditors report directly to the Audit Committee, which they inform each year of their work programme and of the coordination of their activity with that of the Bank’s Internal Audit. The firm Ernst & Young was designated by the Audit Committee in 1997 after consultation with the Bank’s Management Committee. The contract will expire on the date on which the 2004 financial statements are approved by the Board of Governors. During 2004, a competitive tendering procedure was followed which resulted in the selection, by the Audit Committee, of Ernst & Young to provide external audit services under a new contract commencing 1 January 2005. Ernst & Young have changed the lead partner in charge of the new contract in accordance with internationally recognised guidelines and regulations regarding audit partner rotation. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that could compromise their independence when performing their auditing tasks.

Internal audit – Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter revised in 2001, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved. It is also introducing an internal control framework based on BIS guidelines. Hence, Internal Audit reviews and tests controls in critical banking, information technology and administrative areas over a two to five-year cycle. Under internal procedures to combat fraud, the Head of Internal Audit has authority to conduct inquiries. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, including the services of the European Anti-Fraud Office (OLAF).

Management Control – Operating under the direct responsibility of the Deputy Secretary General, Management Control comprises: the Financial Control Department, headed by the Financial Controller, the Planning, Budget and Control Division and an Organisation unit. This structure covers the entire process of translating strategy into objectives and ultimately monitoring the results achieved. It does so primarily by means of the Corporate Operational Plan, accounting and financial control, and the budget and budgetary control. An integrated reporting system has been put in place, focusing both on the financial position and cash flows and on the evaluation of results in relation to strategy, institutional and operational objectives and business plans. Management Control provides an opinion on any proposal to the Management Committee that may have a budgetary, accounting or organisational impact.